As filed with the U.S. Securities and Exchange Commission on December 19, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RESHAPE LIFESCIENCES INC.

(Exact name of registrant as specified in its charter)

Delaware	3841	26-1828101
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

18 Technology Dr, Suite 110

Irvine, California 92618

(949) 429-6680

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul F. Hickey

President and Chief Executive Officer

ReShape Lifesciences Inc.

18 Technology Dr, Suite 110

Irvine, California 92618

(949) 429-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brett Hanson

Emily Humbert

Fox Rothschild LLP

33 South Sixth Street, Suite 3600

Minneapolis, Minnesota 55402

(612) 607-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 19, 2024

PRELIMINARY PROSPECTUS

Up to 2,112,072 Shares of Common Stock

This prospectus relates to the resale, from time to time, of up to 2,112,072 shares of our common stock by the selling stockholder, Ascent Partners Fund LLC (“Ascent”). The common stock to which this prospectus relates includes (1) up to 1,666,667 shares of common stock that have been or may be issued to Ascent pursuant to an Equity Purchase Agreement between us and Ascent dated as of December 19, 2024 (the “Equity Purchase Agreement”), (2) 17,300 shares of our common stock that we issued to Ascent on December 19, 2024 as a commitment fee under the Equity Purchase Agreement, (3) 21,015 shares of our common stock issuable upon the exercise of a pre-funded warrant that we issued to Ascent on December 19, 2024 as a commitment fee under the Equity Purchase Agreement, (4) up to 399,107 shares of common stock upon conversion of a senior secured convertible note in the original principal amount of $833.333.34 that we issued to Ascent on October 16, 2024 at an initial conversion price of $5.22 per share (the “Convertible Note”) and (5) 7,983 shares of common stock that we issued to Ascent on October 16, 2024 as a commitment fee for the Convertible Note transaction. We will not receive any proceeds from the sale of shares of common stock by Ascent, however, we may receive gross proceeds of up to $5,000,000 from the sale of common stock to Ascent under the Equity Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Equity Purchase Agreement. See the section titled “Description of Equity Financing Transaction” for a description of the Equity Purchase Agreement, the section titled “Description of Convertible Note Transaction” for a description of the Convertible Note and related transaction documents, and the section titled “Selling Stockholder” for additional information regarding Ascent.

The shares of our common stock included in this prospectus are being registered for resale pursuant to the terms of the terms of the Equity Purchase Agreement described herein under the section titled “Description of Equity Financing Transaction” and the terms of the Securities Purchase Agreement and related Registration Rights Agreement described herein under the section titled “Description of Convertible Note Transaction.” We will bear all fees and expenses incident to our obligation to register the shares of common stock.

We will not receive any proceeds from the sale of shares of common stock by Ascent. However, we may receive up to $5,000,000 in aggregate gross proceeds from sales of our common stock to Ascent that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Equity Purchase Agreement. Any proceeds received by us from the sale of shares of common stock to Ascent pursuant to the Equity Purchase Agreement will be used for general corporate purposes, including expenses related to our previously announced proposed merger with Vyome Therapeutics, Inc. and sale of substantially all of our assets to Ninjour Health International Limited, provided that under the terms of the Securities Purchase Agreement for the Convertible Note transaction with Ascent, we must use 66% of the net proceeds from any issuance of capital stock, including under an equity line of credit, to prepay the amount we owe to Ascent under the Convertible Note. See section titled “Use of Proceeds” for more information.

Ascent may sell or otherwise dispose of the shares of common stock included in this prospectus in a number of different ways and at varying prices. The price that Ascent will pay for the shares of common stock to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock and will be set at the price per share pursuant to the issuance notice under the Equity Purchase Agreement that we deliver to Ascent. The price paid for each share of common stock upon each closing under the Equity Purchase Agreement shall be 93% of the volume-weighted average price (“VWAP”), of the common stock on the trading day prior to such closing; provided, that if 93% of the lowest VWAP in the four trading days following such closing is lower than such price per share, then, as a “true-up”, we shall issue additional shares of common stock to Ascent so as to ensure that the total number of shares received by Ascent is equal to the number it would have received for the aggregate purchase price paid at such closing if the shares of common stock had been valued at such lower number.

Although Ascent is obligated to purchase shares of our common stock under the terms and subject to the conditions and limitations of the Equity Purchase Agreement to the extent we choose to sell such shares of our common stock to it (subject to certain conditions), the timing and amount of any sales of common stock by Ascent are within the sole discretion of Ascent. There can be no assurances that we will choose to sell any shares of our common stock to Ascent, or that Ascent will sell any or all of the shares of our common stock purchased under the Equity Purchase Agreement pursuant to this prospectus. See the section titled “Plan of Distribution” for more information about how Ascent may sell or otherwise dispose of the common stock being offered in this prospectus. While the Equity Purchase Agreement contains certain limitations regarding the number of shares of common stock that we can sell to Ascent under the Equity Purchase Agreement, the number of shares of common stock that we can sell to Ascent under the Equity Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. As a result, our stockholders may experience significant dilution as a result of the resale by Ascent of shares of common stock pursuant to this prospectus. See section titled “Risk Factors – Risks Related to This Offering” for more information.

We will pay the expenses of registering the shares of common stock offered by this prospectus, but all selling and other expenses incurred by Ascent will be paid by itself. Ascent acknowledges that it is disclosed as an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Our common stock is traded on the Nasdaq Capital Market under the symbol “RSLS.” On December 18, 2024, the closing price for our common stock, as reported on the Nasdaq Capital Market, was $4.50 per share.

Investing in shares of our securities involves a high degree of risk. See “Risk Factors” beginning on page [●] of this prospectus, as well as those risk factors described in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 under which the selling stockholder may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by the selling stockholder of the securities offered by them described in this prospectus.

You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus, even though this prospectus is delivered or our securities registered under the registration statement of which this prospectus forms a part are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find Additional Information” in this prospectus.

Neither we nor the selling stockholder have authorized anyone to provide any information or to make any representation other than those contained in this prospectus. You must not rely upon any information or representation not contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities of our company in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

We obtained certain statistical data, market data and other industry data and forecasts used in this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Cautionary Note Regarding Forward- Looking Statements” and “Risk Factors”.

Effective September 23, 2024, we effected a 1-for-58 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). All references to shares of our common stock in this prospectus refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

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PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our securities. For a more complete understanding of our company and this offering, we encourage you to read and consider the more detailed information included in this prospectus, including risk factors, see “Risk Factors” beginning on page [•] of this prospectus, and our most recent consolidated financial statements and related notes.

Throughout this prospectus, the terms “we,” “us,” “our,” “ReShape,” and “our company” refer to ReShape Lifesciences Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context requires otherwise.

About ReShape Lifesciences Inc.

ReShape Lifesciences Inc. is a worldwide premier weight-loss solutions company, offering an integrated portfolio of proven products and services that manage and treat obesity and metabolic disease throughout the care continuum.

Our current portfolio includes the U.S. Food and Drug Administration (“FDA”) -approved and reimbursed Lap-Band® and the recently approved Lap-Band® 2.0 FLEX systems, which provide minimally invasive, long-term treatment of obesity and is a safer surgical alternative to more invasive and extreme surgical stapling procedures such as the gastric bypass or sleeve gastrectomy.

Our growth strategy is designed to deliver profitability by year-end, 2024.

KEY GROWTH PILLARS

1. Executing disciplined, metrics-driven business operations
2. Expanding the product portfolio and future product pipeline
3. Ensuring that our portfolio spans the weight loss care continuum and is evidence-based

ReShape Lifesciences

ReShape’s Pillars for Growth

In August of 2022, Paul F. Hickey joined ReShape as President and Chief Executive Officer. Under this new leadership, our company has pivoted its business strategy with the intent of helping to ensure growth and profitability. Our company has executed the following three growth strategies, or pillars for growth:

●	Growth Pillar I: Executing disciplined, metrics-driven business operations.

In executing the first growth pillar, our company is focused on revenue growth and profitability. The timeline for profitability is dependent on many factors, including revenue growth from new product introductions, or strategic investments not yet foreseen.

This first growth pillar remains, in our company’s opinion, paramount for ReShape to deliver shareholder value and, ultimately, profitability. Starting shortly after Mr. Hickey’s appointment, ReShape has made several operational changes to help ensure future performance and return on investment by prioritizing investments supporting revenue growth.

Our company has prioritized investments, including marketing automation to support scalable lead acquisition, segmented consumer-centric messaging via an updated website for improved patient engagement, and a frictionless booking system with qualified providers. Early metrics from these marketing efforts have been shown to help increase Lap-Band procedures and ultimately revenue, despite the headwinds created by the widespread marketing and adoption of GLP-1 receptor agonists, including Wegovy, Ozempic, and Zepbound. Additionally, our company 2024 cost reduction plan, had led to approximately 41% lower operating expenses for the first nine months of the 2024, compared to last year, excluding one-time costs. Our company has also taken steps to right-size the organization in several areas to ensure sustainability and scalability.

●	Growth Pillar II: Expanding the product portfolio and future product pipeline.

ReShape’s second growth pillar is intended to further differentiate our company as a leading provider of innovative products and services to meet unmet customer needs. ReShape is committed to drive and scale its new product development and commercialization capacity, providing a cadence of new product introductions and revenue growth. The growth can either be through organic internal Research and Development efforts, or through strategic partnerships, mergers, or acquisitions. Key growth drivers within second growth pillar include:

Lap-Band 2.0 FLEX System — New product revenues for the Lap-Band 2.0 FLEX system (“Lap-Band 2.0”), for which our company received FDA approval during December 2023 and completed the first successful surgeries in early 2024. Similar to the current Lap-Band, the Lap-Band 2.0 is adjustable, postoperatively, to increase or decrease the opening of the band to optimize an individual’s eating habits and comfort, thereby improving therapy effectiveness. At the same time, a new feature of the Lap-Band 2.0 is a band reservoir technology that serves as a relief valve. Pieces of food that are too large to pass through the narrowed passage, created by the current band, can pass through because the new feature allows the band to relax momentarily and then return to its resting diameter. This could potentially allow for increased Lap-Band constriction and resultant satiety, while helping to minimize discomfort from swallowing large pieces of food, which may otherwise require emergency in-office patient band adjustments. Based on customer feedback, Lap-Band 2.0 will allow us to engage new surgeons and reengage many of those who have used the Lap-Band, historically.

ReShape Obalon Balloon — The ReShape Obalon® Balloon system is the first and only swallowable, gas filled, FDA-approved balloon system. In 2023 our company established an OEM partnership with Biorad Medisys (“Biorad”), based in India that will support the successful relaunch and commercialization of the balloon system. We anticipate having access to the Obalon Balloon system late in 2025 for the distribution in the U.S. and other regions globally. In addition, the strategic partnership with Biorad contemplates potential manufacturing transfer of other products to further improve ReShape’s overall gross margin.

DBSN Device — ReShape remains committed to furthering our proprietary Diabetes Bloc-Stim Neuromodulation (DBSNTM) technology that can potentially reduce the dependence on medications by those with type 2 diabetes. The DBSNTM device is a technology under development as a new treatment for type 2 diabetes mellitus. The device is expected to use bioelectronics to manage blood glucose in the treatment of diabetes and individualized 24/7 glucose control. Preclinical evidence on the DBSN device was presented at multiple conferences. The DBSN technology development has received approximately $1.15 million dollars of nondilutive NIH grant support.

●	Growth Pillar III: Ensuring that our portfolio spans the weight loss care continuum and is evidence based.

ReShape’s third growth pillar represents our company’s commitment to collaborate with healthcare professionals worldwide and further develop evidence supporting ReShape’s portfolio of treatment options. Aligned with goal of pillar three, in early 2023, ReShape established their first-ever global Scientific Advisory Board (SAB) to provide needed expertise and feedback on initiatives related to our company’s growth pillars. The SAB is fully engaged in helping validate company strategies to collect and publish data on both our Lap-Band 2.0 and data on Lap-Band patients who are also using GLP-1s as a combination therapy. Combination therapies comprising GLP-1s and other gastric surgeries, including the Lap-Band, are being prescribed today, to help those who have plateaued with their weight loss.

Our Product Portfolio

Lap-Band System

The Lap-Band System is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. Unlike other invasive anatomy altering procedures, the Lap-Band System is adjustable post-operatively via a saline-filled silicone band that is laparoscopically placed around the upper part of the stomach through small laparoscopic incisions, creating a small pouch at the top of the stomach, which slows the passage of food and creates a sensation of fullness. The procedure can normally be performed as an outpatient procedure and patients can go home the day of the procedure without the need for an overnight hospital stay.

Lap-Band 2.0 FLEX System

The Lap-Band 2.0 FLEX, like the original Lap-Band System, is designed to provide minimally invasive long-term treatment of severe obesity and is an alternative to more invasive surgical stapling procedures such as the gastric bypass or sleeve gastrectomy. Unlike more invasive and anatomy altering surgeries, the Lap-Band 2.0 is adjustable postoperatively to increase or decrease the pressure to the band in order to optimize an individual’s comfort and therapy effectiveness. The Lap-Band 2.0 system includes a FLEX reservoir technology designed to minimize postoperative in-office patient band adjustments, thereby potentially improving an individual’s tolerance for the Lap-Band 2.0. As of October 2024, we have completed our early launch phase of the Lap-Band 2.0 FLEX and are analyzing data and metrics that will be used to support our widespread commercial launch. Additionally, we received approval for the Lap-Band® 2.0 FLEX from Health Canada, which represents yet another important growth catalyst for the Lap-Band franchise as we look to gain regulatory approvals world-wide.

ReShape Calibration Tubes

The ReShape Calibration tubes are multifunctional devices compared to reusable bougies and disposable gastric tubes. The Calibration tubes are designed to fit the lesser curvature of the stomach more easily and quickly reach the pylorus. In August of 2022, we announced FDA clearance of three new sizes — 32, 36, and 40 French — all designed to simplify bariatric procedures such as laparoscopic sleeve gastrectomy, gastric bypass, and adjustable gastric banding. During the first quarter of 2023, we fully released this product and continue to ramp production.

ReShape Obalon Balloon System

The FDA PMA approved Obalon Balloon System, is not currently manufactured and distributed for commercial sales, consists of a swallowable capsule that contains an inflatable balloon attached to a microcatheter; the Obalon Navigation System console, has FDA PMA supplemental approval, is a combination of hardware and software used to dynamically track and display the location of the balloon during placement; the Obalon Touch Inflation Dispenser, which is a semi-automated, hand-held inflation device used to inflate the balloon once it is placed; and a disposable canister filled with our proprietary mixture of gas.

DBSN Device

The DBSN device, that is not currently available for commercial sales, is a technology under development as a new treatment for type 2 diabetes mellitus (T2DM). It combines ReShape Lifesciences’ proprietary Vagus Nerve Block (vBloc) technology platform in combination with Vagus nerve stimulation. This new dual Vagus nerve neuromodulation device selectively modulates vagal blocking and stimulation to the liver and pancreas to manage blood glucose. Our DBSN device is expected to use bioelectronics to manage blood glucose in treatment of diabetes and individualized 24/7 glucose control. The goal is to reduce costs of treatment and complications that arise from poorly controlled blood glucose and non-compliance to T2DM medication.

Recent Developments

Pending Merger and Asset Sale

On July 8, 2024, we entered into an Agreement and Plan of Merger (“Merger Agreement”) with Vyome Therapeutics, Inc. (“Vyome”) and Raider Lifesciences Inc., a Delaware corporation, and a direct, wholly owned subsidiary of ReShape (“Merger Sub”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub shall be merged with and into Vyome, with Vyome surviving as a subsidiary of ReShape (the “Merger”). The combined company intends to change its name to Vyome Holdings, Inc. and will focus on Vyome’s business of advancing the development of its immuno- inflammatory assets and on identifying additional opportunities between the world-class Indian innovation corridor and the U.S. market.

Simultaneously with the execution of the Merger Agreement, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Ninjour Health International Limited, a company incorporated under the laws of the United Kingdom (“Ninjour”). Pursuant to the Asset Purchase Agreement, and subject to the satisfaction or waiver of the conditions specified therein, we will sell substantially all of our assets (excluding cash) to Ninjour (or an affiliate thereof), and Ninjour will assume substantially all of our liabilities, for a purchase price of $5.16 million in cash, subject to adjustment based on ReShape’s actual accounts receivable and accounts payable at the closing compared to such amounts as of March 31, 2024 (the “Asset Sale”). Ninjour is an affiliate of Biorad Medisys, Pvt. Ltd., which is party to a previously disclosed exclusive license agreement, dated September 19, 2023, with ReShape for ReShape’s Obalon® Gastric Balloon System.

On October 1, 2024, we filed a Registration Statement on Form S-4 in connection with the Merger and Asset Sale, which we anticipate will close in the first quarter of 2025, assuming the conditions to closing are satisfied. On December 6, 2024, we filed an Amendment No. 1 to that Registration Statement on Form S-4.

Reverse Stock Split

Effective September 23, 2024, we effected a 1-for-58 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). All references to shares of our common stock in this prospectus refer to the number of shares of common stock after giving effect to the Reverse Stock Split and are presented as if the Reverse Stock Split had occurred at the beginning of the earliest period presented.

Our Corporate Information

We were incorporated under the laws of Delaware on January 2, 2008. On June 15, 2021, we completed a merger with Obalon Therapeutics, Inc. Pursuant to the merger agreement, a wholly owned subsidiary of Obalon merged with and into ReShape, with ReShape surviving the merger as a wholly owned subsidiary of Obalon. As a result of the merger, Obalon, the parent company, was renamed “ReShape Lifesciences Inc.” and ReShape was renamed ReShape Weightloss Inc. ReShape Lifesciences shares of common stock trade on the Nasdaq under the symbol RSLS.

Our principal executive offices are located at 18 Technology Drive, Suite 110, Irvine, California 92618, and our telephone number is (949) 429-6680. Our website address is www.reshapelifesciences.com. The information on, or that may be accessed through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

THE OFFERING

Issuer:	ReShape Lifesciences Inc., a Delaware corporation

Securities being offered:

Up to 2,112,072 shares of our common stock consisting of (1) up to 1,666,667 shares of common stock that have been or may be issued to Ascent pursuant to an Equity Purchase Agreement between us and Ascent dated as of December 19, 2024 (the “Equity Purchase Agreement”), (2) 17,300 shares of our common stock that we issued to Ascent on December 19, 2024 as a commitment fee under the Equity Purchase Agreement, (3) 21,015 shares of our common stock issuable upon the exercise of a pre-funded warrant that we issued to Ascent on December 19, 2024 as a commitment fee under the Equity Purchase Agreement, (4) up to 399,107 shares of common stock upon conversion of a senior secured convertible note in the original principal amount of $833.333.34 that we issued to Ascent on October 16, 2024 at an initial conversion price of $5.22 per share (the “Convertible Note”) and (5) 7,983 shares of common stock that we issued to Ascent on October 16, 2024 as a commitment for the Convertible Note transaction.

Common stock outstanding prior to this offering:	712,680 shares(1)

Common stock to be outstanding after this offering:	2,824,752 shares

Use of proceeds:

We will not receive any proceeds from the sale of shares of common stock by Ascent. However, we may receive up to $5,000,000 in aggregate gross proceeds from sales of our common stock to Ascent that we may, in our discretion, elect to make, from time to time after the date of this prospectus, pursuant to the Equity Purchase Agreement. Any proceeds received by us from the sale of shares of common stock to Ascent pursuant to the Equity Purchase Agreement will be used for general corporate purposes, including expenses related to our previously announced proposed merger with Vyome Therapeutics, Inc. and sale of substantially all of our assets to Ninjour Health International Limited, provided that under the terms of the Securities Purchase Agreement for the Convertible Note transaction with Ascent, we must use 66% of the net proceeds from any issuance of capital stock, including under an equity line of credit, to prepay the amount we owe to Ascent under the Convertible Note. See section titled “Use of Proceeds” for more information.

Risk factors:	You should read the “Risk Factors” beginning on page [•] of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Stock exchange listing:

Our common stock is listed on the Nasdaq Capital Market under the symbol “RSLS.” On December 18, 2024, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.50 per share.

(1)	The above discussion and table are based on 712,680 shares of common stock outstanding as of December 3, 2024 and excludes:
●	144 shares of common stock issuable upon the exercise of outstanding options granted as of December 3, 2024 under our equity incentive plans at a weighted average exercise price of $34,101.10 per share;
●	81,432 shares of common stock issuable upon the exercise of outstanding warrants issued as of December 3, 2024;
●	8 shares of common stock issuable upon vesting of outstanding restricted stock units granted as of December 3, 2024; and
●	10 shares of our common stock issuable upon the conversion of 95,388 shares of series C convertible preferred stock outstanding as of December 3, 2024.

SUMMARY RISK FACTORS

The following is a summary of the principal risks and uncertainties that could materially adversely affect our business, results of operations, financial condition, cash flows, prospects and/or the price of our outstanding securities and make an investment in our securities speculative or risky. You should read this summary together with the more detailed description of each risk factor contained below.

Risks Related to this Offering

●	The sale of issuance of our common stock to Ascent may cause dilution and the sale of the shares of common stock acquired by Ascent, or the perception that such sales may occur, could cause the price of our common stock to fall.
●	Ascent will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.
●	The Note is fully secured by collateral of ReShape and our subsidiaries and Ascent, as our senior secured lender, may exercise its right in the event of default.
●	We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.
●	Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Ascent, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.
●	It is not possible to predict the actual number of shares we will sell under the Equity Purchase Agreement to Ascent or the actual gross proceeds resulting from those sales.
●	Investors who buy shares at different times will likely pay different prices.
●	Our commitment to issue shares of our common stock pursuant to the terms of the Equity Purchase Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

Risks Related to the Pending Merger

●	Fluctuations in the market price of our common stock will affect the value of the Merger Consideration.
●	The Exchange Ratio in the Merger Agreement is subject to adjustment based on ReShape’s net cash as of a determination date prior to completion of the Merger, which could dilute further the ownership of either the ReShape or Vyome stockholders in the combined company.
●	The ownership percentages of the ReShape and Vyome stockholders, respectively, that will result from the Exchange Ratio in the Merger Agreement are calculated prior to the completion of the Concurrent Financing, which could dilute further the ownership of the ReShape stockholders in the combined company.
●	The Merger may not be consummated unless important conditions are satisfied or waived and there can be no assurance that the Merger will be consummated.
●	Although an application has been filed to list the ReShape Shares on The Nasdaq Capital Market, there can be no assurance that the common stock will be so listed or, if listed, that the Combined Company will be able to comply with the continued listing standards.

Risks Related to the Business of the Combined Company After the Merger

●	Combining the two companies may be more difficult, costly or time consuming than expected, and the Combined Company may not realize all of the anticipated benefits of the Merger.
●	ReShape and Vyome will incur substantial direct and indirect costs as a result of the Merger and the Combined Company will incur substantial direct and indirect costs following the Merger.
●	Both ReShape and Vyome have operated with a loss and negative cash flows for the entirety of their existence and it is expected the Combined Company will have to raise significant capital in the future that could be dilutive to stockholders of the Combined Company.
●	If the perceived benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of ReShape’s securities or, following the Merger, Vyome Holdings, Inc. securities, may decline.

Risks Related to our Business and Industry

●	If we are unable to either substantially improve our operating results or obtain additional financing, we may be unable to continue as a going concern.
●	We have recently undertaken a cost reduction plan and reorganization, and may do so again in the future. The assumptions underlying these activities may prove to be inaccurate, or we may fail to achieve the expected benefits therefrom.
●	We may be unable to attract and retain management and other personnel we need to succeed.
●	We cannot assure you that we will ever generate substantial revenue or be profitable.
●	Previously, we recorded a non-cash indefinite-lived intangible and definite-lived assets impairment loss, which significantly impacted our results of operations, and we may be exposed to additional impairment losses that could be material.

Risks Associated with Development and Commercialization of ReShape’s Lap-Band System, Lap-Band 2.0 System, Obalon Balloon System, and the DBSN Device

●	Our efforts to increase revenue from our Lap-Band System, Lap-Band 2.0 System, and commercialize our DBSN device and expanded line of bariatric surgical accessories, including ReShape Calibration Tubes, may not succeed or may encounter delays which could significantly harm our ability to generate revenue.
●	We may not be able to obtain required regulatory approvals for our DBSN device in a cost-effective manner or at all, which could adversely affect our business and operating results.
●	We depend on clinical investigators and clinical sites to enroll patients in our clinical trials, and on other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

Risks Related to our Intellectual Property

●	If we are unable to obtain or maintain intellectual property rights relating to our technology and neuroblocking therapy, the commercial value of our technology and any future products will be adversely affected and our competitive position will be harmed.
●	We may lose important patents or patent rights if we do not timely pay required patent fees or annuities.
●	Many of our competitors have significant resources and incentives to apply for and obtain intellectual property rights that could limit or prevent our ability to commercialize our current or future products in the United States or abroad.

Risks Relating to Ownership of our Common Stock

●	The trading price of our common stock has been volatile and is likely to be volatile in the future.
●	Sales of a substantial number of shares of our common stock in the public market by existing stockholders, or the perception that they may occur, could cause our stock price to decline.
●	We have a significant number of outstanding warrants, which may cause significant dilution to our stockholders, have a material adverse impact on the market price of our common stock and make it more difficult for us to raise funds through future equity offerings.

Risks Related to our Asset Sale

●	While the ReShape Asset Sale is pending, it creates unknown impacts on ReShape’s future which could materially and adversely affect its business, financial condition and results of operations.
●	The failure to consummate the ReShape Asset Sale may materially and adversely affect ReShape’s business, financial condition and results of operations.
●	The Merger may be consummated despite the ReShape Asset Sale not closing under certain circumstances.

RISK FACTORS

An investment in our securities is speculative and involves a high degree of risk and uncertainty. You should carefully consider the risks described below, together with the other information contained in this registration statement, including the consolidated financial statements and notes thereto, before deciding to invest in our securities. The occurrence of any of the events described below could have a material adverse effect on our business, financial condition, results of operations, cash flows, prospects or the value of our common stock. These risks are not the only ones that we face. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

Risks Related to this Offering

The sale or issuance of our common stock to Ascent may cause dilution and the sale of the shares of common stock acquired by Ascent, or the perception that such sales may occur, could cause the price of our common stock to fall.

The purchase price for the shares that we may sell to Ascent under the Equity Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

Subject to the terms of the Equity Purchase Agreement, we generally have the right to control the timing and amount of any future sales of our shares to Ascent. The extent to which we rely on Ascent as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working capital from other sources and other factors to be determined by us. We may ultimately decide to sell to Ascent all, some, or none of the shares of our common stock that may be available for us to sell pursuant to the Equity Purchase Agreement. When we sell shares to Ascent, after Ascent has acquired the shares, Ascent may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Ascent by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Ascent, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Ascent will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to Ascent under the Equity Purchase Agreements is derived from the market price of our common stock on Nasdaq. Shares to be sold to Ascent pursuant to the Equity Purchase Agreement will be purchased at a discounted price. We may effect sales to Ascent at a purchase price per share equal to 93% of the volume-weighted average price (“VWAP”) of the common stock on the trading day prior to each closing; provided, that if 93% the lowest VWAP in the four trading days following such closing is lower than such price per share, then, as a “true-up”, we shall issue additional shares of common stock to Ascent so as to ensure that the total number of shares received by Ascent is equal to the number it would have received for the aggregate purchase price paid at such closing if the shares of common stock had been valued at such lower number. See section entitled “Description of Equity Financing Transaction” for more information.

As a result of this pricing structure, Ascent may sell the shares they receive immediately after receipt of such shares, which could cause the price of our common stock to decrease.

The Note is fully secured by collateral of ReShape and our subsidiaries and Ascent, as our senior secured lender, may exercise its rights in the event of default.

The Note is fully secured by collateral of ReShape and our subsidiaries The security interest in favor of Ascent, as collateral agent, covers substantially all assets of ReShape including, without limitation, the intellectual property, trademark, and patent rights of ReShape. The parties entered into a Security Agreement and certain intellectual property security agreements granting such security interest in favor of Ascent. If an event of default is triggered and we do not obtain a waiver, Ascent can, among other things, accelerate the entire outstanding amount of the debt and exercise its remedies, including foreclosure, as secured party on our assets and the assets of our subsidiaries, which could significantly deplete our resources, cause us to raise additional capital at unfavorable terms, require us to sell portions of our business or result in us becoming insolvent, which could prevent us from completing our proposed Merger and Asset Sale.

We may require additional financing to sustain our operations, without which we may not be able to continue operations, and the terms of subsequent financings may adversely impact our stockholders.

The extent we rely on Ascent as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure working and other capital from other sources. If obtaining sufficient funding from Ascent were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working and other capital needs. Even if we were to sell to Ascent all of the shares of common stock available for sale to Ascent under the Equity Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences may be a material adverse effect on our business, operating results, financial condition and prospects. Depending on the type and the terms of any financing we pursue, stockholders’ rights and the value of their investment in our common stock could be reduced. A financing could involve one or more types of securities including common stock, convertible debt or warrants to acquire common stock. These securities could be issued at or below the then prevailing market price for our common stock. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our management will have broad discretion over the use of the net proceeds from our sale of shares of common stock to Ascent, and you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of the net proceeds from our sale of shares of common stock to Ascent, and we could use them for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

It is not possible to predict the actual number of shares we will sell under the Equity Purchase Agreement to Ascent, or the actual gross proceeds resulting from those sales.

Because the purchase price per share to be paid by Ascent for the shares of common stock that we may elect to sell to Ascent under the Equity Purchase Agreement, if any, will fluctuate based on the market prices of our common stock during the applicable period for each purchase made pursuant to the Equity Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to Ascent under the Equity Purchase Agreement, the purchase price per share that Ascent will pay for shares purchased from us under the Equity Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by Ascent under the Equity Purchase Agreement, if any.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Equity Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to Ascent. If and when we do elect to sell shares of our common stock to Ascent pursuant to the Equity Purchase Agreement, after it has acquired such shares, Ascent may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, the other investors who purchase shares from Ascent in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results.

Our commitment to issue shares of common stock pursuant to the terms of the Equity Purchase Agreement could encourage short sales by third parties, which could contribute to the future decline of our stock price.

Our commitment to issue shares of common stock pursuant to the terms of the Equity Purchase Agreement has the potential to cause significant downward pressure on the price of our common stock. In such an environment, short sellers may contribute to or exacerbate any decline of our stock price. If there are significant short sales of our common stock, the share price of our common stock may decline more than it would in an environment without such activity. This may cause other holders of our common stock to sell their shares. If there are many more shares of our common stock on the market for sale than the market will absorb, the price of our common stock will likely decline.

Although pursuant to the Equity Purchase Agreement and during the term thereof, Ascent shall not participate in short sales of our common stock or engage in hedging transactions, other third party investors may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. Such third-party investors may also loan or pledge shares of our common stock to broker-dealers that in turn may sell such shares. Such activity could cause a decline in the market price of the shares of our common stock.

Risks Related to the Pending Merger

Fluctuations in the market price of our common stock will affect the value of the Merger Consideration.

At the effective time of the Merger with Vyome (the “Effective Time”), each share of Vyome common stock and preferred stock (together, the “Vyome Shares”) (other than the shares that are owned by ReShape, Vyome, or Merger Sub and shares that will be subject to a put-call option agreement with certain stockholders of Vyome and Vyome Therapeutics Limited (“Vyome India”) who are located in India) will be converted into the right to receive a number of shares of our common stock (“ReShape Shares”), according to a ratio (the “Exchange Ratio”) determined at least 10 days prior (the “Determination Date”) to a special meeting of our stockholders (the “ReShape Special Meeting”) that will result in the holders of such Vyome Shares owning 91.62% of the outstanding shares of the combined company (“Combined Company Shares”) immediately after the effective time of the Merger, subject to adjustment based on ReShape’s net cash is greater than or less than $5 million; provided that the shares to be received by certain stockholders of Vyome and Vyome India located in India shall be subject to the put-call option agreements with the combined company (“Combined Company”). The Exchange Ratio remains subject adjustment based on the actual shares outstanding, and ReShape’s actual net cash, as of the Determination Date.

Because the exact number of ReShape Shares that will be issued in exchange for each Vyome Share (the “Merger Consideration”) will not be determined until a later date, the market value of the Merger Consideration that Vyome stockholders will receive will depend both on the number of ReShape Shares to be issued and the price per ReShape Share at the Effective Time. The exact number of ReShape Shares to be Vyome and the market price per ReShape Share will not be known at the time of the ReShape Special Meeting and may be less or more than the current market price or the market price at the time of the ReShape Special Meeting.

The exact dollar value of the ReShape Shares that the Vyome stockholders and the ReShape stockholders will hold upon consummation of the Merger will not be known at the time of the ReShape Special Meeting and may be greater than, the same as or less than the current market price of ReShape Shares at the time of the ReShape Special Meeting. The market price of the ReShape Shares is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past and may vary significantly from the date of the ReShape Special Meeting. As a result of these fluctuations, the value of the Merger Consideration will also vary.

Stock price changes may result from a variety of factors, including general market, industry and economic conditions, changes in the respective businesses, operations and prospects of ReShape, regulatory considerations, results of the ReShape Special Meeting, announcements with respect to the Merger or any of the foregoing, and other factors beyond the control of ReShape. You should obtain current market price quotations for ReShape Shares, but as indicated above, the price at the time the Merger is consummated may be greater than, the same as or less than such price quotations.

The Exchange Ratio in the Merger Agreement is subject to adjustment based on ReShape’s net cash as of a determination date prior to completion of the Merger, which could dilute further the ownership of either the ReShape or Vyome stockholders in the Combined Company.

The Exchange Ratio in the Merger Agreement is subject to potential adjustment depending upon the amount of “net cash” of ReShape, as defined in the Merger Agreement and generally consisting of ReShape’s cash and cash equivalents less certain expenses and liabilities, as of a determination date prior to the closing date of the Merger. If ReShape has more or less than $5.0 million of net cash as of the determination date, then the percentage ownership of the current ReShape stockholders will be increased or decreased on a pro rata basis. ReShape currently expects its net cash to be less than $5.0 million as of the determination date. In addition, one of the conditions to Vyome’s obligations to complete the merger is ReShape’s net cash must be at least $1,325,000 and if the closing occurs after July 31, 2024, with the minimum amount of ReShape’s net cash being reduced by $175,000 on the first day of each month beginning on August 1, 2024. The items that will constitute ReShape’s net cash at the determination date set forth in the Merger Agreement are subject to a number of factors, some of which are outside the control of ReShape.

The ownership percentages of the ReShape and Vyome stockholders, respectively, that will result from the Exchange Ratio in the Merger Agreement are calculated prior to the completion of the Concurrent Financing, which could dilute further the ownership of the ReShape stockholders in the Combined Company.

The pro forma ownership percentages of the ReShape and Vyome stockholders of the Combined Company of 8.38% and 91.62%, respectively, subject to adjustment, is prior to taking into account the purchase by certain accredited investors of up to $7.3 million in securities of ReShape, Vyome and Vyome India (the “Concurrent Financing”). Therefore, the actual ownership percentages will be different following the completion of the Concurrent Financing and, because certain of the investors in the Concurrent Financing are existing Vyome stockholders, the actual ownership percentage of the ReShape stockholders will be decreased compared to that of the Vyome stockholders after the closing of the Concurrent Financing. Solely for purposes of illustration, assuming the market price of the common stock of the Combined Company immediately following completion of the Merger is $10.00 per share, the shares of common stock to be issued in the Concurrent Financing would be sold at a price of $7.00 per share (reflecting a 30% discount to the market price). Therefore, if $6.0 million in shares of common stock of the Combined Company and up to $1.0 million of shares in Vyome India are sold immediately following completion of the Merger as part of the Concurrent Financing, and ReShape’s net cash is $975,000, the Combined Company would issue approximately 538,875 shares of common stock immediately after completion of the Merger. Based on those assumptions, and assuming the actual ownership percentage of the ReShape stockholders of the Combined Company prior to the Concurrent Financing is 11.1%, the shares issued in the Concurrent Financing would reduce the ownership percentage of the ReShape stockholders of the Combined Company to approximately 7.8%.

The Merger may not be consummated unless important conditions are satisfied or waived and there can be no assurance that the Merger will be consummated.

The Merger Agreement contains a number of conditions that must be satisfied or waived (to the extent permitted by applicable law) to consummate the Merger. Those conditions include, among others:

●	approval of the issuance of the ReShape Shares and the sale of ReShape’s assets (the “Asset Sale”) by the ReShape stockholders;
●	the absence of any adverse law or order promulgated, entered, enforced, enacted, or issued by any government entity that prohibits, restrains, or makes illegal the consummation of the Merger or the other transactions contemplated by the Merger Agreement;
●	the effectiveness of a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), which was initially filed by ReShape on October 1, 2024, and the absence of any stop order issued by the Securities and Exchange Commission (the “SEC”) suspending the use of such registration statement;
●	the ReShape Shares to be issued in the Merger being approved for listing on The Nasdaq Capital Market and approval of the Combined Company’s continued listing on The Nasdaq Capital Market (certain risks related to obtaining such approvals are described below);
●	subject to certain materiality exceptions, the accuracy of certain representations and warranties of each of Vyome and ReShape contained in the Merger Agreement and the compliance by each party with the covenants contained in the Merger Agreement; and
●	the absence of a material adverse effect with respect to each of Vyome and ReShape.

These conditions to the consummation of the Merger may not be satisfied or waived (to the extent permitted by applicable law) and, as a result, the Merger may not be consummated at the time expected, or at all. In addition, ReShape or Vyome may elect to terminate the Merger Agreement in certain other circumstances.

Although an application has been filed to list the ReShape Shares on The Nasdaq Capital Market, there can be no assurance that the common stock will be so listed or, if listed, that the Combined Company will be able to comply with the continued listing standards.

Nasdaq has determined that the proposed transaction constitutes a business combination that results in a change of control pursuant to its listing rules. Accordingly, the Combined Company will be required to satisfy all of Nasdaq’s initial listing criteria and to complete Nasdaq’s initial listing process in order for the ReShape Shares to be listed on Nasdaq. An application to list the ReShape Shares on The Nasdaq Capital Market upon consummation of the Merger has been filed as required by The Nasdaq Capital Market.

Nasdaq’s approval of the listing application is a condition to the closing of the Merger and while ReShape and Vyome can each terminate the Merger Agreement if the condition is not satisfied under certain circumstances (in which case, a $1.0 million termination fee may be payable to the terminating party), the parties can also each choose to waive the condition and consummate the Merger without Nasdaq’s approval of the listing application. In the event ReShape and Vyome waive that condition and consummate the Merger without Nasdaq’s approval of the listing application, the Combined Company would not be listed on The Nasdaq Capital Market.

In addition, if after listing, The Nasdaq Capital Market delists the ReShape Shares from trading on its exchange for failure to meet the continued listing standards, the Combined Company and its stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for its securities;
●	a determination that its common stock is a “penny stock” which will require brokers trading in its common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for its common stock;
●	a limited amount of analyst coverage; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Merger Agreement contains provisions that could discourage a potential competing acquirer of either ReShape or Vyome.

The Merger Agreement contains “no shop” provisions that restrict each of Vyome’s and ReShape’s ability to solicit, initiate or knowingly encourage and induce, or take any other action designed to facilitate competing third-party proposals relating to a merger, reorganization or consolidation of the company or an acquisition of the company’s stock or assets. In addition, the other party generally has an opportunity to offer to modify the terms of the Merger in response to any competing acquisition proposals before the board of directors of the company that has received a third-party proposal may withdraw or qualify its recommendation with respect to the Merger.

The Merger Agreement does not permit either Vyome or ReShape to terminate the Merger Agreement in order to pursue a superior proposal. These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Vyome or ReShape from considering or proposing an acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Merger.

The pendency of the Merger could materially adversely affect the business, financial condition, results of operations or cash flows of ReShape or Vyome.

The announcement and pendency of the Merger could disrupt ReShape’s or Vyome’s businesses, in any of the following ways, among others:

●	ReShape’s employees are not expected to continue to be employed by the Combined Company, which might adversely affect ReShape’s ability to retain its employees;
●	the attention of ReShape management or Vyome management may be directed toward completion of the Merger and, in the case of ReShape, the Asset Sale, integration planning and transaction-related considerations and may be diverted from the company’s day-to-day business operations and, following the completion of the Merger, the attention of the Combined Company’s management may also be diverted to such matters;
●	vendors, suppliers, business partners or others may seek to modify or terminate their business relationship with ReShape or Vyome or the Combined Company following completion of the Merger;

●	ReShape or Vyome, or the Combined Company following completion of the Merger, and their respective directors could become subject to lawsuits relating to the Merger; and
●	ReShape or Vyome may experience negative reactions from their stockholders and the medical community, among others.

These disruptions could be exacerbated by a delay in the completion of the Merger or termination of the Merger Agreement. Additionally, if the Merger is not consummated, each company will have incurred significant costs and diverted the time and attention of management. A failure to consummate the Merger may also result in negative publicity, reputational harm, litigation against ReShape or Vyome or their respective directors and officers, and a negative impression of the companies in the financial markets. The occurrence of any of these events individually or in combination could have a material adverse effect on either or both companies’ financial statements and ReShape’s stock price.

In addition, the Merger Agreement restricts Vyome and ReShape from taking certain actions until the Effective Time without the consent of the other party, including, among others: the payment of dividends; the issuance of equity (including certain equity incentive awards); certain increases to employee compensation and benefits; capital expenditures; the incurrence of indebtedness; acquisitions and divestitures; and the entry into or amending certain material contracts. Vyome and ReShape are required to conduct business in the ordinary course consistent with past practice. The restrictive covenants, which are subject to various specific exceptions, may prevent Vyome or ReShape from pursuing attractive business opportunities that may arise prior to the consummation of the Merger. Although Vyome and ReShape may be able to pursue such activities with the other company’s consent, the other company may not be willing to provide its consent.

ReShape directors and executive officers and Vyome directors and executive officers have interests in the Merger and Asset Sale that may be different from, or in addition to, the interests of ReShape stockholders and Vyome stockholders.

Certain of the directors and executive officers of ReShape and certain of the directors and executive officers of Vyome negotiated the terms of the Merger Agreement and these individuals have interests in the Merger that may be different from, or in addition to, those of ReShape stockholders and Vyome stockholders, respectively. These interests include, but are not limited to, the continued service of certain of these Vyome individuals as directors and executive officers of the Combined Company, and one ReShape individual continuing to serve as a director of the Combined Company, after the date of the consummation of the Merger, certain other compensation arrangements with the ReShape and Vyome directors and executive officers, and provisions in the Merger Agreement regarding continued indemnification of and advancement of expenses of the directors and executive officers of ReShape. ReShape stockholders should be aware of these interests when they consider their respective Boards of Directors’ recommendations that they vote in favor of the Merger-related proposals.

With respect to the Asset Sale, certain of the executive officers of ReShape may become employees or consultants to Biorad after the closing of the Asset Sale, though no offers for such positions have been made and no terms of such positions have been discussed or negotiated.

The members of the ReShape Board of Directors (the “Board”) were aware of and considered these interests relating to ReShape, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that ReShape stockholders approve proposals to be voted upon at the ReShape Special Meeting in connection with the Merger.

The members of the Vyome Board were aware of and considered these interests relating to Vyome, among other matters, in evaluating the Merger Agreement and the Merger, and in recommending that Vyome stockholders approve the Merger Agreement and the Merger.

Following the consummation of the Merger, the composition of the board of directors and management of the Combined Company will be comprised of six directors to be nominated by Vyome and its current stockholders and one current ReShape director and ReShape’s current stockholders will not have a majority ownership and voting interest in the Combined Company. The Combined Company will focus on Vyome’s business of advancing the development of its immuno-inflammatory assets and on identifying additional opportunities between the world-class Indian innovation corridor and the U.S. market.

Pursuant to the Merger Agreement, following the consummation of the Merger, the board of directors of the Combined Company will consist of six directors designated by Vyome and one director designated by ReShape and the executive management of the Combined Company will consist of Vyome’s executive officers. No current ReShape officers or employees are expected to continue with the Combined Company.

The Combined Company will focus on Vyome’s business of advancing the development of its immuno-inflammatory assets and on identifying additional opportunities between the world-class Indian innovation corridor and the U.S. market. In addition, immediately following completion of the Merger and the issuance of the ReShape Shares to the Vyome stockholders at the Effective Time, ReShape’s current stockholders in the aggregate will not have a majority ownership and voting interest in the Combined Company, which will result in ReShape stockholders having less influence on the Combined Company’s management and policies. As a result, current ReShape stockholders will have less influence on the Combined Company’s management and policies than they currently have.

The opinion of ReShape’s financial advisor does not reflect changes in circumstances that may have occurred or that may occur between the signing of the Merger Agreement and the consummation of the Merger.

The opinion rendered to the Board by Maxim Group LLC (“Maxim”) was provided in connection with, and at the time of, the Board’s evaluation of the Merger. The opinion was based on the financial analysis performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Maxim, as of the date of its opinion, which may have changed, or may change, after the date of the opinion. The Board has not obtained an updated opinion from its financial advisor as of the date of this prospectus or as of any other date, nor does it expect to receive an updated, revised or reaffirmed opinion prior to the consummation of the Merger. Changes in the operations and prospects of ReShape or Vyome, general market and economic conditions and other factors that may be beyond the control of ReShape or Vyome, and which changes were not taken into account by ReShape’s financial advisor in rendering its opinion, may significantly alter the value of ReShape or Vyome or the price of ReShape Shares by the time the Merger is consummated. The opinion does not speak as of the time the Merger will be consummated or as of any date other than the date of such opinion. Because there are no plans for ReShape’s financial advisor to update their opinion, the opinion does not address the fairness of the Exchange Ratio or the Merger Consideration, as applicable, from a financial point of view, at any time other than the time such opinion was issued.

Failure to consummate the Merger could negatively impact respective future operations and financial results of ReShape and Vyome and the future stock price of ReShape.

If the Merger is not consummated for any reason, ReShape and Vyome may be subjected to a number of material risks, including the following:

●	a decline in the market price of the shares of our common stock to the extent that the current market price reflect a market assumption that the Merger will be consummated and will be beneficial to the value of ReShape after the closing date of the Merger;
●	having to pay certain costs related to the proposed Merger, such as legal, accounting, financial advisory, printing and mailing fees, which must be paid regardless of whether the Merger is consummated;
●	addressing the consequences of operational decisions made since the signing of the Merger Agreement, including because of restrictions on ReShape’s or Vyome’s operations imposed by the terms of the Merger Agreement and decisions to delay or defer capital expenditures;
●	returning the focus of management and personnel to operating ReShape or Vyome, as applicable, on a standalone basis, without any of the benefits expected to have been provided by the consummation of the Merger or, in the case of ReShape, the Asset Sale;
●	negative reactions from their respective stockholders, suppliers, employees, and the medical community;
●	Vyome’s product development plans may get slowed down or discontinued; and
●	Vyome and its subsidiary (Vyome India) may lose employees and consultants.

In addition to the above risks, ReShape and Vyome may be required, under certain circumstances, to pay to the other party a termination fee of $1.0 million, which may materially adversely affect such party’s financial condition. The business of ReShape or Vyome may be adversely impacted by the failure to pursue other beneficial opportunities due to the focus of ReShape and Vyome management on the Merger. A failure to consummate the Merger may also result in negative publicity, reputational harm, litigation against ReShape or Vyome or their respective directors and officers, and a negative impression of the companies in the financial markets.

If the Merger is not consummated, we cannot assure the Vyome stockholders or the ReShape stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock price of the respective companies. Because each of the Merger and the Asset Sale are conditioned upon the other transaction being consummated, neither transaction may be completed if the proposals required for the consummation of both transactions are not approved.

The Merger may disrupt attention of ReShape management and Vyome management from ongoing business operations.

Each of ReShape and Vyome has expended, and expects to continue to expend, significant management resources to consummate the Merger. The attention of each company’s management may be diverted away from the day-to-day operations of the businesses of ReShape and Vyome, respectively, including implementing initiatives to improve performance, execution of existing business plans and pursuing other beneficial opportunities, in an effort to consummate the Merger. This diversion of management resources could disrupt ReShape’s or Vyome’s operations and may have an adverse effect on the respective businesses, financial conditions, results of operations and cash flows of the two companies or the Combined Company after the closing date of the Merger.

The market price for ReShape Shares following completion of the Merger will continue to fluctuate and may be affected by factors different from those that historically have affected ReShape Shares.

Following the completion of the Merger, Vyome stockholders and ReShape stockholders will be stockholders in the Combined Company. ReShape’s business differs in important respects from that of Vyome and the Combined Company’s business will differ from that of ReShape prior to the completion of the Merger. Accordingly, the results of operations of the Combined Company and the market price of ReShape Shares after the completion of the Merger may be affected by factors different from those currently affecting the independent results of operations of each of Vyome and ReShape.

Risks Related to the Business of the Combined Company After the Merger

Combining the two companies may be more difficult, costly or time consuming than expected, and the Combined Company may not realize all of the anticipated benefits of the Merger.

ReShape and Vyome have operated and, until the consummation of the Merger, will continue to operate, independently. The Combined Company may not be able to successfully achieve the anticipated benefits of the Merger at all or they may take longer to realize than expected. The difficulties of operating the Combined Company may include, among others:

●	the diversion of management attention to integration matters;
●	difficulties in integrating functions, personnel and systems;
●	declines in results of operations, financial condition or cash flows;
●	a decline in the market price of ReShape Shares;
●	contingent liabilities that are larger than expected;
●	potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Merger;
●	disruption of existing relationships with patients, doctors, business partners, and other constituencies; and
●	the disruption of, or the loss of momentum in, ongoing research and development, including ongoing clinical trials.

Many of these factors are outside the control of ReShape and Vyome, and any one of them could result in increased costs, decreased expected revenues and diversion of management time and energy, which could materially impact the business, financial condition, results of operations and cash flows of the Combined Company. These factors could cause dilution to the earnings per share of the Combined Company, decrease or delay the expected benefits of the Merger and negatively impact the price of ReShape Shares.

As a result, it cannot be assured that the Combined Company will realize the full benefits anticipated from the Merger within the anticipated time frames, or at all.

In addition, following the Merger, ReShape will become responsible for Vyome’s liabilities and obligations, including with respect to legal, financial, regulatory, and compliance matters. These obligations will result in additional cost and investment by ReShape and, if ReShape has underestimated the amount of these costs and investments or if ReShape fails to satisfy any such obligations, ReShape and Vyome may not realize the anticipated benefits of the Merger. Further, it is possible that there may be unknown, contingent or other liabilities or problems that may arise in the future, the existence and/or magnitude of which ReShape and Vyome was previously unaware. Any such liabilities or problems could have an adverse effect on the Combined Company’s business, financial condition, results of operations or cash flows.

Further, following completion of the Merger, the Combined Company will be susceptible to many of the risks described herein and risks related to Vyome’s business. To the extent any of the events in the risks occur, those events could cause the potential benefits of the Merger not to be realized and the market price of the Combined Company’s common stock to decline.

ReShape and Vyome will incur substantial direct and indirect costs as a result of the Merger and the Combined Company will incur substantial direct and indirect costs following the Merger.

ReShape and Vyome will incur substantial expenses in connection with and as a result of consummating the Merger, and over a period of time following the consummation of the Merger, ReShape also expects to incur substantial expenses as a Combined Company. A portion of the transaction costs related to the Merger will be incurred regardless of whether the Merger is consummated. While ReShape and Vyome have assumed that a certain level of transaction expenses will be incurred, factors beyond ReShape’s and Vyome control could affect the total amount or the timing of these expenses. These expenses could adversely affect the financial condition, results of operations and cash flows of the Combined Company following the consummation of the Merger.

Both ReShape and Vyome have operated with a loss and negative cash flows for the entirety of their existence and it is expected the Combined Company will have to raise significant capital in the future that could be dilutive to stockholders of the Combined Company.

Both ReShape and Vyome have operated with a loss and negative cash flows for the entirety of their existence. The Combined Company may not be able to raise capital to continue operations in the future which could result in bankruptcy or liquidation of the Combined Company. Adequate funding may not be available to the Combined Company on acceptable terms, or at all.

If the perceived benefits of the Merger do not meet the expectations of investors or securities analysts, the market price of ReShape’s securities or, following the Merger, the Combined Company’s securities, may decline.

If the perceived benefits of the Merger do not meet the expectations of investors or securities analysists, the market price of ReShape’s securities prior to the closing of the Merger may decline. The market value of ReShape’s securities at the time of the Merger may vary significantly from their prices on the date of the Merger Agreement was executed, the date of this prospectus, or the date of the ReShape Special Meeting.

In addition, following the Merger, fluctuations in the price of the Combined Company’s securities could contribute to the loss of all or part of a shareholder’s investment. Prior to the Merger, there has not been a public market for Vyome common stock. Accordingly, the valuation ascribed to the Combined Company in the Merger may not be indicative of the price that will prevail in the trading market following the Merger. The market prices for securities of biotechnology and pharmaceutical companies have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. If an active market for the Combined Company’s securities develops and continues, the market price of its common stock may fluctuate significantly in response to numerous factors, some of which are beyond the Combined Company’s control, such as:

●	The Combined Company’s ability to commercialize Vyome’s assets or their corresponding product candidates, if approved;
●	the status and cost of the Combined Company’s marketing commitments for Vyome’s assets and their product candidates;
●	announcements regarding results of any clinical trials relating to the Combined Company’s product candidates;

●	unanticipated serious safety concerns related to the use of Vyome’s assets or any of the Combined Company’s product candidates;
●	adverse regulatory decisions;
●	changes in laws or regulations applicable to Vyome’s assets or the Combined Company’s product candidates, including but not limited to clinical trial requirements for approvals;
●	violation of or non-compliance with applicable laws and regulations (including any laws relating to taxation) in the countries of operation of the Combined Company and its subsidiaries (including India and the U.S.);
●	legal disputes (such as infringements, non-allowances, etc.) or other developments relating to proprietary rights, including patents, litigation matters and the Combined Company’s ability to obtain patent protection for Vyome’s assets or the product candidates, government investigations and the results of any proceedings or lawsuits, including, but not limited to, patent or shareholder litigation;
●	The Combined Company’s decision to initiate a clinical trial, not initiate a clinical trial or to terminate an existing clinical trial;
●	The Combined Company’s dependence on third parties;
●	reduction in revenues received by Vyome India going forward on account of reduced business from its existing partnerships with third-parties;
●	announcements of the introduction of new products by the Combined Company’s competitors;
●	market conditions and trends in the pharmaceutical and biotechnology sectors;
●	announcements concerning product development results or intellectual property rights of others;
●	future issuances of common stock or other securities;
●	the recruitment or departure of key personnel;
●	failure to meet or exceed any financial guidance or expectations regarding product development milestones that the Combined Company may provide to the public;
●	actual or anticipated variations in quarterly operating results;
●	The Combined Company’s failure to meet or exceed the estimates and projections of the investment community;
●	overall performance of the equity markets and other factors that may be unrelated to the Combined Company’s operating performance or the operating performance of its competitors, including changes in market valuations of similar companies;
●	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by the Combined Company’s or its competitors;
●	changes in financial estimates by the Combined Company or by any securities analysts who might cover its shares;
●	fluctuation of the market values of any of the Combined Company’s potential strategic investments;
●	issuances of debt or equity securities;
●	compliance with the Combined Company’s contractual obligations

●	sales of shares of common stock of the Combined Company by the Combined Company or its shareholders in the future;
●	trading volume of shares of common stock of the Combined Company;
●	ineffectiveness of the Combined Company’s internal controls;
●	publication of research reports about the Combined Company or its industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;
●	general political and economic conditions;
●	effects of natural or man-made catastrophic events;
●	effects of public health crises, pandemics and epidemics, such as the COVID-19 pandemic or other similar outbreaks; and
●	other events or factors, many of which are beyond the Combined Company’s control.

Further, the equity markets in general have recently experienced extreme price and volume fluctuations. Continued market fluctuations could result in extreme volatility in the price of shares of common stock of the Combined Company, which could cause a decline in the value of its common stock. Price volatility of shares of common stock of the Combined Company might worsen if the trading volume of its common stock is low. In the past, shareholders have initiated class action lawsuits against pharmaceutical and biotechnology companies following periods of volatility in the market prices of these companies’ shares. Such litigation, if instituted against the Combined Company, could cause it to incur substantial costs and divert management’s attention and resources from its business. The realization of any of the above risks or any of a broad range of other risks, including those described in these “Risk Factors”, could have a dramatic and material adverse impact on the market price of shares of common stock of the Combined Company.

You may not have the same benefits as an investor in an underwritten public offering.

The Combined Company will become a publicly listed company upon the completion of the Merger. The Merger and the transactions related thereto are not an underwritten initial public offering of shares of common stock of the Combined Company or Vyome’s securities and differ from an underwritten initial public offering in several significant ways, which include, but are not limited to, the following factors.

Like other Mergers and spin-offs which are an underwritten initial public offering, in connection with the Merger, you will not receive the benefits of the diligence performed by underwriters in an underwritten public offering. Investors in an underwritten public offering may benefit from the role of the underwriters in such an offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy and completeness of an issuer’s disclosure regarding, among other things, its business and financial results. Auditors of the issuer will also deliver a “comfort” letter with respect to the financial information contained in the registration statement. In making their investment decision, investors have the benefit of such diligence in underwritten public offerings. In contrast, Vyome and ReShape have engaged financial advisors (rather than an underwriter) in connection with the Merger. The role of a financial advisor differs from that of an underwriter. For example, financial advisors do not act as intermediaries in the sale of securities.

In addition, because there are no underwriters engaged in connection with the Merger, prior to the opening of trading on Nasdaq on the trading day immediately following the closing of the Merger, there will be no book building process and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-closing trades on Nasdaq. Therefore, buy and sell orders submitted prior to and at the opening of initial post-closing trading of shares of common stock of the Combined Company on Nasdaq will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of shares of common stock of the Combined Company or helping to stabilize, maintain or affect the public price of such shares following the closing of the Merger. Moreover, we will not engage in, and have not and will not, directly or indirectly, request the financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with such shares that will be outstanding immediately following the closing of the Merger. All of these differences from an underwritten public offering of shares of common stock of the Combined Company could result in a more volatile price for shares of common stock of the Combined Company.

Further, we will not conduct a traditional “roadshow” with underwriters prior to the opening of initial post- closing trading of shares of common stock of the Combined Company on Nasdaq. There can be no guarantee that any information disclosed or filed with the SEC will have the same impact on investor education as a traditional “roadshow” conducted in connection with an underwritten initial public offering. As a result, there may not be efficient or sufficient price discovery with respect to shares of common stock of the Combined Company or sufficient demand among potential investors immediately after the closing of the merger, which could result in a more volatile price for shares of common stock of the Combined Company.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if Vyome became a publicly listed company through an underwritten initial public offering instead of upon completion of the Merger.

The Combined Company does not expect to pay cash dividends in the foreseeable future. Any return on investment may be limited to the capital appreciation, if any, of shares of common stock of the Combined Company.

Vyome has not paid cash dividends on its common stock and the Combined Company does not anticipate paying cash dividends on its common stock in the foreseeable future. The payment of dividends on capital shares of the Combined Company will depend on its earnings, financial condition and other business and economic factors affecting the Combined Company at such time as its board of directors may consider relevant. Since the Combined Company does not intend to pay dividends, a shareholder’s ability to receive a return on such shareholder’s investment will depend on any future appreciation in the market value of its common stock. There is no guarantee that shares of common stock of the Combined Company will appreciate or even maintain the price at which its shareholders have purchased it.

An active trading market for the Combined Company’s common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for Vyome’s common stock. An active trading market for the Combined Company’s shares of common stock may never develop or be sustained. If an active market for its common stock does not develop or is not sustained, it may be difficult for its stockholders to sell their shares at an attractive price or at all.

Future sales of a substantial number of shares of common stock of the Combined Company may cause the price of its common stock to decline.

If the Combined Company’s existing shareholders sell, or indicate an intention to sell, substantial amounts of the shares of common stock of the Combined Company after the closing of the Merger, the trading price of the shares of common stock of the Combined Company could decline and it could impair the Combined Company’s ability to raise capital through the sale of additional equity securities. Certain Vyome shareholders are subject to lock-up provisions that restrict their ability to transfer shares of common stock of the Combined Company or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security convertible into or exercisable or exchanged for the Combined Company until 360 days from the date of closing of the Merger, provided that 20% of the shares subject to the lock-up will be released from the restrictions in the lock-up agreement on the 91st day after the closing and the remainder will be released from the restrictions in equal increments every 30 days thereafter.

You may experience future dilution as a result of future equity offerings by the Combined Company.

In order to raise additional capital for general corporate purposes, in the future the Combined Company may offer additional shares of its common stock or other securities convertible into or exchangeable for our common stock at prices that may be lower than the current price per share of our common stock. In addition, investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which the Combined Company sells additional shares of its common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in prior offerings.

Post consummation of the Merger, the Combined Company may have outstanding warrants, which may cause dilution to its stockholders, have a material adverse impact on the market price of its common stock and make it more difficult for it to raise funds through future equity offerings.

Under the terms of the Merger Agreement, as a condition to consummation of the Merger Agreement, all outstanding Warrants to purchase ReShape Shares (“ReShape Warrants”), except for a number of ReShape Warrants exercisable for ReShape Shares representing not more than 2.75% of the fully diluted ReShape Shares as of the date hereof, shall have been exercised in accordance with their terms in exchange for ReShape Shares or shall have been otherwise settled on terms agreed upon between ReShape and the holder thereof such that the ReShape Warrants would be canceled and terminated prior to the Effective Time. Accordingly, even if the aforementioned condition is satisfied by ReShape to the satisfaction of Vyome, ReShape Warrants up to 2.75% of the fully diluted ReShape Shares may not be exercised prior to the consummation of the Merger. These outstanding ReShape Warrants would give the holders a right to exercise in exchange for receiving shares of common stock of the Combined Company. The issuance of such shares of common stock upon the exercise of warrants by the Combined Company would dilute the percentage ownership interest of stockholders, might dilute the book value per share of the Combined Company’s common stock and would increase the number of its publicly traded shares, which could depress the market price of its common stock.

In addition to the dilutive effects described above, the perceived risk of dilution as a result of the significant number of outstanding warrants may cause common stockholders of the Combined Company to be more inclined to sell their shares, which would contribute to a downward movement in the price of its common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on the Combined Company’s common stock price could encourage investors to engage in short sales of its common stock, which could further contribute to price declines. The fact that the Combined Company’s stockholders and warrant holders can sell substantial amounts of common stock in the public market, whether or not sales have occurred or are occurring, could make it more difficult for it to raise additional funds through the sale of equity or equity-related securities in the future at a time and price that the Combined Company deems reasonable or appropriate, or at all.

The Combined Company’s operating results may fluctuate significantly.

The Combined Company expects its operating results to be subject to quarterly, and possibly annual, fluctuations. The Combined Company net loss and other operating results will be affected by numerous factors, including:

●	variations in the level of expenses related to the Combined Company development programs;
●	the addition or termination of clinical trials;
●	any intellectual property infringement lawsuit in which the Combined Company may become involved;
●	regulatory developments affecting Vyome’s assets or the Combined Company’s product candidates, regulatory approvals of its product candidates, and the level of underlying demand for such products and purchasing patterns; and
●	The Combined Company’s execution of any collaborative, licensing or similar arrangements, and the timing of payments The Combined Company may make or receive under these arrangements.

If the Combined Company’s quarterly or annual operating results fall below the expectations of investors or securities analysts, the price of its common stock could decline substantially. Furthermore, any quarterly or annual fluctuations in the Combined Company’s operating results may, in turn, cause the price of its common stock to fluctuate substantially.

If securities or industry analysts do not publish research or reports about the Combined Company’s business, or if they issue an adverse opinion regarding its share, its share price and trading volume could decline.

The trading market for shares of common stock of the Combined Company will be influenced by the research and reports that industry or securities analysts publish about the Combined Company or its business. If no or few securities or industry analysts commence coverage of the Combined Company, the trading price for its shares would be negatively impacted. In the event the Combined Company obtains securities or industry analyst coverage, if any of the analysts who cover it issues an adverse opinion regarding the Combined Company, its business model, its intellectual property or its share performance, or if its clinical trials and operating results fail to meet the expectations of analysts, its share price would likely decline. If one or more of these analysts cease coverage of the Combined Company or fail to publish reports on it regularly, the Combined Company could lose visibility in the financial markets, which in turn could cause its share price or trading volume to decline.

Raising additional capital may cause dilution to the Combined Company’s existing shareholders, restrict its operations or require it to relinquish rights to Vyome’s assets or its product candidates.

The Combined Company may issue additional equity securities to fund future expansion and pursuant to equity incentive or employee benefit plans. It may also issue additional equity for other purposes. These securities may have the same rights as shares of common stock of the Combined Company or, alternatively, may have dividend, liquidation or other preferences to shares of common stock of the Combined Company, including shares of common stock of the Combined Company issued in connection with the Merger. The issuance of additional equity securities will dilute the holdings of existing shareholders and may reduce the share price of shares of common stock of the Combined Company.

In accordance with the Merger Agreement, each Vyome stock option and restricted stock unit outstanding immediately prior to the Effective Time, whether vested or unvested shall be converted into and exchangeable for stock options or restricted stock units, respectively, to receive a number of ReShape Shares equal to the number of shares of Vyome common stock issuable upon exercise of such Vyome stock options or restricted stock units multiplied by the Exchange Ratio with, in the case of stock options, an exercise price equal to the exercise price of such Vyome stock option divided by the Exchange Ratio and otherwise in accordance with the terms and conditions of such Vyome stock option. In addition, post consummation of the Merger, if the board of directors of the Combined Company elects to institute new equity incentive plans or increase the number of shares available for future grant under its existing equity incentive plan, stockholders may experience additional dilution, which could cause the Combined Company’s stock price to fall.

Pursuant to certain Registration Rights Agreements entered into in connection with the Merger, certain shareholders of Vyome can each demand that the Combined Company register their registrable securities under certain circumstances and will each also have piggyback registration rights for these securities. In addition, following the closing of the Merger, the Combined Company will be required to file and maintain an effective registration statement under the Securities Act covering such securities and certain of its other securities. The registration of these securities will permit the public sale of such securities, subject to certain contractual restrictions imposed by the Lock-Up Agreements with certain Vyome stockholders and the Merger Agreement. The presence of these additional shares of common stock trading in the public market may have an adverse effect on the market price of the Combined Company’s securities.

If the Combined Company raises additional funds through collaboration, licensing or other similar arrangements, it may have to relinquish valuable rights to Vyome’s assets or any product candidates, or grant licenses on terms unfavorable to the Combined Company. If adequate funds are not available, the Combined Company’s ability to achieve profitability or to respond to competitive pressures would be significantly limited and the Combined Company may be required to delay, significantly curtail or eliminate the development of Vyome’s assets.

The Combined Company’s principal shareholders, directors and executive officers will own a significant percentage of its capital shares, and also have significant influence over the Combined Company’s management.

Following the closing of the Merger, the Combined Company’s directors, executive officers, holders of 5% or more of the Combined Company’s capital shares and their respective affiliates are expected to beneficially own, in the aggregate, approximately 62.92% of the Combined Company’s outstanding voting shares. This concentration of voting power may make it less likely that any other holder of shares of common stock of the Combined Company will be able to affect the way the Combined Company is managed and could delay or prevent an acquisition of the Combined Company on terms that other shareholders may desire. This could prevent transactions in which shareholders might otherwise recover a premium for their shares over current market prices. See above for additional information regarding Vyome’s influence and control in the Combined Company.

Further, under the Merger Agreement, KKG Enterprises, LLC (an entity under the control of Krishna K. Gupta, who shall be the Chairman of the Combined Company) and Shiladitya Sengupta, each have a right to appoint 2 (two) directors on the board of directors of the Combined Company, which shall in total comprise of 7 (seven) members. Accordingly, the aforesaid individuals will have control over the appointment of a majority of directors on the board of the Combined Company, and directly or indirectly be able to affect the decisions of the board, and, through their recommendations, of the shareholders of the Combined Company.

If the Combined Company’s estimates or judgments relating to its critical accounting policies are based on assumptions that change or prove to be incorrect, its operating results could fall below its publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of its common stock.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the Combined Company’s financial statements and accompanying notes. The Combined Company bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. If the Combined Company’s assumptions change or if actual circumstances differ from its assumptions, its operating results may be adversely affected and could fall below its publicly announced guidance or the expectations of securities analysts and investors, resulting in a decline in the market price of shares of common stock of the Combined Company.

The Combined Company’s ability to use net operating losses (“NOL”) carryforwards may be limited.

The Combined Company’s ability to use its federal and state NOL carryforwards to offset potential future taxable income may be dependent upon its generation of future taxable income before the expiration dates of the NOL carryforwards, and we cannot predict with certainty when, or whether it will generate sufficient taxable income to use all of our NOL carryforwards. As of December 31, 2023, Vyome had U.S. NOL carryforwards of approximately $400,000 that will expire through 2035 and $15,300,000 that have no expiration date. As of December 31, 2023, ReShape had U.S. NOL carryforwards of $218.9 million, state NOL carryforwards of $348.7 million and foreign NOL carryforwards of $0.2 million. Of ReShape’s total U.S. federal net operating loss carryforwards at December 31, 2023, losses generated beginning in 2018 will carryover indefinitely.

The Combined Company’s ability to utilize its net operating loss carryforwards, tax credits, and built-in items of deduction, including capitalized start-up costs and research and development costs, has been, and may continue to be substantially limited due to ownership changes. These ownership changes limit the amount of net operating loss carryforwards, credits and built-in items of deduction that can be utilized annually to offset future taxable income. In general, an ownership change, as defined in IRC Section 382, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups.

Adverse developments affecting the financial services industry could adversely affect the Combined Company’s current and projected business operations and its financial condition and results of operations.

If financial institutions in which the Combined Company holds funds for working capital and operating expenses were to fail, there can be no assurance that such governmental agencies would take action to protect the Combined Company’s uninsured deposits in a similar manner.

If a financial institution in which the Combined Company holds such funds fails or is subject to significant adverse conditions in the financial or credit markets, it could be subject to a risk of loss of all or a portion of such uninsured funds or be subject to a delay in accessing all or a portion of such uninsured funds. Any such loss or lack of access to these funds could adversely impact the Combined Company’s short-term liquidity and ability to meet its operating expense obligations.

In addition, widespread investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for the Combined Company to acquire financing on acceptable terms or at all. Any decline in available funding or access to the Combined Company’s cash and liquidity resources could, among other risks, adversely impact its ability to meet its operating expenses, financial obligations or fulfill our other obligations, result in breaches of its financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on the Combined Company’s liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, a vendor on which the Combined Company is reliant could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution.

Any critical vendor bankruptcy or insolvency, or any breach or default by a critical vendor, or the loss of any significant vendor relationships, may have a material adverse impact on the Combined Company’s business.

If the Combined Company is unable to develop and maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in the Combined Company and materially and adversely affect its business and operating results.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the Combined Company’s annual or interim financial statements will not be prevented or detected and corrected on a timely basis.

Effective internal controls are necessary to provide reliable financial reports and prevent fraud. While the Combined Company intends to have systems and processes in place to identify and if necessary, continues to evaluate steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.

If the Combined Company identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of its accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, the Combined Company may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in the Combined Company’s financial reporting and its share price may decline as a result.

The Combined Company will incur increased costs as a result of operating as a public company, and its management will devote substantial time to related compliance initiatives.

As a public company, the Combined Company will incur significant legal, accounting and other expenses that Vyome did not incur as a private company. The Combined Company will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as rules and regulations adopted, and to be adopted, by the SEC and Nasdaq. The Combined Company’s management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, the Combined Company expects these rules and regulations to substantially increase its legal and financial compliance costs and to make some activities more time-consuming and costly, which will increase its operating expenses. For example, the Combined Company expects these rules and regulations to make it more difficult and more expensive for the Combined Company to obtain directors’ and officers’ liability insurance and the Combined Company may be required to incur substantial costs to maintain sufficient coverage. the Combined Company cannot predict or estimate the amount or timing of additional costs it may incur to respond to these requirements. The impact of these requirements could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on its board, its board committees or as executive officers. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

As a public company, the Combined Company will be required to incur additional costs and obligations in order to comply with SEC rules that implement Section 404 of the Sarbanes-Oxley Act. Under these rules, the Combined Company will be required to make a formal assessment of the effectiveness of its internal control over financial reporting, and once it ceases to be an emerging growth company, the Combined Company will be required to include an attestation report on internal control over financial reporting issued by its independent registered public accounting firm. To achieve compliance with Section 404 within the prescribed period, the Combined Company will be engaging in a process to document and evaluate its internal control over financial reporting, which is both costly and challenging. In this regard, the Combined Company will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of its internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are designed and operating effectively, and implement a continuous reporting and improvement process for internal control over financial reporting.

The rules governing the standards that must be met for management to assess the Combined Company’s internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, the Combined Company’s management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. These reporting and other obligations place significant demands on the Combined company’s management and administrative and operational resources, including accounting resources.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. The Combined Company intends to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of its management’s time and attention from revenue-generating activities to compliance activities. If the Combined Company’s efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against the Combined Company and there could be a material adverse effect on the Combined Company’s business, financial condition and results of operations.

Certain of the Combined Company’s proposed directors and executive officers also work with other companies and organizations and such other positions may create conflicts of interest in the future.

Some of the Combined Company’s officers and directors will serve only part-time and are subject to conflicts of interest. Each of such officers and directors will be devoting part of their working time to other endeavors, including consulting relationships with other entities, and may have responsibilities to these other entities. Such conflicts may also include deciding how much time to devote to the Combined Company’s affairs. Because of these relationships, our officers and directors may be subject to conflicts of interest.

For example, Venkat Nelabhotla, Vyome’s Chief Executive Officer and who will be the Chief Executive Officer of the Combined Company, will be devoting approximately 40 hours per week to the Combined Company’s business, but as much time as necessary. Mr. Nelabhotla also works part-time in a consulting/ advisory capacity for Pulse Pharmaceuticals Private Limited and Newvojax Health and Wellness Private Limited for approximately 15 hours per week. Mr. Shiladitya Sengupta, one of the co-founders and directors of Vyome, will also be a director on the board of the Combined Company. He works full-time as an Associate Professor of Medicine at the Brigham and Women’s Hospital and Harvard Medical School and will be dedicating his time to the Combined Company on a limited, as-needed basis. Mr. Sengupta also works in a consulting capacity for Alyssum Therapeutics Inc, CBCC, Invictus Oncology Pvt Ltd, India Innovation Research Center for approximately 4 hours per week. Further, Robert Dickey, Vyome’s Chief Financial Officer and who will be the Chief Financial Officer of the Combined Company, will be working with the Combined Company for 50% of his available time or a minimum of 80 hours per month. While Vyome has not, and Vyome believes that the Combined Company will not, encounter any issue as a result of such additional roles/ responsibilities, the duties to such businesses/ organizations may compete for such persons’ full attention to the Combined Company’s business; accordingly, they may have conflicts of interest in allocating time between the separate business activities.

General economic and political conditions could have a material adverse effect on the Combined Company.

External factors can affect our financial condition. Such external factors include general domestic and global economic conditions, such as interest rates, tax law including tax rate changes, and factors affecting global economic stability, and the political environment regarding healthcare in general. We cannot predict to what extent the global economic conditions may negatively impact the Combined Company’s business. For example, negative conditions in the credit and capital markets could impair our ability to access the financial markets for working capital and could negatively impact our ability to borrow.

If the Combined Company’s competitors are able to develop and market products that are safer or more effective than the Combined Company’s products, its commercial opportunities will be reduced or eliminated.

The health care industry is highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The immune-inflammatory disease market in which the Combined Company intends to operate has grown significantly in recent years and is expected to continue to expand as technology continues to evolve and awareness of the need to treat immune-inflammatory diseases grows. The Combined Company will face potential competition from several big pharma and mid/small size biotech and pharma companies. Many of the Combined Company’s competitors will likely have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly if they pursue competing solutions through collaborative arrangements with large and established companies. The Combined Company’s competitors may develop and patent processes or products earlier than it, obtain regulatory approvals for competing products more rapidly than the Combined Company is able to and develop more effective, safer and less expensive products or technologies that would render its products non-competitive or obsolete.

The Combined Company may face significant uncertainty in the industry due to government healthcare reform.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. The Patient Protection and Affordable Care Act, as amended, (the “Affordable Care Act”) as well as any future healthcare reform legislation, may have a significant impact on our business. The impact of the Affordable Care Act on the health care industry is extensive and includes, among other things, the federal government assuming a larger role in the health care system, expanding healthcare coverage of United States citizens and mandating basic healthcare benefits.

Congress regularly considers legislation to replace or repeal elements or all of the Affordable Care Act. At this time, it is not clear whether the Affordable Care Act will be repealed in whole or in part, and, if it is repealed, whether it will be replaced in whole or in part by another plan and what impact those changes will have on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the Affordable Care Act. Additional state and federal healthcare reform measures may be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and also indirectly affect the amounts that private payers are willing to pay. In addition, any healthcare reforms enacted in the future may, like the Affordable Care Act, be phased in over a number of years but, if enacted, could reduce the Combined Company’s revenue, increase our costs, or require us to revise the ways in which we conduct business or put it at risk for loss of business. In addition, our results of operations, financial position and cash flows could be materially adversely affected by changes under the Affordable Care Act and changes under any federal or state legislation adopted in the future.

The Combined Company may be subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and the Combined Company may become subject to such litigation. If the Combined Company is unable to, or have not fully complied with such laws, it could face substantial penalties.

The Combined Company’s operations, directly or indirectly through customers, may be subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act. These laws may impact, among other things, our sales, marketing and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical and healthcare companies to have to defend a False Claims Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

The Combined Company may be unable to predict whether it could be subject to actions under any of these laws, or the impact of such actions. If the Combined Company is found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, it may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare reimbursement programs and the curtailment or restructuring of its operations.

Failure to protect the Combined Company’s information technology infrastructure against cyber-based attacks, network security breaches, service interruptions or data corruption could materially disrupt its operations and adversely affect its business.

The operation of the Combined Company’s business will depends on our information technology systems. It will rely on its information technology systems to, among other things, effectively manage sales and marketing data, accounting and financial functions, inventory management, product development tasks, clinical data, customer service and technical support functions. Its information technology systems may be vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, power losses, computer system or data network failures, security breaches, data corruption, and cyber-based attacks. Cyber-based attacks can include computer viruses, computer denial-of-service attacks, phishing attacks, worms, and other malicious software programs or other attacks, covert introduction of malware to computers and networks, impersonation of authorized users, and efforts to discover and exploit any design flaws, bugs, security vulnerabilities, or security weaknesses, as well as intentional or unintentional acts by employees or other insiders with access privileges, intentional acts of vandalism by third parties and sabotage. In addition, federal, state, and international laws and regulations, such as the General Data Protection Regulation adopted by the European Union and European Economic Area countries can expose the Combined Company to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties and significant legal liability, if the Combined Company’s information technology security efforts fail.

The Combined Company may in the future become involved in lawsuits, to protect or enforce its intellectual property, which can be expensive and time consuming and could result in the diversion of significant resources.

Adverse proceedings such as litigation or challenges to the validity of our patents can be expensive, time consuming and may divert the efforts of our technical and managerial personnel, which could in turn harm its business, whether or not it receive a favorable determination. In addition, in an infringement or other adverse proceeding, a court may decide that the patent the Combined company seeks to enforce is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the patent in question does not cover the technology in question. An adverse result in any litigation or proceeding could place one or more of the Combined Company’s patents at risk of being invalidated, interpreted narrowly or found unenforceable. Some of its competitors may be able to devote significantly more resources to intellectual property litigation, and may have significantly broader patent portfolios to assert against the Combined Company, if it asserts rights against them.

The Combined Company may lose important patents or patent rights if it does not timely pay required patent fees or annuities.

Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may result in loss of patents or patent rights important to the Combined Company’s business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, particularly in the field of medical products.

Many of the Combined Company’s competitors may have significant resources and incentives to apply for and obtain intellectual property rights that could limit or prevent its ability to commercialize our current or future products in the United States or abroad.

Many of the Combined Company’s competitors who have significant resources and have made substantial investments in competing technologies may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the U.S. or in international markets. The Combined Company’s U.S. or foreign patents may be challenged, circumvented by competitors or others or may be found to be invalid, unenforceable or insufficient. In most cases in the United States patent applications are published 18 months after filing the application, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lag behind actual discoveries, there can be no certainty that the Combined Company was the first to make the inventions covered by each of its pending patent applications, or that it was the first to file patent applications for such inventions.

If the Combined Company is unable to protect the confidentiality of our proprietary information and know-how, the value of its technology and products could be adversely affected.

In addition to patented technology, the Combined Company may rely on its unpatented proprietary technology, trade secrets, processes and know-how. It would generally seek to protect this information by confidentiality agreements with employees, consultants, scientific advisors and third parties. These agreements may be breached, and the Combined Company may not have adequate remedies for any such breach. In addition, its trade secrets may otherwise become known or be independently developed by competitors. To the extent that the Combined Company’s employees, consultants or contractors use intellectual property owned by others in their work for the Combined Company, disputes may arise as to the rights in related or resulting know-how and inventions.

Intellectual property litigation is a common tactic in the biotech industry to gain competitive advantage. If the Combined Company becomes subject to a lawsuit, it may be required to expend significant financial and other resources and our management’s attention may be diverted from its business.

There has been a history of frequent and extensive litigation regarding patent and other intellectual property rights in the biotech industry, and companies in the biotech industry have employed intellectual property litigation to gain a competitive advantage. Accordingly, the Combined Company may become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the U.S. Patent and Trademark Office (“USPTO”) to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. It may also become subject to claims or litigation seeking payment of royalties based on sales of its product in connection with licensing or similar joint development arrangements with third parties or in connection with claims of patent infringement.

The defense and prosecution of intellectual property suits, USPTO interference proceedings, reexamination proceedings, or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed, or opposition proceedings and related legal and administrative proceedings, are both costly and time consuming and could result in substantial uncertainty to us. Litigation or regulatory proceedings may also be necessary to enforce patent or other intellectual property rights of ours or to determine the scope and validity of other parties’ proprietary rights. Any litigation, opposition or interference proceedings, with or without merit, may result in substantial expense to us, cause significant strain on the Combined Company’s financial resources, divert the attention of its technical and management personnel and harm its reputation. The Combined Company may not have the financial resources to defend its patents from infringement or claims of invalidity. An adverse determination in any litigation could subject us to significant liabilities to third parties, require it to seek licenses from or pay royalties to third parties or prevent it from manufacturing, selling or using our proposed products, any of which could have a material adverse effect on its business and prospects.

As a result of patent infringement claims, or to avoid potential claims, the Combined Company may choose or be required to seek a license from a third-party and be required to pay license fees or royalties, or both. A license may not be available at all or on commercially reasonable terms, and the Combined Company may not be able to redesign its products to avoid infringement. Modification of our products or development of new products could require it to conduct additional clinical trials and to revise our filings with the FDA and other regulatory bodies, which would be time-consuming and expensive. Even if the Combined Company were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be forced to cease some aspect of its business operations if, as a result of actual or threatened patent infringement claims, it is unable to enter into licenses on acceptable terms. This could harm our business significantly.

Risks Related to Our Business and Industry

If we are unable to either substantially improve our operating results or obtain additional financing, we may be unable to continue as a going concern.

We currently do not generate revenue sufficient to offset operating costs and anticipate such shortfalls to continue, partially due to the introduction of GLP-1 pharmaceuticals and the unpredictability of COVID-19, which has resulted and may continue to result in a slow-down of elective surgeries and restrictions in some locations, and supply chain disruptions. As of September 30, 2024, we had cash, cash equivalents and restricted cash of $0.74 million and $1.34 million of accounts receivable. Based on our available cash resources, we may not have sufficient cash on hand to fund our current operations for more than 12 months from the date of filing this prospectus. This condition raises substantial doubt about our ability to continue as a going concern.

We have recently undertaken a cost reduction plan and reorganization, and may do so again in the future. The assumptions underlying these activities may prove to be inaccurate, or we may fail to achieve the expected benefits therefrom.

In light of recent macroeconomic conditions and the impact of GLP-1 prescriptions for weight loss treatment, we announced a 2024 cost reduction plan and reorganization to promote the long-term sustainability and scalability of ReShape. As part of this plan, we have significantly reduced our workforce. This reduction in force, and any other future reductions, and the attrition that may occur following them, result in the loss of institutional knowledge and expertise and the reallocation and combination of certain roles and responsibilities across the organization, all of which could adversely affect our operations. These actions and other additional measures we might take to reduce costs could strain our workforce, divert management attention, yield attrition beyond our intended reduction in force, reduce employee morale, cause us to delay, limit, reduce or eliminate certain development plans or otherwise interfere with our ability to operate and grow our business effectively, each of which could have an adverse impact on our business, operating results and financial condition. We may not complete the current or any cost reduction plan and reorganization on the anticipated timetable, and even if successfully completed, we may not achieve the anticipated cost savings, operating efficiencies or other benefits of such activities.

We may be unable to attract and retain management and other personnel we need to succeed.

Our success depends on the services of our senior management and other key employees. The loss of the services of one or more of our officers or key employees could hinder our sales and marketing efforts, or delay or prevent the commercialization of our Lap-Band System, Lap-Band 2.0, the Obalon Balloon System, and the development of our DBSN device. Our continued growth will require hiring a number of qualified clinical, scientific, commercial and administrative personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to our success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of our activities. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to continue our development and commercialization activities.

We cannot assure you that we will ever generate substantial revenue or be profitable.

The success of our business will depend on our ability to generate increased sales and control costs, as well as our ability to obtain additional regulatory approvals needed to market new versions of our Lap-Band System, Obalon Balloon System, or regulatory approvals needed to market our DBSN device and any other products we may develop in the future, all of which we may be unable to do. If we are unable to successfully market our Lap-Band System for its indicated use, successfully re-introduce the Obalon Balloon System, or develop and commercialize the DBSN device, we may never become profitable and may have to cease operations as a result.

Previously, we recorded a non-cash indefinite-lived intangible and definite-lived assets impairment loss, which significantly impacted our results of operations, and we may be exposed to additional impairment losses that could be material.

We conduct our annual indefinite-lived intangible assets impairment analysis during the fourth quarter of each year or when circumstances suggest that an indicator for impairment may be present. Previously, we performed a qualitative impairment analysis of the in-process research and development (“IPR&D”). Due to delays in the clinical trials experienced, we revised its expectations of when revenues would commence for the ReShape Vest, thus reducing the projected near-term future net cash flows related to the ReShape Vest. During the quarter ended September 30, 2022, we stopped the clinical trials for the ReShape Vest and closed out the previous trials that occurred, as significant additional clinical work and cost would be required to achieve regulatory approval for the ReShape Vest. In addition, due to continued market decline and projected cash flows the company recorded an impairment of the developed technology related to the Lap-Band and Obalon Balloon System and our tradenames. As such, we determined the carrying value of the long-lived assets were impaired and recognized a non-cash impairment charge of approximately $0.8 million on the statement of operations as of December 31, 2023 and approximately $18.7 million as of December 31, 2022. In the future, we may have additional impairments requiring us to record an impairment loss related to our remaining finite-lived intangible assets, which could also have a material adverse effect on our results of operations.

We incur significant costs as a result of operating as a public company, and our management is required to devote substantial time to compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as well as rules subsequently implemented by the SEC have imposed various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations result in increased legal and financial compliance costs and will make some activities more time-consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure. In particular, we are required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management to report on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. We have incurred and continue to expect to incur significant expense and devote substantial management effort toward ensuring compliance with Section 404. Moreover, if we do not comply with the requirements of Section 404, or if we identify deficiencies in our internal controls that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources.

For example, our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2023, and determined that our internal control over financial reporting was not effective at a reasonable assurance level due to material weaknesses in our internal control over financial reporting. We had insufficient internal resources with appropriate accounting and finance knowledge and expertise to design, implement, document and operate effective internal controls around our financial reporting process. We are currently implementing our remediation plan to address the material weaknesses identified above. Such measures include: designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing formalized controls; and designing and implementing formal processes, policies and procedures supporting our financial close process.

We have identified material weaknesses in our internal control over financial reporting and any failure to maintain effective internal control over financial reporting, may have a material and adverse effect on our business, operating results, financial condition and prospects.

Our management assessed the effectiveness of our internal control over financial reporting as of December 31, 2023, and determined that our internal control over financial reporting was not effective at a reasonable assurance level due to material weaknesses in our internal control over financial reporting. We had insufficient internal resources with appropriate accounting and finance knowledge and expertise to design, implement, document and operate effective internal controls around our financial reporting process. We are currently implementing our remediation plan to address the material weaknesses identified above. Such measures include: designing and implementing controls to formalize roles and review responsibilities to align with our team’s skills and experience and designing and implementing formalized controls; and designing and implementing formal processes, policies and procedures supporting our financial close process.

General economic and political conditions could have a material adverse effect on our business.

External factors can affect our financial condition. Such external factors include general domestic and global economic conditions, such as interest rates, tax law including tax rate changes, and factors affecting global economic stability, and the political environment regarding healthcare in general. We cannot predict to what extent the global economic conditions may negatively impact our business. For example, negative conditions in the credit and capital markets could impair our ability to access the financial markets for working capital and could negatively impact our ability to borrow.

We face significant uncertainty in the industry due to government healthcare reform.

In the United States, there have been and continue to be a number of legislative initiatives to contain healthcare costs. The Patient Protection and Affordable Care Act as well as any future healthcare reform legislation, may have a significant impact on our business. The impact of the Affordable Care Act on the health care industry is extensive and includes, among other things, the federal government assuming a larger role in the health care system, expanding healthcare coverage of United States citizens and mandating basic healthcare benefits.

Congress regularly considers legislation to replace or repeal elements or all of the Affordable Care Act. At this time, it is not clear whether the Affordable Care Act will be repealed in whole or in part, and, if it is repealed, whether it will be replaced in whole or in part by another plan and what impact those changes will have on coverage and reimbursement for healthcare items and services covered by plans that were authorized by the Affordable Care Act. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, and also indirectly affect the amounts that private payers are willing to pay. In addition, any healthcare reforms enacted in the future may, like the Affordable Care Act, be phased in over a number of years but, if enacted, could reduce our revenue, increase our costs, or require us to revise the ways in which we conduct business or put us at risk for loss of business. In addition, our results of operations, financial position and cash flows could be materially adversely affected by changes under the Affordable Care Act and changes under any federal or state legislation adopted in the future.

We are subject, directly or indirectly, to United States federal and state healthcare fraud and abuse and false claims laws and regulations. Prosecutions under such laws have increased in recent years and we may become subject to such litigation. If we are unable to, or have not fully complied with such laws, we could face substantial penalties.

Our operations are directly, or indirectly through customers, subject to various state and federal fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute and federal False Claims Act. These laws may impact, among other things, our sales, marketing and education programs.

The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and, despite a series of narrow safe harbors, prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Penalties for violations of the federal Anti-Kickback Statute include criminal penalties and civil sanctions such as fines, imprisonment and possible exclusion from Medicare, Medicaid and other federal healthcare programs. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.

The federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from the federal government. Suits filed under the False Claims Act, known as “qui tam” actions, can be brought by any individual on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in any amounts paid by the entity to the government in fines or settlement. The frequency of filing qui tam actions has increased significantly in recent years, causing greater numbers of medical device, pharmaceutical and healthcare companies to have to defend a False Claims Act action. When an entity is determined to have violated the federal False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act.

We are unable to predict whether we could be subject to actions under any of these laws, or the impact of such actions. If we are found to be in violation of any of the laws described above or other applicable state and federal fraud and abuse laws, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from government healthcare reimbursement programs and the curtailment or restructuring of our operations.

Failure to protect our information technology infrastructure against cyber-based attacks, network security breaches, service interruptions or data corruption could materially disrupt our operations and adversely affect our business.

The operation of our business depends on our information technology systems. We rely on our information technology systems to, among other things, effectively manage sales and marketing data, accounting and financial functions, inventory management, product development tasks, clinical data, customer service and technical support functions. Our information technology systems are vulnerable to damage or interruption from earthquakes, fires, floods and other natural disasters, terrorist attacks, power losses, computer system or data network failures, security breaches, data corruption, and cyber-based attacks. Cyber-based attacks can include computer viruses, computer denial-of-service attacks, phishing attacks, worms, and other malicious software programs or other attacks, covert introduction of malware to computers and networks, impersonation of authorized users, and efforts to discover and exploit any design flaws, bugs, security vulnerabilities, or security weaknesses, as well as intentional or unintentional acts by employees or other insiders with access privileges, intentional acts of vandalism by third parties and sabotage. In addition, federal, state, and international laws and regulations, such as the General Data Protection Regulation adopted by the European Union and European Economic Area countries can expose us to enforcement actions and investigations by regulatory authorities, and potentially result in regulatory penalties and significant legal liability, if our information technology security efforts fail. In addition, a variety of our software systems are cloud-based data management applications, hosted by third-party service providers whose security and information technology systems are subject to similar risks.

We operate in a highly competitive industry that is subject to rapid change. If our competitors are able to develop and market products that are safer or more effective than our products, our commercial opportunities will be reduced or eliminated.

The health care industry is highly competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The obesity treatment market in which we operate has grown significantly in recent years and is expected to continue to expand as technology continues to evolve and awareness of the need to treat the obesity epidemic grows. Although we are not aware of any competitors in the neuroblocking market, we face potential competition from pharmaceutical and surgical obesity treatments. Many of our competitors in the obesity treatment field have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, obtaining regulatory approvals and marketing approved products than we do. Smaller or early-stage companies may also prove to be significant competitors, particularly if they pursue competing solutions through collaborative arrangements with large and established companies, such as Allergan, Boston Scientific, LivaNova PLC, Johnson & Johnson, Medtronic or St. Jude Medical. Our competitors may develop and patent processes or products earlier than us, obtain regulatory approvals for competing products more rapidly than we are able to and develop more effective, safer and less expensive products or technologies that would render our products non-competitive or obsolete.

We face external competition from other technologies such as GLP-1’s, and alternative medical procedures and we may not be able to compete effectively.

Companies that may not be deemed competitors in the bariatric surgery space may develop technologies, products or services that may impact the use of our products. For example, certain therapeutic treatments, such as drugs used to treat weight loss such as GLP-1’s, may enhance patient health. If we do not introduce new products and enhancements in a timely manner, there may be a decrease in the use of certain of our products, in which case our operating results could suffer.

Our ability to use net operating losses (“NOL”) carryforwards may be limited.

Our ability to use our federal and state NOL carryforwards to offset potential future taxable income is dependent upon our generation of future taxable income before the expiration dates of the NOL carryforwards, and we cannot predict with certainty when, or whether we will generate sufficient taxable income to use all of our NOL carryforwards. As of December 31, 2023, ReShape had U.S. federal net operating loss carryforwards of $218.9 million. Of the total U.S. federal net operating loss carryforwards at December 31, 2023, losses generated beginning in 2018 will carryover indefinitely. ReShape had state net operating loss carryforwards of $348.7 million at December 31, 2023, and had foreign net operating loss carryforwards of $0.2 million at December 31, 2023. Net operating loss carryforwards of ReShape are subject to review and possible adjustment by the taxing authorities. With certain exceptions (e.g. the net operating loss carryforwards), ReShape is no longer subject to U.S. federal, state or local examinations by tax authorities for years prior to 2016. There are no tax examinations currently in progress.

ReShape’s ability to utilize its net operating loss carryforwards, tax credits, and built-in items of deduction, including capitalized start-up costs and research and development costs, has been, and may continue to be substantially limited due to ownership changes. These ownership changes limit the amount of net operating loss carryforwards, credits and built-in items of deduction that can be utilized annually to offset future taxable income. In general, an ownership change, as defined in IRC Section 382, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. Due to the valuation allowance against deferred tax assets at December 31, 2023, the net effect of any further limitation will have no impact on results of operations.

Adverse developments affecting the financial services industry could adversely affect our current and projected business operations and our financial condition and results of operations.

Substantially all of our cash and cash equivalents were held in accounts with Silicon Valley Bank (“SVB”) at the time it was closed by state regulators, and the Federal Deposit Insurance Corporation (“FDIC”) was appointed receiver for SVB, on March 10, 2023. The FDIC created a successor bridge bank for SVB and all deposits of SVB were transferred to the bridge bank under a systemic risk exception approved by the United States Department of the Treasury, the Federal Reserve and the FDIC. If financial institutions in which we hold funds for working capital and operating expenses were to fail, we cannot provide any assurances that such governmental agencies would take action to protect our uninsured deposits in a similar manner.

We subsequently moved and hold a portion of our cash and cash equivalents in accounts with Bank of America. The balance held in these accounts exceeds the FDIC standard deposit insurance limit of $250,000. If a financial institution in which we hold such funds fails or is subject to significant adverse conditions in the financial or credit markets, we could be subject to a risk of loss of all or a portion of such uninsured funds or be subject to a delay in accessing all or a portion of such uninsured funds. Any such loss or lack of access to these funds could adversely impact our short-term liquidity and ability to meet our operating expense obligations.

In addition, widespread investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants, or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfill our other obligations, result in breaches of our financial and/or contractual obligations or result in violations of federal or state wage and hour laws. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations and financial condition and results of operations.

In addition, a vendor on which we are reliant could be adversely affected by any of the liquidity or other risks that are described above as factors that could result in material adverse impacts on us, including but not limited to delayed access or loss of access to uninsured deposits or loss of the ability to draw on existing credit facilities involving a troubled or failed financial institution. Any critical vendor bankruptcy or insolvency, or any breach or default by a critical vendor, or the loss of any significant vendor relationships, may have a material adverse impact on our business.

Risks Associated with Development and Commercialization of ReShape’s Lap-Band System, Lap-Band 2.0 System, Obalon Balloon System, and the DBSN Device

Our efforts to increase revenue from our Lap-Band System, Lap-Band 2.0 System, and commercialize our DBSN device and expanded line of bariatric surgical accessories, including ReShape Calibration Tubes, may not succeed or may encounter delays which could significantly harm our ability to generate revenue.

Our ability to generate revenue will depend upon the sales of our Lap-Band System, expanded line of bariatric surgical accessories and successful commercialization of our DBSN device (if approved for sale). Our efforts to commercialize these products may not succeed for a number of reasons, including:

●	we may not be able to obtain the regulatory approvals required for our DBSN device;
●	we may not be able to produce the Obalon Balloon System cost-effectively;
●	if we are able to produce the Obalon Balloon System, we may not be able to re-introduce the system into the marketplace;
●	our products may not be accepted in the marketplace by physicians, patients and third-party payers;
●	the price of our products, associated costs of the surgical procedure and treatment and the availability of sufficient third-party reimbursement for the system implantation and follow-up procedures;
●	appropriate reimbursement and/or coding options may not exist to enable billing for the system implantation and follow-up procedures for our DBSN device;
●	coverage policies for bariatric surgeries and procedures, including Lap-Band and balloons may be restricted in the future;
●	we may not be able to sell our products at a price that allows us to meet the revenue targets necessary to generate enough revenue for profitability;
●	the frequency and severity of any side effects of our products;
●	physicians and potential patients may not be aware of the perceived effectiveness and sustainability of the results of our products;

●	we, or the investigators of our products, may not be able to have information on the outcome of the trials published in medical journals;
●	the availability and perceived advantages and disadvantages of alternative treatments, including pharmaceutical treatments;
●	any rapid technological change may make our products obsolete;
●	we may not be able to have our products manufactured in commercial quantities or at an acceptable cost;
●	we may not have adequate financial or other resources to complete the development and commercialization of our products or to develop sales and marketing capabilities for our products; and
●	we may be sued for infringement of intellectual property rights and could be enjoined from manufacturing or selling our products.

Besides requiring physician adoption, market acceptance of our products will depend on successfully communicating the benefits of our products to three additional constituencies involved in deciding whether to treat a particular patient using our products: (1) the potential patients themselves; (2) institutions such as hospitals, where the procedure would be performed and opinion leaders in these institutions; and (3) third-party payers, such as private healthcare insurers and governmental payers, such as Medicare and Medicaid in the United States, which would ultimately bear most of the costs of the various providers and equipment involved in our Lap-Band System, Obalon Balloon System, and DBSN device (if approved for sale). Marketing to each of these constituencies requires a different marketing approach, and we must convince each of these groups of the efficacy and utility of our products to be successful.

During the year ended December 31, 2023 and 2022, there was minimal revenue for ReShapeCare and ReShape Marketplace. There was no revenue or gross profit recorded for the DBSN device for the year ended December 31, 2023 and 2022 as this product is still in the research stage of development. There was also no revenue recorded for the Obalon line.

If our products, or any other therapy or products that we may develop for other gastrointestinal diseases and disorders that we may develop, do not achieve an adequate level of acceptance by the relevant constituencies, we may not generate significant product revenue and may not become profitable. This estimated timeline could be compressed or extended depending on many factors, including revenue growth from new product introductions, strategic investments not yet foreseen, and other risks and uncertainties due to the general business, economic, regulatory, market and financial conditions. Therefore, the plans cannot be deemed probable of being implemented. As a result, the Company’s plans do not alleviate substantial doubt about our ability to continue as a going concern.

We may not be able to obtain required regulatory approvals for our DBSN device in a cost-effective manner or at all, which could adversely affect our business and operating results.

The production and marketing of our DBSN device, and our ongoing research and development, preclinical testing and future potential clinical trial activities are subject to extensive regulation and review by numerous governmental authorities both in the United States and abroad. U.S. and foreign regulations applicable to medical devices are wide-ranging and govern, among other things, the development, testing, marketing and premarket review of new medical devices, in addition to regulating manufacturing practices, reporting, advertising, exporting, labeling and record keeping procedures. We are required to obtain regulatory approval before we can market our DBSN device in the United States and certain foreign countries. The regulatory process will require significant time, effort and expenditures to bring products to market, and it is possible that our DBSN device will not be approved for sale. Even if regulatory approval of our DBSN device is granted, it may not be granted within the timeframe that we expect, which could have an adverse effect on our operating results and financial condition. Even after our DBSN device is approved by the FDA, we may have ongoing responsibilities under FDA regulations, non-compliance of which could result in the subsequent withdrawal of such approvals, or such approvals could be withdrawn due to the occurrence of unforeseen problems following initial approval. We also are subject to medical device reporting regulations that require us to report to the FDA if any of our products causes or contributes to a death or serious injury or if a malfunction were it to occur might cause or contribute to a death or serious injury. Any failure to obtain regulatory approvals on a timely basis or the subsequent withdrawal of such approvals could prevent us from successfully marketing our products, which could adversely affect our business and operating results.

We depend on clinical investigators and clinical sites to enroll patients in our clinical trials, and on other third parties to manage the trials and to perform related data collection and analysis, and, as a result, we may face costs and delays that are outside of our control.

While we currently do not have any active clinical trials enrolling patients, we may in the future need to rely on clinical investigators and clinical sites to enroll patients in our clinical trials and other third parties to manage the trials and to perform related data collection and analysis. However, we may not be able to control the amount and timing of resources that clinical sites may devote to our clinical trials. If these clinical investigators and clinical sites fail to enroll a sufficient number of patients in our clinical trials, ensure compliance by patients with clinical protocols or comply with regulatory requirements, we will be unable to complete these trials, which could prevent us from obtaining or maintaining regulatory approvals for our product. Our agreements with clinical investigators and clinical trial sites for clinical testing place substantial responsibilities on these parties and, if these parties fail to perform as expected, our trials could be delayed or terminated. If these clinical investigators, clinical sites or other third parties do not carry out their contractual duties or obligations or fail to meet expected deadlines, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated, or the clinical data may be rejected by the FDA, adversely affecting our ability to successfully commercialize our product.

Modifications to the Lap-Band and Lap-Band 2.0 system may require additional approval from regulatory authorities, which may not be obtained or may delay our commercialization efforts.

The FDA and our European Notified Body require medical device companies to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance; however, some of these regulatory authorities can review a company’s decision. Any modifications to an approved device that could significantly affect its safety or efficacy, or that would constitute a major change in its intended use could require additional clinical studies and separate regulatory applications. Product changes or revisions will require all the regulatory steps and associated risks discussed above possibly including testing, regulatory filings and clinical studies. We may not be able to obtain approval of supplemental regulatory approvals for product modifications, new indications for our product or new products. Delays in obtaining future clearances would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our commercialization efforts and future growth.

If we or our suppliers fail to comply with ongoing regulatory requirements, or if we experience unanticipated product problems, our Lap-Band system could be subject to restrictions or withdrawal from the market.

Any product for which we obtain marketing approval, along with the manufacturing processes, post-approval clinical data and promotional activities for such product, will be subject to continual review and periodic inspections by our European Notified Body and the FDA and other regulatory bodies. In particular we and our manufacturers and suppliers are required to comply with ISO requirements, Good Manufacturing Practices, which for medical devices is called the Quality System Regulation (“QSR”), and other regulations which cover the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain marketing approval. The FDA enforces the QSR through inspections, which may be unannounced, and the CE system enforces its certification through inspections and audits as well. Our quality system has received certification of compliance to the requirements of ISO 13485:2016 and will have to continue to successfully complete such inspections to maintain regulatory approvals for sales outside of the United States. Failure by us or one of our manufacturers or suppliers to comply with statutes and regulations administered by the FDA, CE authorities and other regulatory bodies, or failure to adequately respond to any observations, could result in enforcement actions against us or our manufacturers or suppliers, including, restrictions on our product or manufacturing processes, withdrawal of the product from the market, voluntary or mandatory recall, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties.

If any of these actions were to occur it would harm our reputation and cause our product sales to suffer. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with applicable regulatory requirements. If the FDA or any other regulatory body finds their compliance status to be unsatisfactory, our commercialization efforts could be delayed, which would harm our business and our results of operations.

Additionally, if the FDA determines that our promotional materials, training or other activities constitute promotion of an unapproved use, we could be subject to significant liability, the FDA could request that we cease, correct or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.

We are subject to medical device reporting regulations that require us to report to the FDA, national bodies known as Competent Authorities or other governmental authorities in other countries if our products cause or contribute to a death or serious injury or malfunction in a way that would be reasonably likely to contribute to death or serious injury if the malfunction were to recur. The FDA and similar governmental authorities in other countries have the authority to require the recall of our products in the event of material deficiencies or defects in design or manufacturing. A government mandated, or voluntary, recall by us could occur as a result of component failures, manufacturing errors or design defects, including defects in labeling. Any recall would divert managerial and financial resources and could harm our reputation with customers. There can be no assurance that there will not be product recalls in the future or that such recalls would not have a material adverse effect on our business. Once the product is approved and implanted in a large number of patients, infrequently occurring adverse events may appear that were not observed in the clinical trials. This could cause health authorities in countries where the product is available to take regulatory action, including marketing suspension and recall.

For example, on January 18, 2023, we received a letter from the FDA requesting additional information regarding Medical Device Reports submitted in 2021 related adverse events associated with a Lap-Band device and pregnancy. The FDA’s letter indicates a concern for an increased risk for Lap-Band complications in pregnant patients and requests that we provide, among other information, any actions planned or implemented which might reduce the likelihood of such events, which we are in the process of responding to. We believe there is robust peer-reviewed published data that supports our belief that concerns raised by the FDA are anomalies and rare occurrences. For example, a June 2022 consensus statement on laparoscopic adjustable gastric band (LAGB) management, which includes the Lap-Band, by the ASMBS found that (i) a tailored approach to LAGB management during pregnancy allows patients and providers to monitor weight gain, nutritional adequacy, and fetal growth for a healthy pregnancy outcome and (ii) evidence supports LAGB placement as safe and well tolerated during pregnancy with close LAGB monitoring. While improbable, if there are additional, or more serious, adverse events for pregnant Lap-Band patients, or if the FDA issues a warning regarding, or restricts the use of, the Lap-Band with pregnant patients, or patients who may become pregnant, our business could be harmed. One of the goals of our direct-to-consumer marketing campaign is to help people understand that the Lap-Band offers unique benefits for a variety of obese patients, including patients who may become pregnant. If there is a perception that the Lap-Band is not safe for pregnant patients, it could harm our reputation and cause our Lap-Band sales to suffer.

We face the risk of product liability claims that could be expensive, divert management’s attention and harm our reputation and business. We may not be able to obtain adequate product liability insurance.

Our business exposes us to a risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices. The medical device industry has historically been subject to extensive litigation over product liability claims. We have previously reported adverse events associated with the Lap-Band system, including as related to pregnant patients, and may be subject to product liability claims if our products cause, or appear to have caused, an injury. Claims may be made by consumers, healthcare providers, third-party strategic collaborators or others selling our products.

We have product liability insurance, which covers the use of our products in our clinical trials and any commercial sales, in an amount we believe is appropriate. Our current product liability insurance may not continue to be available to us on acceptable terms, if at all, and, if available, the coverage may not be adequate to protect us against any future product liability claims. If we are unable to obtain insurance at an acceptable cost and on acceptable terms for an adequate coverage amount, or otherwise to protect against potential product liability claims, we could be exposed to significant liabilities, which may harm our business. A product liability claim, recall or other claim with respect to uninsured liabilities or for amounts in excess of insured liabilities could have a material adverse effect on our business, financial condition and results of operations. These liabilities could prevent or interfere with our product commercialization efforts. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers or result in reduced acceptance of our products in the market.

We may be subject to product liability claims even if it appears that the claimed injury is due to the actions of others. For example, we rely on the expertise of surgeons and other associated medical personnel to perform the medical procedure to implant and remove our products and to perform the related therapy. If these medical personnel are not properly trained or are negligent, the therapeutic effect of our products may be diminished or the patient may suffer critical injury, which may subject us to liability. In addition, an injury that is caused by the negligence of one of our suppliers in supplying us with a defective component that injures a patient could be the basis for a claim against us. A product liability claim, regardless of its merit or eventual outcome, could result in decreased demand for our products; injury to our reputation; diversion of management’s attention; withdrawal of clinical trial participants; significant costs of related litigation; substantial monetary awards to patients; product recalls or market withdrawals; loss of revenue; and the inability to commercialize our products under development.

Risks Related to our Intellectual Property

If we are unable to obtain or maintain intellectual property rights relating to our technology and neuroblocking therapy, the commercial value of our technology and any future products will be adversely affected and our competitive position will be harmed.

Our commercial success depends in part on our ability to obtain protection in the United States and other countries for our Lap-Band System, Obalon Balloon System, and DBSN device by establishing and maintaining intellectual property rights relating to or incorporated into our technology and products. We own numerous U.S. and foreign patents and have numerous patent applications pending, most of which pertain to treating gastrointestinal disorders and the treatment of obesity. We have also received or applied for additional patents outside the United States. Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide us any competitive advantage. We expect to incur substantial costs in obtaining patents and, if necessary, defending our proprietary rights. The patent positions of medical device companies, including ours, can be highly uncertain and involve complex and evolving legal and factual questions. We do not know whether we will obtain the patent protection we seek, or that the protection we do obtain will be found valid and enforceable if challenged. If we fail to obtain adequate protection of our intellectual property, or if any protection we obtain is reduced or eliminated, others could use our intellectual property without compensating us, resulting in harm to our business. We may also determine that it is in our best interests to voluntarily challenge a third-party’s products or patents in litigation or administrative proceedings, including patent interferences, re-examinations or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed. In the event that we seek to enforce any of our owned or exclusively licensed patents against an infringing party, it is likely that the party defending the claim will seek to invalidate the patents we assert, which, if successful could result in the loss of the entire patent or the relevant portion of our patent, which would not be limited to any particular party. Any litigation to enforce or defend our patent rights, even if we were to prevail, could be costly and time-consuming and could divert the attention of our management and key personnel from our business operations. Even if we were to prevail in any litigation, we cannot assure you that we can obtain an injunction that prevents our competitors from practicing our patented technology. Our competitors may independently develop similar or alternative technologies or products without infringing any of our patent or other intellectual property rights, or may design around our proprietary technologies.

We cannot assure you that we will obtain any patent protection that we seek, that any protection we do obtain will be found valid and enforceable if challenged or that it will confer any significant commercial advantage. U.S. patents and patent applications may also be subject to interference proceedings and U.S. patents may be subject to re-examination proceedings in the USPTO, or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed, and foreign patents may be subject to opposition or comparable proceedings in the corresponding foreign patent offices, which proceedings could result in either loss of the patent or denial of the patent application, or loss or reduction in the scope of one or more of the claims of, the patent or patent application. In addition, such interference, re-examination and opposition proceedings may be costly. Moreover, the U.S. patent laws have recently changed with the adoption of the America Invents Act (“AIA”), possibly making it easier to challenge patents. Some of our technology was, and continues to be, developed in conjunction with third parties, and thus there is a risk that such third parties may claim rights in our intellectual property. Thus, any patents that we own or license from others may provide limited or no protection against competitors. Our pending patent applications, those we may file in the future, or those we may license from third parties, may not result in patents being issued. If issued, they may not provide us with proprietary protection or competitive advantages against competitors with similar technology.

We may lose important patents or patent rights if we do not timely pay required patent fees or annuities.

We have, from time to time, experienced delays in the payment of required patent fees or annuities. Non-payment or delay in payment of patent fees or annuities, whether intentional or unintentional, may result in loss of patents or patent rights important to our business. Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, many countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, the patent owner may have limited remedies, which could materially diminish the value of the patent. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States, particularly in the field of medical products and procedures.

Many of our competitors have significant resources and incentives to apply for and obtain intellectual property rights that could limit or prevent our ability to commercialize our current or future products in the United States or abroad.

Many of our competitors who have significant resources and have made substantial investments in competing technologies may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the U.S. or in international markets. Our current or future U.S. or foreign patents may be challenged, circumvented by competitors or others or may be found to be invalid, unenforceable or insufficient. In most cases in the United States patent applications are published 18 months after filing the application, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first to make the inventions covered by each of our pending patent applications, or that we were the first to file patent applications for such inventions.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on our unpatented proprietary technology, trade secrets, processes and know-how. We generally seek to protect this information by confidentiality agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Intellectual property litigation is a common tactic in the medical device industry to gain competitive advantage. If we become subject to a lawsuit, we may be required to expend significant financial and other resources and our management’s attention may be diverted from our business.

There has been a history of frequent and extensive litigation regarding patent and other intellectual property rights in the medical device industry, and companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. Accordingly, we may become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the USPTO to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. We may also become subject to claims or litigation seeking payment of royalties based on sales of our product in connection with licensing or similar joint development arrangements with third parties or in connection with claims of patent infringement.

The defense and prosecution of intellectual property suits, USPTO interference proceedings, reexamination proceedings, or under more recently promulgated Inter Partes Review proceedings, depending on when the patent application was filed, or opposition proceedings and related legal and administrative proceedings, are both costly and time consuming and could result in substantial uncertainty to us. Litigation or regulatory proceedings may also be necessary to enforce patent or other intellectual property rights of ours or to determine the scope and validity of other parties’ proprietary rights. Any litigation, opposition or interference proceedings, with or without merit, may result in substantial expense to us, cause significant strain on our financial resources, divert the attention of our technical and management personnel and harm our reputation. We may not have the financial resources to defend our patents from infringement or claims of invalidity. An adverse determination in any litigation could subject us to significant liabilities to third parties, require us to seek licenses from or pay royalties to third parties or prevent us from manufacturing, selling or using our proposed products, any of which could have a material adverse effect on our business and prospects.

Our Lap-Band System, Obalon Balloon System or DBSN device may infringe or be claimed to infringe patents that we do not own or license, including patents that may issue in the future based on patent applications of which we are currently aware, as well as applications of which we are unaware. For example, we are aware of other companies that are investigating neurostimulation, including neuroblocking, and of patents and published patent applications held by companies in those fields. While we believe that none of such patents and patent applications are applicable to our products and technologies under development, third parties who own or control these patents and patent applications in the United States and abroad could bring claims against us that would cause us to incur substantial expenses and, if such claims are successfully asserted against us, they could cause us to pay substantial damages, could result in an injunction preventing us from selling, manufacturing or using our proposed products and would divert management’s attention. Because patent applications in many countries such as the United States are maintained under conditions of confidentiality and can take many years to issue, there may be applications now pending of which we are unaware, and which may later result in issued patents that our products infringe. If a patent infringement suit were brought against us, we could be forced to stop our ongoing or planned clinical trials, or delay or abandon commercialization of the product that is subject of the suit.

As a result of patent infringement claims, or to avoid potential claims, we may choose or be required to seek a license from a third-party and be required to pay license fees or royalties, or both. A license may not be available at all or on commercially reasonable terms, and we may not be able to redesign our products to avoid infringement. Modification of our products or development of new products could require us to conduct additional clinical trials and to revise our filings with the FDA and other regulatory bodies, which would be time-consuming and expensive. Even if we were able to obtain a license, the rights may be nonexclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. This could harm our business significantly.

We may in the future become involved in lawsuits, to protect or enforce our intellectual property, which can be expensive and time consuming and could result in the diversion of significant resources.

Adverse proceedings such as litigation or challenges to the validity of our patents can be expensive, time consuming and may divert the efforts of our technical and managerial personnel, which could in turn harm our business, whether or not we receive a determination favorable to us. In addition, in an infringement or other adverse proceeding, a court may decide that the patent we seek to enforce is invalid or unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that the patent in question does not cover the technology in question. An adverse result in any litigation or proceeding could place one or more of our patents at risk of being invalidated, interpreted narrowly or found unenforceable. Some of our competitors may be able to devote significantly more resources to intellectual property litigation, and may have significantly broader patent portfolios to assert against us, if we assert our rights against them.

Risks Relating to Ownership of our Common Stock

The trading price of our common stock has been volatile and is likely to be volatile in the future.

The trading price of our common stock has been highly volatile. The market price for our common stock will be affected by a number of factors, including:

●	the denial or delay of regulatory clearances or approvals of our product or receipt of regulatory approval of competing products;
●	our ability to accomplish clinical, regulatory and other product development milestones and to do so in accordance with the timing estimates we have publicly announced;
●	changes in policies affecting third-party coverage and reimbursement in the United States and other countries;
●	changes in government regulations and standards affecting the medical device industry and our product;
●	ability of our products to achieve market success;
●	the performance of third-party contract manufacturers and component suppliers;
●	our ability to develop sales and marketing capabilities;
●	actual or anticipated variations in our results of operations or those of our competitors;
●	announcements of new products, technological innovations or product advancements by us or our competitors;
●	developments with respect to patents and other intellectual property rights;
●	sales of common stock or other securities by us or our stockholders in the future;
●	additions or departures of key scientific or management personnel;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;
●	the trading volume of our common stock;
●	changes in earnings estimates or recommendations by securities analysts, failure to obtain or maintain analyst coverage of our common stock or our failure to achieve analyst earnings estimates;
●	public statements by analysts or clinicians regarding their perceptions of our clinical results or the effectiveness of our products;
●	decreases in market valuations of medical device companies; and
●	general market conditions and other factors unrelated to our operating performance or the operating performance of our competitors.

The stock prices of many companies in the medical device industry have experienced wide fluctuations that have often been unrelated to the operating performance of these companies. Following periods of volatility in the market price of a company’s securities, securities class action litigation often has been initiated against a company. If class action litigation is initiated against us, we may incur substantial costs and our management’s attention may be diverted from our operations, which could significantly harm our business.

Sales of a substantial number of shares of our common stock in the public market by existing stockholders, or the perception that they may occur, could cause our stock price to decline.

Sales of substantial amounts of our common stock by us or by our stockholders, announcements of the proposed sales of substantial amounts of our common stock or the perception that substantial sales may be made, could cause the market price of our common stock to decline. We may issue additional shares of our common stock in follow-on offerings to raise additional capital, upon the exercise of options or warrants, or in connection with acquisitions or corporate alliances. We also plan to issue additional shares to our employees, directors or consultants in connection with their services to us. All of the currently outstanding shares of our common stock are freely tradable under federal and state securities laws, except for shares held by our directors, officers and certain greater than five percent stockholders, which may be subject to holding period, volume and other limitations under Rule 144. Due to these factors, sales of a substantial number of shares of our common stock in the public market could occur at any time and could reduce the market price of our common stock.

We have a significant number of outstanding warrants, which may cause significant dilution to our stockholders, have a material adverse impact on the market price of our common stock and make it more difficult for us to raise funds through future equity offerings.

As of July 8, 2024, the date of the Merger Agreement and Asset Purchase Agreement, we had outstanding 508,735 shares of common stock. In addition, we had outstanding warrants to acquire 82,440 shares of common stock. The issuance of shares of common stock upon the exercise of warrants would dilute the percentage ownership interest of all stockholders, might dilute the book value per share of our common stock and would increase the number of our publicly traded shares, which could depress the market price of our common stock.

In addition to the dilutive effects described above, the perceived risk of dilution as a result of the significant number of outstanding warrants may cause our common stockholders to be more inclined to sell their shares, which would contribute to a downward movement in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our common stock price could encourage investors to engage in short sales of our common stock, which could further contribute to price declines in our common stock. The fact that our stockholders and warrant holders can sell substantial amounts of our common stock in the public market, whether or not sales have occurred or are occurring, could make it more difficult for us to raise additional funds through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate, or at all.

If we fail to meet all applicable Nasdaq Capital Market requirements, Nasdaq could delist our common stock, which could adversely affect the market liquidity of our common stock and the market price of our common stock could decrease.

Nasdaq monitors our ongoing compliance with its minimum listing requirements and if we fail to meet those requirements and cannot cure such failure in the prescribed period of time, our common stock could be subject to delisting from the Nasdaq market. In the event that our common stock is delisted from the Nasdaq Capital Market and is not eligible for quotation or listing on another market or exchange, trading of our common stock could be conducted only in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our common stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our common stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

For example, on October 10, 2023, we received a written notice from The Nasdaq Stock Market indicating that we were not in compliance with the $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) for continued listing on The Nasdaq Capital Market. The notice provided that we had until April 7, 2024 to regain compliance. In order to regain compliance with the bid price requirement, on February 23, 2024, the stockholders of ReShape authorized for the Board, in its discretion but no later than February 23, 2025, to declare a reverse stock split at a ratio in the range of 1-for-10 to 1-for-60, such ratio to be determined by the Board. On April 9, 2024, the Company received a written notice from the Nasdaq Staff that the Company has not regained compliance with the minimum $1.00 bid price requirement. However, the Nasdaq Staff has determined that the Company is eligible for an additional 180 calendar period, or until October 7, 2024, to regain compliance. If at any time during this period the closing bid price of the Company’s common stock is at least $1.00 per share for a minimum of 10 consecutive business days, the Nasdaq Staff will provide the Company with a written confirmation of compliance and the matter will be closed. If compliance cannot be demonstrated by October 6, 2024, the Nasdaq Staff will provide written notification that the Company’s common stock will be delisted. At that time, the Company may appeal the Nasdaq Staff’s determination to a Hearings Panel. On September 23, 2024, ReShape effected a reverse stock split of the ReShape Shares at a ratio of 1-for-58 and on October 7, 2024 the Nasdaq Staff notified ReShape that it has regained compliance with the bid price requirement and the matter is now closed.

On November 25, 2024, we received a written notice from Nasdaq indicating that we are not in compliance with Nasdaq Listing Rule 5550(b)(1), which requires companies listed on the Nasdaq Capital Market to maintain a minimum of $2.5 million in stockholders’ equity for continued listing. As of September 30, 2024, our stockholders’ equity was $1,487,000. Under the Nasdaq Listing Rules we have 45 calendar days to submit a plan to regain compliance. If our plan is accepted, Nasdaq can grant an extension of up to 180 calendar days from the date of the initial notice to evidence compliance.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital for general corporate purposes, in the future we may offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may be lower than the current price per share of our common stock. In addition, investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in prior offerings.

Our organizational documents and Delaware law make a takeover of our company more difficult, which may prevent certain changes in control and limit the market price of our common stock.

The Restated Certificate of Incorporation of ReShape, as amended (our “charter”), and the Amended and Restated Bylaws of ReShape (our “bylaws”) and Section 203 of the Delaware General Corporation Law contain provisions that may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. These provisions include:

●	the ability of the Board to create and issue preferred stock without stockholder approval, which could be used to implement anti-takeover devices;
●	the authority for the Board to issue without stockholder approval up to the number of shares of common stock authorized in the charter, that, if issued, would dilute the ownership of our stockholders;

●	the advance notice requirement for director nominations or for proposals that can be acted upon at stockholder meetings;
●	a classified and staggered board of directors, which may make it more difficult for a person who acquires control of a majority of our outstanding voting stock to replace all or a majority of our directors;
●	the prohibition on actions by written consent of our stockholders;
●	the limitation on who may call a special meeting of stockholders;
●	the prohibition on stockholders accumulating their votes for the election of directors; and
●	the ability of stockholders to amend the bylaws only upon receiving a majority of the votes entitled to be cast by holders of all outstanding shares then entitled to vote generally in the election of directors, voting together as a single class.

In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

These provisions also could discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some provisions in the charter and bylaws may deter third parties from acquiring us, which may limit the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future, and any return on investment may be limited to the value of our common stock.

We have never paid dividends on our common stock and do not anticipate paying dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on our earnings, financial condition and other business and economic factors affecting us at such time as the Board may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

Risks Related to the Asset Sale

While the Asset Sale is pending, it creates unknown impacts on our future which could materially and adversely affect its business, financial condition and results of operations.

While the Asset Sale is pending, it creates unknown impacts on our future. Therefore, our current or potential business partners may decide to delay, defer or cancel entering into new business arrangements with ReShape pending consummation of the Asset Sale. The occurrence of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations.

The failure to consummate the Asset Sale may materially and adversely affect our business, financial condition and results of operations.

The Asset Sale is subject to various closing conditions including, among others, the approval of the Asset Sale by ReShape’s stockholders. ReShape cannot control these conditions and cannot assure you that they will be satisfied. If the Asset Sale is not consummated, ReShape may be subject to a number of risks, including the following:

●	we may not be able to identify an alternate transaction, or if an alternate transaction is identified, such alternate transaction may not result in equivalent terms as compared to what is proposed in the Asset Sale;
●	the trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the Asset Sale will be consummated;

●	doubt as to our ability to effectively implement its current and future business strategies;
●	our costs related to the Asset Sale, such as legal, accounting and financial advisory fees, must be paid even if the Asset Sale is not completed; and
●	our relationships with its customers, suppliers and employees may be damaged and its business may be harmed.

The occurrence of any of these events individually or in combination could materially and adversely affect our business, financial condition and results of operations, which could cause the market value of our common stock to decline.

The Merger may be consummated despite the Asset Sale not closing under certain circumstances.

While the closing of the Merger is conditioned on the closing of the Asset Sale, if we fail to consummate the Asset Sale, the Merger may still proceed, provided that the closing condition related to the closing of the Asset Sale contained in the Merger Agreement is waived by Vyome. The occurrence of these events would result in the Combined Company continuing to own the assets currently contemplated to be sold to Ninjour as part of the Asset Sale following the closing of the Merger, which could cause the Combined Company to incur unanticipated costs and expenses in connection with continued ownership of such assets, or pursuit of an alternative disposition of such assets. Further, in such an event, the Combined Company may also be subject to any disputes/ litigation filed in respect of the assets to be sold as part of the Asset Sale. Any such liabilities or problems could have an adverse effect on the Combined Company’s business, financial condition, results of operations or cash flows.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, or filings with the SEC and our public releases, that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Our forward-looking statements include, but are not limited to, statements regarding our “expectations,” “hopes,” “beliefs,” “intentions” or “strategies” regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should” and “would,” as well as similar expressions, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward looking. Such statements include, but are not limited to, statements contained in this prospectus relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors (including the risks contained in the section of this prospectus entitled “Risk Factors”) relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

This prospectus may contain assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as forward-looking statements. We may also from time to time make forward-looking statements in other documents and reports that are filed with or submitted to the SEC, in other information sent to our security holders, and in other written materials. We also caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material.

CAPITALIZATION

The following table sets forth our cash and our capitalization as of September 30, 2024:

●	on an actual basis;
●	on a pro forma basis, giving effect to (i) the issuance of the senior secured convertible note in the principal amount of $833.333.34 to the Investor and the receipt of the $652,500 of cash proceeds from such issuance; (ii) the issuance of 159,643 shares of Common Stock upon conversion of the senior secured convertible note issued on October 16, 2024 at an initial conversion price of $5.22 per share.

	As of September 30, 2024
	Actual	Pro Forma Adjustments	Pro Forma Adjusted
Cash and cash equivalents	$743	$653	$1,396
Stockholder’s equity
Preferred stock
Common Stock	—	2	2
APIC	642,518	651	643,169
Accumulated deficit	(640,943)	—	(640,943)
Accumulated other	(88)	—	(88)
Total Equity	$1,487	$653	$2,140

You should read the information in this table together with our condensed consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2024, incorporated by reference in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock by Ascent in this offering. We may receive up to $5,000,000 in gross proceeds from the shares of common stock that we may sell to Ascent pursuant to the Equity Purchase Agreement from time to time after the date that the registration statement of which this prospectus is a part is declared effective. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares of common stock that we choose to sell, our ability to meet the conditions set forth in the Equity Purchase Agreement, market conditions and the price of shares of our Common Stock, among other factors. See section titled “Plan of Distribution” in this prospectus for more information.

We expect to use the net proceeds that we receive from the sales of our common stock to Ascent under the Equity Purchase Agreement for general corporate purposes, including expenses related to our previously announced proposed merger with Vyome Therapeutics, Inc. and sale of substantially all of our assets to Ninjour Health International Limited, provided that under the terms of the Securities Purchase Agreement for the Convertible Note transaction with Ascent, we must use 66% of the net proceeds from any issuance of capital stock, including under an equity line of credit, to prepay the amount we owe to Ascent under the Convertible Note. We may find it necessary or advisable to use the net proceeds for other purposes. We will have broad discretion over the use of any proceeds from the sales of our common stock to Ascent. The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus and in any accompanying prospectus supplements, as well as the amount of cash used in our operations.

MARKET AND DIVIDEND INFORMATION FOR OUR COMMON STOCK

Market Information

Our common stock is listed on the Nasdaq Capital Market under the ticker symbol “RSLS.”

Holders of Record

As of December 3, 2024, we had 39 holders of record. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose common stock may be held in trust or by other entities.

Dividends

We have not paid any cash dividends and do not expect to do so in the foreseeable future.

DESCRIPTION OF EQUITY FINANCING TRANSACTION

General

On December 19, 2024, we entered into a common stock purchase agreement (the “Equity Purchase Agreement”) with Ascent Partners Fund LLC (“Ascent”) pursuant to which Ascent has agreed to purchase from the Company, at the Company’s direction from time to time, in its sole discretion, from and after the effectiveness of the definitive documentation (the “Effective Date”), and until the earlier of (i) the 36-month anniversary of the Effective Date or (ii) the termination of the Equity Purchase Agreement in accordance with the terms thereof (the “Commitment Period”), shares of our common stock having a total maximum aggregate purchase price of $5,000,000 (the “Purchase Shares”), upon the terms and subject to the conditions and limitations set forth therein.

As consideration for its commitment to purchase our common stock under the Equity Purchase Agreement, on December 19, 2024, we issued 17,300 shares of our common stock to Ascent, including 21,015 shares issuable upon exercise of a pre-funded warrant, which shares are registered under this prospectus. Ascent has agreed to hold these commitment shares, subject to a 9.99% beneficial ownership limitation, through the record date for the meeting of our stockholders to be held to approve, among other things, the Merger with Vyome and Asset Sale to Biorad and will vote such shares in favor of all management proposals at such meeting.

Purchase of Shares of Common Stock Under the Equity Purchase Agreement

During the Commitment Period, we may, from time to time and at our sole discretion, direct Ascent to purchase such number of shares of our common stock (the “Issuance Notice”) that does not exceed (a) if the Issuance Notice is received prior to 9:00 a.m. Eastern Standard Time, the lesser of: (i) an amount equal to 12.5% of the aggregate daily traded volume of our common stock on Nasdaq for the ten (10) trading days immediately preceding the date of such closing and (ii) a purchase price of $500,000 and (b) otherwise, the lesser of: (i) 7.5% of the aggregate daily traded volume of our common stock on Nasdaq for the ten (10) trading days immediately preceding the date of such closing and (ii) a purchase price of $250,000. The price paid for each share of our common stock at each closing shall be 93% of the volume-weighted average price of our common stock (“VWAP”) on the trading day prior to such closing; provided, that if 93% of the lowest VWAP in the four trading days following such closing is lower than such share price, then, as a true-up, we shall issue additional shares of our common stock to Ascent so as to ensure that the total number of shares received by Ascent is equal to the number it would have received for the aggregate purchase price paid at such closing if the shares of our common stock had bene valued at such lower number.

We will control the timing and amount of any sales of our common stock to Ascent, and Ascent has no right to require us to sell any shares to it under the Equity Purchase Agreement. Actual sales of shares of common stock to Ascent under the Equity Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our common stock and determinations by us as to available and appropriate sources of funding for ReShape and its operations. Ascent may not assign its rights and obligations under the Equity Purchase Agreement.

The Equity Purchase Agreement prohibits us from directing Ascent to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Ascent and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act and Rule 13d-3 thereunder), would result in Ascent and its affiliates beneficially owning more than 9.99% of the then total outstanding shares of our common stock.

If we fail to issue and deliver the shares purchased pursuant to an Issuance Notice to Ascent within two trading days of the issuance of an Issuance Notice or fail to have any restrictive legends removed from any shares purchased pursuant to an Issuance Notice, we will be considered in breach of our obligations under the Equity Purchase Agreement.

The Equity Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions. Sales under the Equity Purchase Agreement may commence only after certain conditions have been satisfied, including effectiveness of the registration statement to which this prospectus relates.

Termination of the Equity Purchase Agreement

Unless earlier terminated as provided in the Equity Purchase Agreement, the Equity Purchase Agreement will terminate automatically on the earliest to occur of: (i) the first day of the month next following the 36 month anniversary of the Effective Date, or (ii) the date on which Ascent shall have purchased shares of our common stock under the Equity Purchase Agreement for an aggregate gross purchase price equal to $5,000,000.

We have the right to terminate the Equity Purchase Agreement at any time for any reason or for no reason, without any liability whatsoever, upon five trading days’ prior written notice to Ascent, provided that (i) there are no outstanding Issuance Notices, the common stock under which have yet to be issued, and (ii) we have paid all amounts owed to Ascent pursuant to the Equity Purchase Agreement.

ReShape and Ascent also have the option to terminate the Equity Purchase Agreement by mutual written consent, which shall be effective as of the date of such mutual written consent unless otherwise provided in such written consent.

No Short-Selling or Hedging by Ascent

Ascent has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Equity Purchase Agreement.

Registration Rights Granted to Ascent

As provided under the Equity Purchase Agreement, we agreed to file a registration statement with the SEC covering the resale of the shares of our common stock issued to Ascent pursuant to the Equity Purchase Agreement. We shall also use commercially reasonable efforts to continuously maintain the effectiveness of such registration statement until all of the Purchase Shares have been sold or may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF CONVERTIBLE NOTE TRANSACTION

In a private transaction, on October 16, 2024, we entered into a securities purchase agreement (the “SPA”) with Ascent. Pursuant to the SPA, we agreed to issue to Ascent a senior secured convertible note in the aggregate original principal amount of $833,333.34 (the “Note”), and also issued to Ascent 7,983 shares of common stock as “commitment shares” to Ascent.

We are the issuer of the Note, and our subsidiaries are guaranteeing the obligations under the Note pursuant to a Guaranty, dated October 16, 2024. The Note is fully secured by collateral of ReShape and our subsidiaries. The security interest in favor of Ascent, as collateral agent, covers substantially all assets of ReShape including, without limitation, the intellectual property, trademark, and patent rights of ReShape. The parties entered into a Security Agreement and certain intellectual property security agreements granting such security interest in favor of Ascent.

Note. In connection with the SPA, we issued to Ascent the Note on October 16, 2024, which bears an interest rate of 10% per annum and is due and payable on the earlier of (i) January 16, 2025 and (ii) the date of consummation or termination of our previously announced merger with Vyome Therapeutics, Inc. The initial conversion price of the Note is $5.22 per share of common stock. The Note may not be converted by Ascent into shares of common stock if such conversion would result in Ascent and its affiliates owning in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of all shares issuable upon conversion of the Note. The Note provides for certain events of default that are typical for a transaction of this type, including, among other things, any breach of the representations or warranties made by ReShape or its subsidiaries. In connection with any event of default that results in the acceleration of payment of the Note and while it is continuing, the interest rate on the Note shall accrue at an interest rate equal to the lesser of 24% per annum or the maximum rate permitted under applicable law.

Registration Rights Agreement. In connection with the SPA, we entered into a Registration Rights Agreement with Ascent, dated October 16, 2024 (the “RRA”). The RRA provides that we will file a registration statement to register the shares of common stock underlying the Note and the commitment shares within 30 days after the date of the SPA and will use its best efforts to cause the registration statement to be declared effective within 30 days after the filing date.

Lock-Up Agreement. In connection with the SPA, the directors and officers of ReShape each entered into a lock-up agreement (the “Lock-Up Agreement”), pursuant to which each agreed to, from the date of the Lock-Up Agreement until the Note is no longer outstanding, subject to certain customary exceptions, not offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of any shares of common stock of ReShape or securities convertible, exchangeable or exercisable into, shares of common stock of ReShape beneficially owned, held or acquired by the person signing the Lock-Up Agreement.

Leak-Out Agreement. In connection with the SPA, we entered into a Leak-Out Agreement with Ascent, dated October 16, 2024, pursuant to which Ascent agreed that on any trading day while the Note, or shares of common stock issued to Ascent upon conversion of the Note, remains outstanding, Ascent will not, and will cause each of its trading affiliates not to, sell, dispose or otherwise transfer, in the aggregate, more than 10% of the composite daily trading volume of the common stock as reported by Bloomberg, LP.

THE SELLING STOCKHOLDER

This prospectus relates to the possible resale from time to time by the Selling Stockholder of any or all of the shares of common stock that may be issued by us to the Selling Stockholder under the Equity Purchase Agreement or upon conversion of the Convertible Note and the commitment shares issued in those respective transactions. We are registering the shares of common stock pursuant to the registration rights granted to the Selling Stockholder as provided under the Equity Purchase Agreement we entered into with the Selling Stockholder as described under the sections titled “Description of Equity Financing Transaction” and “Description of Convertible Note Transaction” in order to permit the selling stockholder to offer the shares for resale from time to time. Except for the transactions entered with the Selling Stockholder and the Equity Purchase Agreement, the Convertible Note and other financings that are disclosed in our public filings, the Selling Stockholder has not had any material relationship with us within the past three years. As used in this prospectus, the term “Selling Stockholder” (or “Ascent” as applicable) means Ascent Partners Fund LLC.

The table below presents information regarding the selling stockholder and the shares of our common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the selling stockholder and reflects holdings as of December [•], 2024. The number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our common stock that the Selling Stockholder may offer under this prospectus. The Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our common stock with respect to which the Selling Stockholder has voting and investment power. The percentage of shares of our common stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 712,680 shares of our common stock outstanding on December 3, 2024.

	Shares Beneficially Owned Prior to the Offering		Number of Shares	Shares Beneficially Owned After Completion of the Offering
Name of Selling Stockholder	Number(2)	Percentage(3)	Being Offered	Number(4)	Percentage
Ascent Partners Fund LLC(1)	70,555	9.99%	2,112,072	115,693	9.99%
(1)	Ascent Partners Fund LLC is a Delaware limited liability company.
(2)	Includes an aggregate of [•] shares of common stock upon full conversion of the Convertible Note directly held by Ascent (which number assumes the conversion of the Convertible Note at a conversion price of $5.22 and the current interest amounts due thereon) which is subject to a 9.99% beneficial ownership blocker.
(3)	Applicable percentage ownership is based on 712,680 shares of our common stock outstanding as of December [•], 2024 and [•] shares of common stock issuable upon full conversion of the Convertible Note directly held by Ascent.
(4)	Assumes the sale of all shares being offered pursuant to this prospectus.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of the rights of our common and preferred stock and some of the provisions of our charter and bylaws and of the Delaware General Corporation Law, or DGCL. Our authorized capital stock consists of 300,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share.

As of December 3, 2024, there were 712,680 shares of our common stock outstanding, held by approximately 39 stockholders of record, and 95,388 shares of our series C convertible preferred stock outstanding.

Common Stock

Voting rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. We do not provide for cumulative voting for the election of directors in our charter. Accordingly, holders of a majority of the shares of our common stock are able to elect all of our directors. Our charter establishes a classified board of directors, to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our charter and bylaws provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our charter.

Dividend rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our board of directors may determine.

No preemptive or similar rights

Our common stock is not entitled to preemptive or subscription rights, and is not subject to conversion, redemption or sinking fund provisions. The rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate and issue in the future.

Right to receive liquidation distributions

Upon our liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

Pursuant to our charter, our Board is authorized, subject to limitations prescribed by Delaware law, to issue from time to time up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of their qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our Board is able to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our Board may be able to authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Series C Convertible Preferred Stock

The material terms and provisions of the shares of series C convertible preferred stock (“Series C Preferred Stock”) are summarized below. This summary of some provisions of the Series C Preferred Stock is not complete. For the complete terms of the Series C Preferred Stock, you should refer to the Certificate of Designation (the “Series C Certificate of Designation”) filed as an exhibit to this prospectus and incorporated herein by reference.

Conversion. There are currently 95,388 shares of our series C convertible preferred stock outstanding. Each outstanding share of Series C Preferred Stock is convertible, at the option of the holders, into 0.0000078 shares of common stock, rounded up to the nearest whole share, subject to adjustments for stock splits, stock dividends, distributions, subdivisions and combinations. Therefore, as of the date of this prospectus, each of the 10 holders of Series C Preferred Stock is entitled to convert all of their shares of Series C Preferred Stock into an aggregate of one share of common stock per holder.

Dividends. The Series C Preferred Stock is entitled to receive dividends (on an as-if-converted-to- common stock basis) actually paid on shares of common stock when, as and if such dividends are paid on shares of common stock. No other dividends will be paid on shares of Series C Preferred Stock.

Voting Rights. In general, the Series C Preferred Stock does not have voting rights. However, as long as any shares of Series C Preferred Stock remain outstanding, the Series C Certificate of Designation provides that we cannot, without the affirmative vote of holders of a majority of the then-outstanding shares of Series C Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock (including by the designation, authorization, or issuance of any shares of preferred stock that purports to have equal rights with, or be senior in rights or preferences to, the Series C Preferred Stock), (b) alter or amend the Series C Certificate of Designation, (c) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series C Preferred Stock, (d) increase the number of authorized shares of Series C Preferred Stock, (e) except for stock dividends or distributions for which adjustments are to be made pursuant to the Series C Certificate of Designation, pay dividends on any shares of capital stock of the Company, or (f) enter into any agreement with respect to any of the foregoing. Holders of Series C Preferred Stock are entitled to vote for the election of directors of the Company, voting on an as-converted to common stock basis and voting together as a single class with the holders of shares of common stock.

Liquidation. In the event of a liquidation, the holders of shares of Series C Preferred Stock are entitled to be paid, after and subject to the payment in full of all amounts required to be distributed to the holders of any other shares of the Company outstanding as of the date of our acquisition of ReShape Medical ranking on liquidation prior and in preference to the Series C Preferred Stock, but before any payments to be made to the holders of common stock or any other series of preferred stock, an amount per share equal to the greater of (i) $274.8774, plus any dividends declared but unpaid thereon, or (ii) such amount per share as would have been payable had all shares of Series C Preferred Stock been converted to common stock immediately prior to such liquidation. In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the Series C Preferred Stock will be entitled to receive upon conversion of the Series C Preferred Stock the same kind and amount of securities, cash or property which the holders would have received had they converted the Series C Preferred Stock immediately prior to such fundamental transaction. Any successor to us or surviving entity must assume the obligations under the Series C Certificate of Designation with respect to the Series C Preferred Stock.

Stock Options

As of December 3, 2024, we had outstanding options to purchase an aggregate of 144 shares of our common stock, with a weighted-average exercise price of approximately $34,101.10 per share.

Restricted Stock Units

As of December 3, 2024, we had 8 restricted stock units outstanding.

Warrants

As of December 3, 2024, we had outstanding warrants to purchase an aggregate of 81,432 shares of our common stock with expiration dates ranging from 2023 to 2028.

We have agreed to file a registration statement providing for the resale by the purchaser of the warrants issued in a private placement on November 9, 2022, and to keep such registration statement effective at all times until the purchaser no longer owns any such warrants or shares of common stock issuable upon exercise thereof.

Anti-Takeover Provisions

The provisions of Delaware law, our charter and our bylaws could have the effect of delaying, deferring or discouraging another person from acquiring control of our company. These provisions, which are summarized below, may have the effect of discouraging takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.

Delaware law

We are subject to the provisions of Section 203 of the DGCL, or Section 203, regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the person became an interested stockholder unless:

●	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66.67% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Charter and bylaw provisions

Our charter and our bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, including the following:

●	Board of Directors Vacancies. Our charter and bylaws authorize only our Board to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board will be permitted to be set only by a resolution adopted by a majority vote of our entire Board. These provisions would prevent a stockholder from increasing the size of our Board and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board but promotes continuity of management.
●	Classified Board. Our charter and bylaws provide that our Board be classified into three classes of directors, each with staggered three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board of directors.

●	Stockholder Action; Special Meetings of Stockholders. Our charter provides that our stockholders may not take action by written consent but may only take action at annual or special meetings of our stockholders. As a result, a holder controlling a majority of our capital stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our restated bylaws. Further, our restated bylaws and charter provide that special meetings of our stockholders may be called only by a majority of our Board, the chairman of our Board, our Chief Executive Officer or our President, thus prohibiting a stockholder from calling a special meeting. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
●	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempt to obtain control of our company.
●	No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our charter does not provide for cumulative voting.
●	Directors Removed Only for Cause. Our charter provides that stockholders may remove directors only for cause and only by the affirmative vote of the holders of at least two-thirds of our outstanding common stock.
●	Amendment of Charter Provisions. Any amendment of the above expected provisions in our charter would require approval by holders of at least two-thirds of our outstanding common stock, unless such amendment is approved by at least two-thirds of our directors, in which case the amendment may be approved by the holders of a majority of our outstanding common stock.
●	Issuance of Undesignated Preferred Stock. Our Board has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our Board. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or other means.
●	Choice of Forum. Our charter provides that the Court of Chancery of the State of Delaware will be the exclusive forum for: any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty; any action asserting a claim against us arising pursuant to the DGCL, our charter or our bylaws; any action to interpret, apply, enforce or determine the validity of our charter or our bylaws; or any action asserting a claim against us that is governed by the internal affairs doctrine. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 48 Wall Street, 22nd Floor, New York, NY 10005, and its telephone number is (800) 937-5449.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted our common stock shares for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of our common stock then outstanding; or
●	the average weekly reported trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

PLAN OF DISTRIBUTION

The shares of our common stock offered by this prospectus are being offered by the Selling Stockholder, Ascent Partners Fund LLC. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the shares of our common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for our common stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions; or any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Ascent Partners Fund LLC is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

The Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Equity Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. The Selling Stockholder has informed us that each such broker-dealer will receive commissions from the Selling Stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of shares of our common stock sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of shares of our common stock sold by the Selling Stockholder.

Other than as set forth below, we know of no existing arrangements between the Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our common stock offered by this prospectus. Please see section entitled “The Selling Stockholder” in this prospectus for further information about the securities beneficially owned by the Selling Stockholder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of the shares of our common stock covered by this prospectus by the Selling Stockholder. As consideration for the Selling Stockholder’s commitment to purchase our common stock under the Equity Purchase Agreement, on December 19, 2024, we issued the Selling Stockholder 17,300 shares of our common stock and a pre-funded warrants to purchase 21,015 shares of common stock.

We also have agreed to indemnify the Selling Stockholder and certain other persons against certain liabilities in connection with the offering of shares of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

The Selling Stockholder has represented to us that at no time prior to the date of the Equity Purchase Agreement has the Selling Stockholder or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. The Selling Stockholder has agreed that during the term of the Equity Purchase Agreement, neither the Selling Stockholder, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

Our common stock is currently listed on The Nasdaq Capital Market under the symbol “RSLS”.

RESHAPE AND VYOME UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

On July 8, 2024, ReShape, Vyome, and Merger Sub, entered into the Merger Agreement (“Merger”). Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub shall be merged with and into Vyome, with Vyome surviving as a subsidiary of ReShape.

At the Effective Time of the Merger, each Vyome Share issued and outstanding immediately prior to the Effective Time (other than the shares that are owned by ReShape, Vyome, or Merger Sub and shares that will be subject to a put-call option agreement with certain stockholders of Vyome located in India) will be converted into the right to receive a number of fully paid and non-assessable ReShape Shares according to an Exchange Ratio determined at least 10 calendar days prior to the ReShape Special Meeting that will result in the holders of such Vyome Shares, together with holders of Vyome securities convertible into Vyome Shares, owning 91.62% of the outstanding ReShape Shares on a fully-diluted basis immediately after the Effective Time.

The Merger Agreement provides that, at the Effective Time, each outstanding stock optionor other equity award to purchase capital stock of Vyome will be converted into equity awards to purchase a number of ReShape Shares equal to the number of shares of Vyome Common Stock issuable upon exercise of such Vyome equity award multiplied by the Exchange Ratio, with an exercise price, in the case of warrants and stock options, equal to the exercise price of such Vyome option divided by the Exchange Ratio. The exercise price and number of shares will be determined in a manner consistent with the requirements of Section 409A, and as applicable, Section 424(a) of the Internal Revenue Code, and the applicable regulations promulgated thereunder.

Simultaneously with the execution of the Merger Agreement, ReShape entered into the Asset Purchase Agreement with Biorad (“Asset Sale”). Pursuant to the Asset Purchase Agreement, and subject to the satisfaction or waiver of the conditions specified therein, ReShape will sell substantially all of its assets (excluding cash) to Biorad, and Biorad will assume substantially all of ReShape’s liabilities, for a purchase price of $5.16 million in cash, subject to adjustment based on ReShape’s actual accounts receivable and accounts payable at the closing compared to such amounts as of March 31, 2024. Biorad is party to a previously disclosed exclusive license agreement, dated September 19, 2023, with ReShape for ReShape’s Obalon® Gastric Balloon System. The proforma financials below included the anticipated impact the Asset Sale might have on our combined financial information.

Simultaneously with the execution of the Merger Agreement, ReShape, Vyome, and Vyome’s wholly- owned subsidiary Vyome Therapeutics Limited (“Vyome India”) entered into agreements with certain existing accredited investors, pursuant to which the investors have agreed to purchase of approximately $7.3 million in securities of ReShape, Vyome and Vyome India (the “Concurrent Financing”). As part of the Concurrent Financing, certain accredited investors have agreed to purchase up to $6.05 million in shares of common stock of the combined company immediately following completion of the Merger. The price per share for the common stock of the Combined Company will be calculated as a 30% discount to the price per share of the common stock for the agreed upon valuation of the combined company obtained by dividing (i) the sum of $130,000,000 and ReShape Net Cash by (ii) the sum of Total ReShape Outstanding Shares and Vyome Merger Shares. Simultaneously with the execution of the subscription agreements, Vyome entered into a securities purchase agreement with each investor pursuant to which Vyome issued to each investor a convertible promissory note in the principal amount equal to approximately 5% of such investor’s total agreed upon investment amount, which convertible notes will bear interest at 8% per annum and immediately prior to completion of the Merger will convert into a number of shares of common stock of the combined company equal to 100% of the outstanding principal and interest of the Note divided by the price per share of common stock to be purchased in the financing as set forth above. ReShape and the investors are executing and delivering the subscription agreements in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and contemporaneously with the sale of the shares of common stock will execute and deliver a registration rights agreement in substantially the form attached to the subscription agreement.

The pro forma ownership percentages of the ReShape and Vyome stockholders of the Combined Company of 8.38% and 91.62%, respectively, subject to adjust as described in this joint proxy statement/prospectus, is prior to taking into account the Concurrent Financing. Therefore, the actual ownership percentages will be different following the completion of the Concurrent Financing and, because certain of the investors in the Concurrent Financing are existing Vyome stockholders, the actual ownership percentage of the ReShape stockholders will be decreased compared to that of the Vyome stockholders after the closing of the Concurrent Financing.

The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the estimated effects of the Merger. The ReShape and Vyome unaudited pro forma combined balance sheet data assume that the Asset Sale and the Merger closed on January 1, 2024, and combine the ReShape and Vyome historical balance sheets at September 30, 2024. The ReShape and Vyome unaudited pro forma condensed combined statements of operations data assume that the Asset Sale and the

Merger closed as of January 1, 2023 and combine the historical results of operations of ReShape and Vyome for the nine months ended September 30, 2024, and the year ended December 31, 2023. The unaudited pro forma condensed combined financial information was prepared pursuant to the rules and regulations of Article 11 of SEC Regulation S-X, as amended.

The Merger is accounted for as a reverse recapitalization under U.S. GAAP since ReShape will have nominal operations and assets at the time of the closing of the Merger. Vyome was determined to be the accounting acquirer based upon the terms of the Merger and other factors including (i) holders of such Shares, together with holders of Vyome securities convertible into Vyome Shares are expected to own 91.62% of the outstanding ReShape Shares on a fully-diluted basis immediately after the Effective Time, (ii) Vyome will hold substantially all of the board seats of the combined company and (iii) Vyome’s management will hold all key positions in the management of the combined company.

The unaudited pro forma condensed combined financial statements are based on and should be read in conjunction with both Vyome and ReShape Management’s Discussion and Analysis of Financial Condition and Results of Operations and Vyome and ReShape’s financial statements and related notes appearing elsewhere in this joint proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations that would have been realized had the Merger occurred as of the dates indicated, nor is it meant to be indicative of any future consolidated financial position or future results of operations that the Combined Company will experience. The unaudited pro forma condensed combined financial statements combine the historical statements of ReShape and Vyome, the Concurrent Financing undertaken, and reflects the impact of the sale of substantially all of ReShape’s assets and liabilities to BioRad, for the period on a pro forma basis along with the Merger and related transactions, summarized below. The pro forma adjustments included in the accompanying unaudited pro forma condensed combined financial statements are based on currently available data and assumptions that management of ReShape believes are reasonable.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2023

(Amounts in thousands, except per share data)

	Historical
	12 months ended		Vyome		Re Shape
	December 31,	December 31,	ProForma		Pro Forma		Total
	2023	2023	Adjustments		Adjustments		Pro Forma	Pro Forma
	Vyome	Reshape	Note 6		Note 6		Adjustments	Combined
Revenue	$416	$8,678	$—		$(8,678)	B	$(8,678)	$416
Cost of revenue	133	3,130	—		(3,130)	B	(3,130)	133
Gross profit	283	5,548	—		(5,548)		(5,548)	283
Operating expenses:
Selling, General and Administrative	756	17,872	—		(17,872)	B	(17,872)	756
Research and development	294	2,315	—		(2,315)	B	(2,315)	294
Impairment of long-lived assets	—	777	—		(777)	B	(777)	—
Gain on sale of assets and consumption of liabilities, net	—	—	—		—		—	—
(Gain) loss on disposal of assets, net	—	(33)	—		33	B	33	—
Total operating expenses	1,050	20,931	—		(20,931)		(20,931)	1,050
Operating loss	(767)	(15,383)	—		15,383		15,383	(767)
Other expense (income), net:
Interest expense, net	165	(26)	(165)	E	26	B	(139)	—
(Gain ) Loss on extinguishment of debt	2	—	—		—		—	2
Gain on changes in fair value of liability warrants	—	(3,878)	—		3,878	B	3,878	—
Gain on change in fair value of convertible debt	(214)	—	214	E	—		214	—
Gain on foreign currency exchange	—	(22)	—		22	B	22	—
Other, net	—	(122)	—		122	B	122	—
Loss before income tax provision	(720)	(11,335)	(49)		11,335		11,286	(769)
Income tax benefit	—	52	—		(52)	B	(52)	—
Net loss attributable to common shareholders	$(720)	$(11,387)	$(49)		$11,387		$11,338	$(769)
Net loss per share - basic and diluted:	$(0.38)	$(110.87)						$(0.12)
Weighted-average shares used to compute net loss per share attributable to ordinary shareholders	1,893,120	102,707						6,182,415

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of September 30, 2024
(Amounts in thousands, except per share data)

	September 30, 2024	September 30, 2024	Vyome Pro Forma Adjustments		ReShape Pro Forma Adjustments		Total Pro Forma Adjustments	Pro Forma
	Vyome	ReShape	Note 5		Note 5		Note 5	Combined
ASSETS
Current assets:
Cash and cash equivalents	$49	$743	$5,571	D, G	$(468)	A	$5,103	$5,895
Restricted cash	—	100	—		(100)	B	(100)	—
Accounts and other receivables (net of allowance for doubtful accounts)	—	1,344	—		(1,344)	B	(1,344)	—
Inventory	—	2,934	—		(2,934)	B	(2,934)	—
Prepaid expenses and other current assets	86	217	—		(217)	B	(217)	86
Total current assets	135	5,338	5,571		(5,063)		508	5,981
Property and equipment, net	74	43	—		(43)	B	(43)	74
Operating lease right-of-use assets	68	177	—		(177)	B	(177)	68
Deferred tax asset, net	—	28	—		(28)	B	(28)	—
Goodwill	—	—	—		—		—	—
6	314	—	—		—		—	314
Other assets	763	29	—		(29)	B	(29)	763
TOTAL ASSETS	$1,354	$5,615	$5,571		$(5,340)		$231	$7,200
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERENCE SHARES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, STOCKHOLDERS’ (DEFICIT) EQUITY AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable	$847	$2,105	$—		$(2,105)	B	$(2,105)	$847
Accrued and other liabilities	963	1,643	—		(1,643)	B	(1,643)	963
Warranty liability, current	—	163	—		(163)	B	(163)	—
Put / call liability	—	—	—		—		—	—
Liabilities to be settled in equity	—	—	—		—		—	—
Due to affiliates	98	—	—		—		—	98
Convertible debt - current portion	2,305	—	(2,305)	E	—		(2,305)	—
Operating lease liabilities, current	27	114	—		(114)	B	(114)	27
Total current liabilities	4,240	4,025	(2,305)		(4,025)		(6,330)	1,935
Debt, noncurrent portion	1,183	—	(1,183)	E	—		(1,183)	—
Operating lease liabilities, noncurrent	41	77	—		(77)	B	(77)	41
Warranty liability, noncurrent	—	—	—		—		—	—
Deferred income taxes	—	—	—		—		—	—
Common stock warrant liability	—	26	—		(26)	B	(26)	—
Other long-term liabilities	—	—	—		—		—	—
TOTAL LIABILITIES	5,464	4,128	(3,488)		(4,128)		(7,616)	1,976
Commitments and contingencies
Preferred stock	47,419	—	(47,419)	E, F	—		(47,419)	—
Common stock	2	—	—		6	C	6	8
Additional paid-in capital	3,439	642,518	58,178	D, E	(647,015)	C	(588,837)	57,120
Accumulated other comprehensive loss	236	(88)	—		88	B	88	236
Accumulated deficit	(55,206)	(640,943)	(1,700)	G	645,709	C	644,009	(52,140)
Total shareholders’ (deficit) equity / stockholders’ (deficit) equity	(4,110)	1,487	9,059		(1,212)		7,847	5,224
Total liabilities, redeemable convertible preference shares and stock, and shareholders’ (deficit) equity and stock	$1,354	$5,615	$5,571		$(5,340)		$231	$7,200

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

(Amounts in thousands, except per share data)

	Historical
	9 months ended		Vyome		Reshape		Total
	September 30,	September 30,	Pro Forma		Pro Forma		Pro Forma
	2024	2024	Adjustments		Adjustments		Adjustments	Pro Forma
	Vyome	Reshape	Note 5		Note 5		Note 5	Combined
Revenue	$196	$6,201	$—		$(6,201)	B	$(6,201)	$196
Cost of revenue	64	2,463	—		(2,463)	B	(2,463)	64
Gross profit	132	3,738	—		(3,738)		(3,738)	132
Operating expenses:
Selling, General and Administrative	740	8,482	—		(8,482)	B	(8,482)	740
Research and development	256	1,282	—		(1,282)	B	(1,282)	256
Impairment of long-lived assets	—	—	—		—		—	—
Gain on sale of assets and consumption of liabilities, net	—	—	—		—		—	—
(Gain) loss on disposal of assets, net	—	—	—		—		—	—
Total operating expenses	996	9,764	—		(9,764)		(9,764)	996
Operating loss	(864)	(6,026)	—		6,026		6,026	(864)
Other expense (income), net:	153	(13)	(153)	E	13	B	(140)	—
Interest expense, net	—	(429)	—		429	B	429	—
(Gain) Loss on extinguishment of debt	—	(46)	—		46	B	46	—
Gain on Changes in fair value of liability warrants	240	—	(240)	E	—		(240)	—
Gain on change in fair value of convertible debt	—	(10)	—		10	B	10	—
Gain on foreign currency exchange	(2)	(193)	—		193	B	193	(2)
Other, net	(1,255)	(5,335)	393		5,335		5,728	(862)
Loss before income tax benefit	—	34	—		(34)	B	(34)	—
Net loss attributable to common shareholders	$(1,255)	$(5,369)	$393		$5,369		$5,762	$(862)
Net loss per share - basic and diluted:	(0.66)	$(11.94)						$(0.14)
Weighted-average shares used to compute net loss per share attributable to ordinary shareholders	1,893,120	449,614						6,182,415

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1.Description of the Merger

On July 8, 2024, ReShape, Vyome, and Merger Sub, entered into the Merger Agreement. Pursuant to the Merger Agreement, and subject to the satisfaction or waiver of the conditions specified therein, Merger Sub shall be merged with and into Vyome, with Vyome surviving as a subsidiary of ReShape.

At the Effective Time of the Merger, each Vyome Share issued and outstanding immediately prior to the Effective Time (other than the shares that are owned by ReShape, Vyome, or Merger Sub and shares that will be subject to a put-call option agreement with certain stockholders of Vyome located in India) will be converted into the right to receive a number of fully paid and non-assessable ReShape Shares according to an Exchange Ratio determined at least 10 calendar days prior to the ReShape Special Meeting that will result in the holders of such Vyome Shares, together with holders of Vyome securities convertible into Vyome Shares, owning 91.62% of the outstanding ReShape Shares on a fully-diluted basis immediately after the Effective Time.

The Merger Agreement provides that, at the Effective Time, each outstanding stock option or other equity award to purchase capital stock of Vyome will be converted into equity awards to purchase a number of ReShape Shares equal to the number of shares of Vyome Common Stock issuable upon exercise of such Vyome equity award multiplied by the Exchange Ratio, with an exercise price, in the case of stock options, equal to the exercise price of such Vyome option divided by the Exchange Ratio. The exercise price and number of shares will be determined in a manner consistent with the requirements of Section 409A, and as applicable, Section 424(a) of the Internal Revenue Code, and the applicable regulations promulgated thereunder.

In connection with the transactions contemplated by the Merger Agreement ReShape entered into an agreement with a majority of the holders of its outstanding Series C Preferred Stock pursuant to which the holders of the Series C Preferred Stock agreed, subject to and contingent upon the completion of the Merger and the Asset Sale, to reduce the liquidation preference of the Series C Preferred Stock from $26.2 million to the greater of (i) $1 million, (ii) 20% of the purchase price paid for the Asset Sale and (iii) the excess of ReShape’s actual net cash at the effective time of the Merger over the minimum net cash required as a condition to the closing of the Merger as set forth in the Merger Agreement and described below (the “Series C Amendment”). Under the terms of the Series C Amendment, the Series C Preferred Stock would automatically terminate at the effective time of the Merger and would be paid the agreed upon reduced liquidation preference.

In the Merger, ReShape stockholders will continue to own and hold their existing ReShape Shares. Each ReShape restricted stock unit award that is outstanding and unvested immediately prior to the Effective Time, shall become fully vested as of immediately prior to, and contingent upon, the Effective Time. Each ReShape stock option that is outstanding, whether vested or unvested, immediately prior to the Effective Time shall be canceled and terminated without any payment.

2.Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11, as amended by SEC Final Rule Release No. 33-10786, Amendments to Financial Disclosures About Acquired and Disposed Businesses. In accordance with Release No. 33-10786, the unaudited condensed combined pro forma balance sheet and statements of operations reflect transaction accounting adjustments, as well as other adjustments deemed to be directly related to the Proposed Transactions, irrespective of whether or not such adjustments are deemed to be recurring.

Reverse Stock Split

On September 23, 2024, at the commencement of trading, ReShape effected a 1-for-58 reverse stock split. Accordingly, all share and per share amounts presented in the accompanying pro forma financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse stock split. No fractional shares were issued in connection with the reverse stock split.

For accounting purposes, Vyome is considered to be the acquiring company and the Merger will be accounted for as a reverse recapitalization of ReShape by Vyome because, at the time of the Merger, ReShape is expected to have nominal assets and operations as a result of the closing of the Asset Sale.

Under reverse recapitalization accounting, the financial statement of the combined entity will represent a continuation of the financial statements of Vyome. No goodwill or intangible assets will be recognize. The unaudited pro forma condensed combined financial information of Vyome reflects the operations of the acquirer for accounting purposes together with the shares held by the stockholders of the legal acquirer and the issuance of the shares to be held by the accounting acquirer. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that management believes are reasonable under the circumstances.

The unaudited pro forma information is not necessarily indicative of what the Combined Company’s financial position or results of operations would have been had the Merger been completed on the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Combined Company.

There were no material transactions between ReShape and Vyome during the periods presented in the unaudited pro forma condensed combined financial statements.

3.Accounting Policies and Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Vyome’s consolidated financial statements as of and for the year ended December 31, 2023, and as of and for the nine months ended September 30, 2024. Based on Vyome management’s assessment to date, the accounting policies of ReShape are similar in all material respects to Vyome’s accounting policies.

The Combined Company may, as a result, identify additional differences between the accounting policies of the two companies which, when conformed, could have a material impact on the combined consolidated financial statements.

Certain reclassifications have been made ReShape’s financial statements to conform to classifications used by Vyome.

4.Share Issuances

At the Effective Time, each Vyome Share (other than the shares that are owned by ReShape, Vyome, or Merger Sub and shares that will be subject to a put-call option agreement with certain Indian stockholders of Vyome and its’ subsidiary in India) will be converted into the right to receive a number of ReShape Shares, according to a ratio determined at least 10 days prior to the ReShape Special Meeting that will result in the holders of such Vyome Shares owning 91.62% of the outstanding Combined Company Shares immediately after the effective time of the Merger, subject to adjustment based on ReShape’s net cash is greater than or less than $5 million. Based on the number of shares outstanding as of September 13, 2024, and assuming ReShape’s net cash is equal to $975,000, the Exchange Ratio would be equal to .54 ReShape Shares for each share of Vyome common stock outstanding or underlying the Vyome preferred stock, without giving effect to the proposed reverse stock split of ReShape Shares described in this proxy/information statement- prospectus. However, that estimated Exchange Ratio is not final and is subject adjustment based on the actual shares outstanding, and ReShape’s actual net cash, as of the Determination Date.

Because the exact number of ReShape Shares that will be issued in exchange for each Vyome Share will not be determined until a later date, the market value of the Merger Consideration that Vyome stockholders will receive will depend both on the number of ReShape Shares to be issued and the price per ReShape Share at the Effective Time. The exact number of ReShape Shares to be Vyome and the market price per ReShape Share will not be known at the time of the ReShape Special Meeting and may be less or more than the current market price or the market price at the time of the ReShape Special Meeting.

Based on the closing price per share of ReShape Shares on The Nasdaq Capital Market on November 8, 2024 of $5.60, the date on which the assumed Exchange Ratio of .5432 ReShape Shares for each Vyome Share was calculated, the estimated value of each Vyome Share in the Merger would be approximately $[[•] x Exchange Ratio]. The exact dollar value of the ReShape Shares that the Vyome stockholders and the ReShape stockholders will hold upon consummation of the Merger will not be known at the time of the ReShape Special Meeting and may be greater than, the same as or less than the current market price of ReShape Shares at the time of the ReShape Special Meeting. The market price of the ReShape Shares is subject to general price fluctuations in the market for publicly traded equity securities and has experienced volatility in the past and may vary significantly from the date of the ReShape Special Meeting. As a result of these fluctuations, the value of the Merger Consideration will also vary. For example, based on the range of closing prices of ReShape Shares during the period from July 8, 2024, the last trading day before public announcement of the Merger, through November [•], 2024, of $[•] to $[•], the assumed Exchange Ratio represented a value ranging from a low of $[[•] x Exchange Ratio] to a high of $[[•] x Exchange Ratio] for each ReShape Share.

The following table shows the shares outstanding pre- and post-Merger for purposes of this pro forma financial statement, as adjusted for the share exchange ratio.

		Entitlement Shares in
		Combined Company to
		honor put/call option
		agreement using	Fully
	Shares	Vyome-USA and	Diluted shares
	Issued	Vyome-India shares	outstanding
		(in thousands)	(in thousands)
Shares of Reshape, post reverse stock split	588,270	—	588,270
Shares to be issued to former Vyome debtholders, common and preferred shareholders, penny warrants (which will be exercised and convert to common shares prior to Merger date) for participation in Concurrent financing – a portion of which are subject to the put/call option agreement	3,687,895	715,677	4,403,572
Underlying entitlement of common Shares in the Combined company for former Indian resident shareholders for participation in Concurrent Financing by putting money in Vyome-India- subject to the put/call option agreement	—	696,854	696,854
	4,276,165	1,412,531	5,688,696
Shares to be issued in Concurrent Financing only for those amounts that come at merger closing in Combined company and the entitlement shares thru a put/call option agreement using the shares of Vyome’s subsidiary as a result of such an investment at merger closing in Vyome’s India subsidiary	424,405	69,314	493,719
Post-merger, proforma shares outstanding in Combined company and Vyome subsidiary in India	4,700,570	1,481,845	6,182,415

The following table shows the split fully diluted shares outstanding for purposes of this pro forma financial statement:

Shares
(in thousands)
Post-merger Vyome stock options outstanding	1,331,678
Post-merger, proforma shares outstanding	6,182,415
Fully diluted shares outstanding	7,514,093

As a result of the conversion of the Vyome Convertible Debt, preferred stock and Bridge Financing to common shares prior to the Merger, Vyome will have an estimated 3.6 million common shares outstanding and 0.7 million shares subject to the put/call option described below.

ReShape completed a 1-for-58 reverse stock split prior to the Merger such that approximately 588 thousand common shares will be outstanding. In connection with the Merger and pursuant to the Exchange ratio, ReShape will issue approximately 3.7 million shares to former Vyome shareholders. At the Merger date, there will be 0.7 million entitled shares of the Combined Company which are subject to put/ call option agreement using Vyome shares owned by certain Indian resident shareholders. At the Merger date, there will be 0.7 million entitled shares of the Combined Company which are subject to put/call Option agreement using Vyome’ subsidiary shares owned by certain Indian resident shareholders. At the Merger date, there will be Vyome stock options outstanding for the purchase of approximately 1.3 million shares of common stock.

Post Merger, the combined company is expected to issue approximately 0.42 million shares of common stock from the Concurrent Financing, raising expected gross proceeds of approximately $6.1 million. Also, as part of Concurrent financing for the investments made by certain India resident shareholders in Vyome’s subsidiary in India, there will be 0.07 million entitled shares of the Combined Company which are subject to put/call option agreement using this investment-related shares in Vyome’s subsidiary in India. The actual value of the Merger Consideration will be subject to change based on the final Exchange Ratio determined as of the Determination Date and the underlying market price of the ReShape Shares. As a result, changes in Reshape’s stock price will impact the market value of the ReShape Shares to be issued in the Merger. This is also indicated below through the sensitivity analysis performed using the hypothetical change in the closing price of ReShape Shares to assess the impact on the number of shares issued to holders of Vyome Shares and the number of ReShape Shares underlying the ReShape preferred stock and warrants to be issued in exchange for Vyome Series C Preferred Stock and warrants, respectively, as part of Merger Consideration on the Effective Date.

The equity portion of the purchase price is based on ReShape’s closing share price of $5.60 on November 8, 2024. The value of the purchase price consideration will change based on fluctuations in the market price of ReShape common shares. The equity portion of the purchase price will vary based on the market price of ReShape common shares upon consummation of the acquisition. Vyome believes that a 10% fluctuation in market price of ReShape common shares is reasonably possible based on historical volatility, and the potential effect on purchase price would be:

	ReShape’s share price	Purchase price (equity portion)
As presented	$5.60	$28,562
10% increase	6.16	31,419
10% decrease	5.04	25,706

5.Notes to Unaudited Pro Forma Condensed Combined Balance Sheet—Pro Forma Adjustments

ReShape Pro Forma Adjustments:

A: The proceeds from the sales of the ReShape operating business to BioRad will be used primarily pay costs related to Merger costs, employee costs and other matters. A portion of the remaining cash available after payment of such expenses will be paid to the ReShape Series C preferred shareholders and left in the combined company subject to various considerations, including whether ReShape undertakes a bridge loan. The below tables reflect adjustments to cash and cash equivalents as of December 31, 2023 and September 30, 2024, based upon the assumption that no additional bridge loan is undertaken:

December 31, 2023:

Amount
(in thousands)
Change in control bonus - paid to Preferred Series C shareholders (1)	$(1,000)
Contingent success fee (2)	(1,500)
Cash paid for third party expenses (3)	(540)
Consideration to ReShape Series C Preferred Stockholders (4)	(3,911)
Cash paid for PTO and Severance (5)	(1,620)
Cash paid for D&O Tail (6)	(773)
Cash proceeds from Asset Sale to Biorad (7)	5,160
Total pro forma adjustment to cash and cash equivalents	$(4,184)

September 30, 2024:

Amount
(in thousands)
Change in control bonus - paid to Preferred Series C shareholders (1)	$(1,000)
Contingent success fee (2)	(1,500)
Cash paid for third party expenses (3)	(540)
Consideration to ReShape Series C Preferred Stockholders (4)	(195)
Cash paid for PTO and Severance (5)	(1,620)
Cash paid for D&O Tail (6)	(773)
Cash proceeds from Asset Sale to Biorad (7)	5,160
Total pro forma adjustment to cash and cash equivalents	$(468)
(1)	Reflects payment of $1.0 million to Preferred Series C shareholders related to change in control payout under the Series C purchase agreements.
(2)	Reflects contingent success fee to be paid to Maxim upon completion of transaction.
(3)	Reflects costs paid related to the Merger transaction. Amounts include fairness opinion, legal, and audit fees.
(4)	Reflects liquidation of the Series C Preferred Stock in the amount of the excess of the actual “net cash” of ReShape at the closing of the Merger over the minimum net cash required as a condition to the closing of the Merger.
(5)	Reflects severance, termination, or similar payments due to certain current and former employees.
(6)	Reflects costs for the “tail” D&O insurance policies paid in accordance with the Merger Agreement.
(7)	Reflects cash proceeds from the Asset Sale to Biorad ReShape will sell substantially all of its assets (excluding cash) to Biorad, and Biorad will assume substantially all of ReShape’s liabilities, for a purchase price of $5.16 million in cash.

B: Reflects the elimination of ReShape’s assets and liabilities as of December 31, 2023, and September 30, 2024 (excluding the $275,000 cash required to remain in the Company under the Merger Agreement) to the standalone operating entity, as Vyome is not assuming any of ReShape’s assets or liabilities in the transaction. These adjustments reflect the impact of the sale of substantially all of ReShape’s assets and liabilities to BioRad, and the elimination of the operating accounts of ReShape as a result of the Asset Sale.

C: To record the (i) elimination of ReShape’s historical equity, (ii) issuance of ReShape common stock to Vyome upon closing of the Merger, and (iii) transaction costs associated with the Merger, and (iv) impact of reverse capitalization transaction after netting assets and liabilities.

Vyome Pro Forma Adjustments:

D: Through August 2024, Vyome continued its compulsory note payable bridge offering (“Bridge Financing”), which could be raised prior to the Merger. The term of these Bridge Financing notes is similar to the convertible notes issued by Vyome since 2020 and may be issued by either the Vyome US parent company or the Vyome subsidiary in India. Through September 30, 2024, the Vyome US parent company raised approximately $273,000 of these Bridge Financing notes which, along with accrued interest, will convert immediately prior to the Merger at a 25% discount to the 30% discount to the valuation determined through the Merger. The Bridge Financing notes issued by the Vyome subsidiary in India of approximately $86,000 have the same terms and are also subject to a “put/call option” — see discussion below. Approximately $82,000 of further commitments under such facilities are expected to be received after September 30, 2024. Immediately prior to the Merger, all but the notes subject to the put/call option from such Bridge Financing notes were converted into shares of common stock of Vyome.

In July 2024, Vyome commenced a debt and equity offering (“Concurrent Financing”) of up to $10 million to be issued by Vyome. It’s subsidiary in India and the combined company immediately after completion of Merger. The investors in the Concurrent Financing were able to invest in a one-year 8% compulsory convertible note issued by either Vyome or the Vyome subsidiary in India or shares of either the combined company or Vyome’s subsidiary entity in India. Certain investors also received a warrant to purchase shares of the combined company’s common stock at $0.001 per share. The Company has received commitments of approximately $6.1 million of the combined company common stock and has received commitments of approximately $1.0 million of common stock of the Vyome subsidiary in India and are also subject to a “put/call option” — see discussion below — under such Concurrent Financing.

E: Vyome’s outstanding principal amount of their Convertible Notes including any unpaid accrued interest shall automatically convert in whole into Vyome’s common shares immediately prior to the Merger date at a conversion price equal to the assumed pre-Merger valuation per share multiplied by 0.75 and then multiplied by 70%. Since this conversion is deemed to have happened at the beginning of each period presented, the recorded interest expense and changes in the fair value of the convertible notes is eliminated from the presentation of the pro forma results of operations.

F: Each share of Vyome’s preferred stock is mandatorily convertible into shares of Vyome common stock at the conversion price as defined in the shareholders’ agreement immediately prior to the Merger date. However, certain India-based shareholders will not convert their preferred shares into common shares due to regulatory restrictions. Instead, they will receive shares subject to the put/call option — see below.

The shares issued by Vyome subsidiary in India and certain shares owned by Indian resident shareholders are subject to put and call option agreements whereby the Combined Company can call the shares at the quoted market value on such date called by the combined company, or the shareholders can put their shares to the combined company either for exchange, subject to certain conditions, of the equivalent number of combined company shares or for a specified amount of cash subject to explicit approval of the board of directors of the combined company.

G: Vyome’s estimated transaction costs for the Merger related expenses is $1.7 million

6.	Notes to Unaudited Pro Forma Condensed Combined Statement of Operations — Pro Forma Adjustments

E: — Refer to Note E above for adjustments related to Vyome’s convertible debt.

7.Pro Forma Weighted Average Shares (Basic and Diluted)

Basic net loss per share of common stock is computed by dividing net loss by the weighted average number of vested shares of common stock outstanding during the period. Diluted net income per share of common stock is computed by dividing net income by the weighted average number of common and dilutive common-equivalent shares outstanding during each period. The exchanged Vyome stock options were excluded from the calculation of weighted average dilutive shares of common stock because their inclusion would have been anti-dilutive.

The below tables reflect the Pro Forma earnings per share computation as of December 31, 2023, and September 30, 2024:

Pro Forma For
the Year Ended
December 31, 2023
(in thousands)
Numerator for basic earnings per share calculation:
Pro Forma loss (for basic and diluted EPS)	$(769)
Denominator for basic and diluted earnings per share calculation:
Weighted-average ReShape’s outstanding shares	588,270
Issuance of common stock to Vyome as part of merger	5,594,145

Pro Forma weighted average shares (basic and diluted)	6,182,415
Pro Forma earnings per share (basic and diluted)	$(0.12)

Pro Forma For
the Nine Months Ended
September 30, 2024
(in thousands)
Numerator for basic earnings per share calculation:
Pro Forma loss (for basic and diluted EPS)	$(862)
Denominator for basic and diluted earnings per share calculation:
Weighted-average ReShape’s outstanding shares	588,270
Issuance of common stock to Vyome as part of merger	5,594,145

Pro Forma weighted average shares (basic and diluted)	6,182,415
Pro Forma earnings per share (basic and diluted)	$(0.14)

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus has been passed upon for us by Fox Rothschild LLP, Minneapolis, Minnesota.

EXPERTS

The consolidated financial statements of ReShape Lifesciences Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023 have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their report thereon (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about ReShape Lifesciences Inc.’s ability to continue as a going concern), and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below (File No. 1-37897) that we have filed with the SEC:

●	our Annual Report on Form 10-K for the year ended December 31, 2023, filed on April 1, 2024, 2023 (however, note that we have also included in this registration statement our financial statements as of December 31, 2023 that reflect the 1-for-58 reverse stock split that became effective on September 23, 2024);
●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, filed on May 15, 2024; June 30, 2024, filed on August 14, 2024; and September 30, 2024, filed on November 14, 2024;
●	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on January 18, 2024, February 26, 2024, April 10, 2024, April 10, 2024, July 9, 2024, September 24, 2024, October 17, 2024, and December 2, 2024;
●	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the effectiveness of such registration statement; and
●	all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we stop offering the securities under this prospectus.

We are not, however, incorporating by reference any documents, or portions of documents, which are not deemed “filed” with the SEC.

You can obtain a copy of any or all of the documents incorporated by reference in this prospectus (other than an exhibit to a document unless that exhibit is specifically incorporated by reference into that document) from the SEC on its website at www.sec.gov. You may also obtain these documents from us, free of charge, by visiting our internet website www.reshapelifesciences.com or by writing to us or calling us at the following address and phone number:

ReShape Lifesciences Inc.

18 Technology Dr., Suite 110

Irvine, California 92618

Attn: Corporate Secretary

(949) 429-6680

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the distribution of the securities offered under this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may also obtain the documents that we file electronically on the SEC’s website at www.sec.gov or on our website at www.reshapelifesciences.com. Information contained on our website is not incorporated by reference herein and does not constitute part of this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described above, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of ReShape Lifesciences Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ReShape Lifesciences Inc. and its subsidiaries (the Company) as of December 31, 2023 and 2022, the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and negative cash flows. The Company currently does not generate revenue sufficient to offset operating costs and anticipates such shortfalls to continue. This raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters also are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going Concern

As described in Note 3 to the financial statements, the Company disclosed certain adverse conditions that raises substantial doubt about the Company’s ability to continue as a going concern for a period of at least one year from the date of issuance of the financial statements. The Company further disclosed certain plans identified by management, which involve the use of significant judgment, planned to mitigate the conditions that raise substantial doubt about the Company’s ability to continue as a going concern.

We identified the Company’s assessment of its liquidity and management’s plans to continue as a going concern as a critical audit matter because of the significant assumptions management made in determining the reasonableness of management’s cash flow forecast for a period of one year from the date of issuance of the financial statements. Auditing management’s assumptions involved a high degree of auditor judgment and an increase in audit effort.

Our audit procedures related to the Company’s liquidity and management’s plans included the following, among others:

●	We obtained management’s going concern assessment and evaluated the reasonableness of the likelihood that management could implement its plans and how the implementation of those plans impacted the identified adverse conditions.
●	We evaluated the reasonableness of management’s cash flow forecast by performing the following procedures, among others:
●	We compared management’s projected cash flows to subsequent event activity.
●	We evaluated the reasonableness of forecasted revenues and gross profits assumptions by comparing to internal communications to the board of directors, to historical results and to recent trends.
●	We evaluated the reasonableness of the forecasted nature, amount and timing of operating expenditure reductions and trends over recent history.
●	We evaluated the adequacy of the disclosures included in the financial statements regarding management’s plan.

/s/ RSM US LLP

We served as the Company’s auditor from 2022 to 2024.

Irvine, California

April 1, 2024, except for the effect of the reverse stock split described in Note 1, as to which the date is October 1, 2024.

RESHAPE LIFESCIENCES INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$4,459	$3,855
Restricted cash	100	100
Accounts and other receivables (net of allowance for doubtful accounts of $804 and $410 respectively)	1,659	2,180
Inventory	3,741	3,611
Prepaid expenses and other current assets	337	165
Total current assets	10,296	9,911
Property and equipment, net	60	698
Operating lease right-of-use assets	250	171
Deferred tax asset, net	28	56
Other intangible assets, net	—	260
Other assets	29	46
Total assets	$10,663	$11,142
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,689	$1,926
Accrued and other liabilities	1,814	5,040
Warranty liability, current	163	344
Operating lease liabilities, current	111	171
Total current liabilities	3,777	7,481
Operating lease liabilities, noncurrent	151	—
Common stock warrant liability	72	—
Total liabilities	4,000	7,481
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, 10,000,000 shares authorized:
Series C convertible preferred stock, $0.001 par value; 95,388 shares issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock, $0.001 par value; 300,000,000 shares authorized at December 31, 2023 and December 31, 2022; 404,437 and 8,955 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	—
Additional paid-in capital	642,325	627,936
Accumulated deficit	(635,574)	(624,187)
Accumulated other comprehensive loss	(88)	(88)
Total stockholders’ equity	6,663	3,661
Total liabilities and stockholders’ equity	$10,663	$11,142

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2023	2022
Revenue	$8,678	$11,240
Cost of revenue	3,130	4,438
Gross profit	5,548	6,802
Operating expenses:
Sales and marketing	7,548	14,093
General and administrative	10,324	17,250
Research and development	2,315	2,537
Impairment of long-lived assets	777	18,744
(Gain) loss on disposal of assets, net	(33)	529
Total operating expenses	20,931	53,153
Operating loss	(15,383)	(46,351)
Other expense (income), net:
Interest (income) expense, net	(26)	113
Gain on changes in fair value of liability warrants	(3,878)	—
(Gain) loss on foreign currency exchange, net	(22)	141
Other	(122)	(11)
Loss before income tax provision	(11,335)	(46,594)
Income tax expense (benefit)	52	(380)
Net loss	$(11,387)	$(46,214)
Net loss per share - basic and diluted:
Net loss per share - basic and diluted	(110.87)	(6,315.92)
Shares used to compute basic and diluted net loss per share	102,707	7,317

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands)

	Year Ended December 31,
	2023	2022
Net loss	$(11,387)	$(46,214)
Foreign currency translation adjustments	—	4
Other comprehensive income, net of tax	—	4
Comprehensive loss	$(11,387)	$(46,210)

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands, except share amounts)

	Series C Convertible		Series D Mirroring				Additional		Accumulated Other	Total
	Preferred Stock		Preferred Stock		Common Stock		Paid-in	Accumulated	Comprehensive	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Income (Loss)	Equity
Balance December 31, 2021 (As Restated)	95,388	$—	—	$—	6,149	$—	$622,399	$(577,973)	$(92)	$44,334
Net loss	—	—	—	—	—	—	—	(46,214)	—	(46,214)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	4	4
Series D Mirroring preferred stock issued	—	—	2,500	—	—	—	—	—	—	—
Series D Mirroring preferred stock canceled	—	—	(2,500)	—	—	—	—	—	—	—
Stock-based compensation expense, net	—	—	—	—	—	—	2,087	—	—	2,087
Cancellation of common stock	—	—	—	—	(346)	—	—	—	—	—
Common stock purchased	—	—	—	—	826	—	639	—	—	639
Issuance of stock from RSUs	—	—	—	—	369	—	—	—	—	—
Issuance of stock for bonuses	—	—	—	—	497	—	318	—	—	318
Institutional exercise of warrants	—	—	—	—	1,460	—	2,493	—	—	2,493
Balance December 31, 2022	95,388	$—	—	$—	8,955	$—	$627,936	$(624,187)	$(88)	$3,661
Net loss	—	—	—	—	—	—	—	(11,387)	—	(11,387)
Other comprehensive income, net of tax	—	—	—	—	—	—	—	—	—	—
Issuance of common stock pursuant to reverse stock split	—	—	—	—	318	—	—	—	—	—
Stock-based compensation expense, net	—	—	—	—	—	—	766	—	—	766
Common stock purchased	—	—	—	—	55,973	—	10,140	—	—	10,140
Equity issuance costs	—	—	—	—	—	—	(653)			(653)
Issuance of stock from RSUs	—	—			44	—	—	—	—	—
Institutional exercise of warrants	—	—	—	—	339,147	—	4,136	—	—	4,136
Balance December 31, 2023	95,388	$—	—	$—	404,437	$—	$642,325	$(635,574)	$(88)	$6,663

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(11,387)	$(46,214)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	121	330
Amortization of intangible assets	33	1,823
Impairment of long-lived assets	777	18,744
(Gain) loss on disposal of assets, net	(33)	529
Stock-based compensation	766	2,087
Bad debt expense	395	(43)
Provision for inventory excess and obsolescence	335	579
Deferred income tax	28	(423)
Gain on changes in fair value of liability warrants	(3,878)	—
Other noncash items	17	(23)
Change in operating assets and liabilities:
Accounts and other receivables	125	678
Inventory	(465)	(1,187)
Prepaid expenses and other current assets	(172)	1,141
Accounts payable and accrued liabilities	(3,457)	448
Warranty liability	(182)	(371)
Other	17	—
Net cash used in operating activities	(16,960)	(21,902)
Cash flows from investing activities:
Capital expenditures	(43)	(131)
Proceeds from sale of capital assets	33	39
Cash used in investing activities:	(10)	(92)
Cash flows from financing activities:
Proceeds from sale and issuance of securities, net	13,438	639
Proceeds from warrants exercised	4,136	2,491
Net cash provided by financing activities	17,574	3,130
Effect of currency exchange rate changes on cash and cash equivalents	—	4
Net change in cash, cash equivalents and restricted cash	604	(18,860)
Cash, cash equivalents and restricted cash at beginning of period	3,955	22,815
Cash, cash equivalents and restricted cash at end of period	$4,559	$3,955
Supplemental disclosure:
Cash paid for income taxes	$10	$5
Cash paid for interest	—	—
Noncash investing and financing activities:
Capital expenditures accruals	$—	$6

See accompanying notes to consolidated financial statements.

RESHAPE LIFESCIENCES INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	Description of the Business and Risks and Uncertainties

Description of Business

We were incorporated under the laws of Delaware on January 2, 2008. On June 15, 2021, we completed a merger with ReShape Lifesciences Inc. Pursuant to the Merger Agreement, a wholly owned subsidiary of Obalon merged with and into ReShape, with ReShape surviving the merger as a wholly owned subsidiary of Obalon. As a result of the merger, Obalon, the parent company, was renamed “ReShape Lifesciences Inc.” and ReShape was named ReShape Weightloss Inc. ReShape Lifesciences’ shares of common stock trade on the Nasdaq under the symbol RSLS.

ReShape Medical (formerly ReShape Lifesciences Inc.) was incorporated in the state of Minnesota in December 2002 and reincorporated in the state of Delaware in July 2004. In 2017, the Company changed its name from EnteroMedics Inc. to ReShape Lifesciences Inc.

The Company is headquartered in Irvine, California. The Company is a developer of minimally invasive medical devices that advance bariatric surgery to treat obesity and metabolic diseases. The Company’s current portfolio consists of the Lap-Band® Adjustable Gastric Banding System, the Obalon Balloon System, the first and only swallowable gas filled balloon system, and the Diabetes Bloc-Stim Neuromodulation, a technology under development as a new treatment for type 2 diabetes mellitus. The Company sells the Lap-Band worldwide and is managed in the following geographical regions: United States, Australia, Europe and the rest of world. Refer to Note 11 for additional information about operating segments.

Reverse Stock Split

On September 23, 2024, at the commencement of trading, the Company effected a 1-for-58 reverse stock split. Accordingly, all share and per share amounts for the periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse stock split. No fractional shares were issued in connection with the reverse stock split.

Risks and Uncertainties

The Company continues to devote significant resources to developing its product technology, commercialization activities and raising capital. These activities are subject to significant risks and uncertainties, including the ability to obtain additional financing, and there can be no assurance that the Company will be successful in obtaining additional financing on favorable terms, or at all. If adequate funds are not available, the Company may have to further reduce its cost structure until financing is obtained and/or delay development, or commercialization of products, or license to third parties the rights to commercialize products, or technologies that the Company would otherwise seek to commercialize. Refer to Note 3 for additional information about the Company’s liquidity, going concern and management’s plans.

The medical device industry is characterized by frequent and extensive litigation and administrative proceedings over patent and other intellectual property rights. Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often difficult to predict, and the outcome may be uncertain until the court has entered final judgment and all appeals are exhausted. The Company’s competitors may assert that its products or the use of the Company’s products are covered by U.S. or foreign patents held by them. Refer to Note 14 for additional information about contingencies and litigation matters.

(2)	Summary of Significant Accounting Policies

Basis of Presentation

The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Reverse Stock Splits

On December 23, 2022, at the commencement of trading, the Company effected a 1-for-50 reverse stock split. Accordingly, all share and per share amounts for the periods presented in the accompanying consolidated financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect the reverse stock split. No fractional shares were issued in connection with the reverse stock split.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers highly liquid investments generally with maturities of 90 days or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates market value. The Company’s cash equivalents are primarily in money market funds and certificates of deposit. The Company deposits its cash and cash equivalents in high-quality credit institutions.

Restricted Cash

Restricted cash represents $100 thousands at both December 31, 2023 and 2022, related to a collateral money market account maintained by the Company as collateral in connection with corporate credit cards with Silicon Valley Bank.

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the consolidated balance sheets to the same total reported in the consolidated statements of cash flows (in thousands):

	December 31,	December 31,
	2023	2022
Cash and cash equivalents	$4,459	$3,855
Restricted cash	100	100
Total cash, cash equivalents, and restricted cash in the consolidated statement of cash flows	$4,559	$3,955

Accounts Receivable

The majority of the Company’s accounts receivable arise from direct product sales and sales of products under consignment arrangements, and have payment terms that generally require payment within 30 to 90 days. The Company provides reserves against accounts receivable for estimated losses that may result from a customer’s inability to pay based on customer-specific analysis and general matters such as current assessments of past due balances, economic conditions and forecasts, and historical credit loss activity. Amounts determined to be uncollectible are charged or written-off against the reserve. Additionally, under the current expected credit loss model, we utilize historical loss rates based on number of days past due, adjusted to reflect current economic conditions and forecasts of future economic conditions.

Inventory

The Company accounts for inventory at the lower of cost or net realizable value, where net realizable value is based on market prices less costs to sell. The Company establishes inventory reserves for obsolescence based upon specific identification of expired or unusable units with a corresponding provision included in cost of revenue. The allowance for excess and slow-moving inventory was $1.0 million at both December 31, 2023 and 2022.

Property and Equipment, Net

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over their estimated useful lives of five to seven years for furniture and equipment and three to five years for computer hardware and software. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful life or the term of the lease. Upon retirement or sale, the cost and related accumulated depreciation or amortization are removed from the Consolidated Balance Sheets and the resulting gain or loss is reflected in the Consolidated Statements of Operations. Repairs and maintenance are expensed as incurred.

Goodwill and Other Long-Lived Assets

Goodwill represents the excess of the cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination.

Indefinite-lived intangible assets relate to in-process research and development (“IPR&D”) acquired in business combinations. The estimated fair values of IPR&D projects acquired in a business combination which have not reached technological feasibility are capitalized and accounted for as indefinite-lived intangible assets until completion or abandonment of the projects. In accordance with guidance within FASB ASC 350 “Intangibles - Goodwill and Other,” goodwill and identifiable intangible assets with indefinite lives are not subject to amortization but must be evaluated for impairment.

Finite-lived intangible assets primarily consist of developed technology and trademarks/tradenames and were being amortized on a straight-line basis over their estimated useful lives. During 2023, the Company fully impaired the finite-lived intangible assets, see Note 6 and Note 7, for further details.

We evaluate long-lived assets, including finite-lived intangible assets, for impairment by comparison of the carrying amounts to future net undiscounted cash flows expected to be generated by such assets when events or changes in circumstances indicate the carrying amount of an asset group may not be recoverable. Should an impairment exist, the impairment loss would be measured based on the excess carrying value of the asset over the asset’s fair value or estimates of future discounted cash flows. The Company recorded an impairment to developed technology and IPR&D intangible assets for both the years ended December 31, 2023 and 2022, for further details see Note 6 and Note 7.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance for deferred income tax assets is recorded when it is more likely than not that some portion or all of the deferred income tax assets will not be realized. The Company’s policy is to classify interest and penalties related to income taxes as income tax expense in the consolidated statements of operations.

Foreign Currency

When the local currency of the Company’s foreign subsidiaries is the functional currency, all assets and liabilities are translated into United States dollars at the rate of exchange in effect at the balance sheet date. Income and expense items are translated at the weighted-average exchange rate prevailing during the period. The effects of foreign currency translation adjustments for these subsidiaries are deferred and reported in stockholders’ equity as a component of Accumulated Other Comprehensive Loss. The effects of foreign currency transactions denominated in a currency other than an entity’s functional currency are included in Gain on foreign currency exchange in the Consolidated Statements of Operations. The Company does not hedge foreign currency translation risk in the net assets and income it reports from these sources.

Revenue Recognition

The Company recognizes revenue when it satisfies a performance obligation by transferring control of the promised goods or services to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. Product sales consist of a single performance obligation that the Company satisfies at a point in time. The Company recognizes product revenue when the following events have occurred: (a) the Company has transferred physical possession of the products, (b) the Company has a present right to payment, (c) the customer has legal title to the products, and (d) the customer bears significant risks and rewards of ownership of the products.

For the Company’s Lap-Band product, these criteria are met under the agreements with most customers upon product shipment. This includes sales to distributors, who sell the products to their customers, take title to the products and assume all risks of ownership at the time of shipment. Distributors are obligated to pay within specified terms regardless of when, if ever, they sell the products.

Taxes collected from customers and remitted to governmental authorities are accounted for on a net basis. Accordingly, such amounts are excluded from revenues. Amounts billed to customers related to shipping and handling are included in revenues. Shipping and handling costs related to revenue producing activities are included in cost of sales.

Variable Consideration

The Company records revenue from customers in an amount that reflects the transaction price it expects to be entitled to after transferring control of the goods. Customers and distributors of the Lap-Band product generally have the right to return or exchange products purchased for up to thirty days from the date of product shipment contingent upon a 10% restocking fee. Any such return or exchange of Lap-Band products will be recorded as a reduction of revenue in the period incurred.

Certain Lap-Band customers may receive volume rebates or discounts. Discounts are treated as a reduction in sales price and therefore corresponding revenue at the point of sale. Any volume rebates offered would be estimated and reserved as a reduction in revenue.

Warranty

The Company generally provides warranties against defects in materials and workmanship, and provides replacements at no charge to the customer, as long as the customer has notified the Company within 30 days of delivery and returns such products in accordance with the Company’s instructions. As they are considered assurance-type warranties, the Company does not account for them as separate performance obligations. Warranty reserve requirements are based on a specific assessment of the products sold with warranties where a customer asserts a claim for warranty or a product defect.

For the vBloc product line, the Company has a 5-year warranty on all implantable parts. vBloc sales began in 2015 and ended in 2018, so this warranty period went through 2023.

Cost of Goods Sold

The Company expenses to cost of goods sold, direct and indirect inventory costs as sold. Additionally, the Company expenses to costs of goods sold, various indirect costs such as warehousing finished goods, shipping costs of sales to customers, non-production salaries and consulting costs relating to inventory, and portions of salaries that are not allocatable to operating expenses.

Advertising Cost

Advertising costs are expensed as incurred and totaled $2.2 million and $6.8 million for the years ended December 31, 2023 and 2022, respectively.

Stock-Based Compensation

The Company applies ASC 718 Compensation — Stock Compensation and accordingly records compensation expense for stock options over the vesting or service period using the fair value on the date of grant, as calculated by the Company using the Black-Scholes model. The Company’s stock-based compensation plans are more fully described in Note 12.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the period, including the pre-funded warrants, see Note 10, that were reclassified from warrant liability to equity as a result of the reverse stock split. Diluted net loss per share is based on the weighted-average common shares outstanding during the period plus dilutive potential common shares calculated using the treasury stock method. Such potentially dilutive shares are excluded when the effect would be to reduce a net loss per share. For purposes of basic and diluted per share computations, loss from continuing operations and net loss are reduced by the down round adjustments for convertible preferred stock and warrants.

The following table sets forth the potential shares of common stock that are not included in the calculation of diluted net loss per share because to do so would be anti-dilutive as of the end of each period presented:

	December 31,
	2023	2022
Stock options	216	370
Unvested restricted stock units	25	79
Convertible preferred stock	10	10
Warrants	268,937	3,336

Concentration of Credit Risk, Interest Rate Risk and Foreign Currency Exchange Rate

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash and trade accounts receivable. Cash and cash equivalents are primarily deposited in demand and money market accounts. At times, such deposits may be in excess of insured limits. Investments in money market funds are not considered to be bank deposits and are not insured or guaranteed by the federal deposit insurance company or other government agency. These money market funds seek to preserve the value of the investment at $1.00 per share; however, it is possible to lose money investing in these funds. The Company has not experienced any losses on its deposits of cash and cash equivalents. To minimize the risk associated with trade accounts receivable, management maintains relationships with the Company’s customers that allow management to monitor current changes in business operations so the Company can respond as needed.

Substantially all of the Company’s revenue is denominated in U.S. dollars. Only a small portion of revenue and expenses are denominated in foreign currencies, principally the Australian dollar and Euro for 2023 and 2022. The Company has not entered into any hedging contracts. Future fluctuations in the value of the U.S. dollar may affect the price competitiveness of the Company’s products outside the U.S.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (referred to as an “exit price”). Fair value of an asset or liability considers assumptions that market participants would use in pricing the asset or liability, including consideration of non-performance risk.

Assets and liabilities are categorized into a three-level fair value hierarchy based on valuation inputs used to determine fair value.

Level 1 inputs are quoted prices in active markets for identical assets or liabilities.

Level 2 inputs are observable, either directly or indirectly.

Level 3 inputs are unobservable due to little or no corroborating market data.

The carrying amounts of the Company’s financial instruments, including cash equivalents, accounts receivable, accounts payable and certain accrued and other liabilities approximate fair value due to their short-term maturities. Refer to Note 7 regarding the impairment of developed technology and IPR&D and Note 10 regarding fair value measurements and inputs of warrants.

Recent Accounting Pronouncements

New accounting standards adopted by the Company in 2023 are discussed below or in the related notes, where appropriate.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which is intended to provide financial statement users with more useful information about expected credit losses on financial assets held by a reporting entity at each reporting date. In May 2019, the FASB issued ASU No. 2019-05, which amended the new standard by providing targeted transition relief. The new guidance replaces the existing incurred loss impairment methodology with a methodology that requires consideration of a broader range of reasonable and supportable forward-looking information to estimate all expected credit losses. In November 2019, the FASB issued 2019-11, which amended the new standard by providing additional clarification. This guidance is effective for the fiscal years and interim periods within those years beginning after December 15, 2022. This guidance became effective on January 1, 2023 and did not have a material impact to the consolidated financial statements.

New accounting standards not yet adopted are discussed below.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires entities to provide additional information in the rate reconciliation and additional disaggregated disclosures about income taxes paid. This guidance requires public entities to disclose in their rate reconciliation table additional categories of information about federal, state, and foreign income taxes and to provide more details about the reconciling items in some categories if the items meet a quantitative threshold. The guidance is effective for annual periods beginning after December 15, 2024. The Company does not expect the adoption of this guidance to impact its financial statements, but the guidance will impact its income tax disclosures.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments require disclosure of significant segment expenses and other segment items and requires entities to provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. The amendment also requires disclosure of the title and position of the chief operating decision maker (“CODM”) and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. This guidance is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Retrospective application is required, and early adoption is permitted. The Company is currently evaluating the impact the guidance will have on its consolidated financial statements.

(3)	Liquidity and Management’s Plans

The Company currently does not generate revenue sufficient to offset operating costs and anticipates such shortfalls to continue, primarily due to the introduction of GLP-1 pharmaceuticals, which has taken a significant market share of the medical treatments for obesity. As of December 31, 2023, the Company had net working capital of approximately $6.5 million, primarily due to cash and cash equivalents and restricted cash of $4.6 million. The Company’s principal source of liquidity as of December 31, 2023, consisted of approximately $4.5 million of cash and cash equivalents, and $1.7 million of accounts receivable. The Company completed multiple public offerings during 2023, which the Company raised over $17.6 million in cash and cash equivalents after deducting underwriting expenses, commissions and offering expenses. Based on our available cash resources, we may not have sufficient cash on hand to fund our current operations for more than 12 months from the date of filing the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2023. This condition raises substantial doubt about our ability to continue as a going concern.

The Company’s anticipated operations include plans to (i) grow sales and operations of the Company with the Lap-Band product line both domestically and internationally as well as to obtain cost savings synergies, (ii) introduce to the market Lap-Band 2.0 FLEX, (iii) continue development of the Diabetes Bloc-Stim Neuromodulation (“DBSN”) device, (vi) identifying strategic merger and acquisition alternatives, (v) seek opportunities to find strategic partners to leverage our intellectual property portfolio and custom development services to provide third-party sales and licensing opportunities, and (vi) explore and capitalize on synergistic opportunities to expand our portfolio and offer future minimally invasive treatments and therapies in the obesity continuum of care. The Company believes that it has the flexibility to manage the growth of its expenditures and operations depending on the amount of available cash flows, which could include reducing expenditures for marketing, and product development activities. If managements’ plans don’t develop, and the Company doesn’t get additional cash raises, at the current burn rate, management expects to run out of cash during the fourth quarter of 2024.

The Company has incurred significant net losses and negative cash flows from operations since inception, and as a result has an accumulated deficit of approximately $635.6 million. The Company also expects to incur a net loss and negative cash flows from operations for 2024.

The Company will be required to raise additional capital, however, there can be no assurance as to whether additional financing will be available on terms acceptable to the Company, if at all. If sufficient funds on acceptable terms are not available when needed, it would have a negative impact on the Company’s financial condition and could force the Company to delay, limit, reduce, or terminate product development or future commercialization efforts or grant rights to develop and market product candidates or testing products that the Company would otherwise plan to develop.

Therefore, the plans cannot be deemed probable of being implemented. As a result, the Company’s plans do not alleviate substantial doubt about our ability to continue as a going concern.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the ordinary course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of the uncertainties described above.

COVID-19 and Supply Chain Disruptions Risk and Uncertainties

The impact of the COVID-19 outbreak has subsided substantially in the U.S. but continues to result in reduced activity levels outside of the U.S., such as continued restrictions on travel and business operations and advising or requiring individuals to limit or forego their time outside of their homes or places of business.

In response to the global supply chain instability and inflationary cost increases, we continue to take action to minimize, as much as possible, any potential adverse impacts by working closely with our suppliers to closely monitor the availability of raw materials, lead times, and freight carrier availability.

We continuously monitor domestic and global economic conditions, potential outbreaks in viruses that may impact the medical field, and introduction of alternative procedures, pharmaceuticals and weight loss trends that may impact our business. With this information, we develop new models and approaches to achieve the best outcomes.

(4)	Supplemental Balance Sheet Information

Inventory

	December 31,	December 31,
	2023	2022
Raw materials	$1,020	$832
Sub-assemblies	1,379	864
Finished goods	1,342	1,915
Total inventory	$3,741	$3,611

Prepaid expenses and other current assets:

	December 31,	December 31,
	2023	2022
Prepaid insurance	$110	$78
Patents	13	—
Prepaid advertising and marketing	41	3
Taxes	47	—
Other current assets	126	84
Total prepaid expenses and other current assets	$337	$165

Accrued and other liabilities:

	December 31,	December 31,
	2023	2022
Payroll and benefits	$701	$1,829
Accrued legal settlements	200	1,775
Customer deposits	639	510
Taxes	61	119
Accrued professional	155	316
Other liabilities	58	491
Total accrued and other liabilities	$1,814	$5,040

(5)	Property and Equipment

Property and equipment consist of the following:

	December 31,
	2023	2022
Machinery and equipment	$61	$582
Furniture and equipment	5	27
Computer hardware and software	78	136
Tooling and molds	6	199
Leasehold improvements	—	19
Construction in progress	—	66
	150	1,029
Less accumulated depreciation and amortization	(90)	(331)
Property and equipment, net	$60	$698

Depreciation expense for the years ended December 31, 2023 and 2022, was approximately $121 thousand and $330 thousand, respectively.

During the year ended December 31, 2023 the Company determined the carrying value of the property plant and equipment had been impaired due to the current financial condition of the Company and recognized a non-cash impairment charge of $0.5 million. The fair value was determined by estimating the amount the Company could receive if they were to sell the assets.

(6)	Intangible Assets

During the year ended December 31, 2023 the Company determined the carrying value of the developed technology and trademarks/tradenames had been impaired due to the financial condition of the Company and recognized a non-cash impairment charge of $0.2 million, which fully impaired the intangible assets.

The consolidated intangible assets at December 31, 2022 consist of the following:

	December 31, 2022
	Weighted Average Useful Life (years)	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Finite-lived intangible assets:
Developed technology	10.0	$5,989	$(5,805)	$184
Trademarks/Tradenames	10.0	462	(386)	76
Total		$6,451	$(6,191)	$260

The gross amount and accumulated impairment loss of indefinite-lived intangible assets are as follows (in thousands):

	December 31,
	2023	2022
Indefinite-lived intangible assets
Gross amount	$—	$20,721
Accumulated impairment loss	—	(20,721)
Total Indefinite-lived intangible assets	$—	$—

Amortization expense for the years ended December 31, 2023 and 2022, was approximately $33 thousand and $1.8 million, respectively.

The Company had impaired all of its remaining intangible assets during 2023, therefore there is no future projection of amortization expense at December 31, 2023.

(7)	Impairment of Intangible Assets and Goodwill

During the year ended December 31, 2023, the Company determined a triggering event occurred due to the decline in the Company’s market capitalization, and as such, the Company performed an impairment analysis of the long-lived assets. It was determined that the carrying value of the developed technology and trademarks/tradenames had been fully impaired and recognized a non-cash impairment charge of $0.2 million on the consolidated statement of operations for the year ended December 31, 2023 and a consolidated balance sheet value as of December 31, 2023, of zero.

As of December 31, 2022, the Company determined a triggering event occurred due to the decline in the Company’s market capitalization, and as such, the Company performed an impairment analysis of the long-lived assets. It was determined the developed technology related to the Obalon Balloon was fully impaired, as the Company has not been able to start up production or find a partner to manufacture the Obalon Balloon system. Based on this the Company has no current projections for revenues related to the Obalon Balloon and has fully impaired the asset of approximately $2.4 million. Additionally, due to the continuance of COVID-19, the Company has revised the near-term projected revenues related to the Lap-Band asset group and has recognized an impairment charge to both the developed technology and tradenames of approximately $8.4 million and $0.5 million, respectively. The fair value of the Lap-Band developed technology was estimated using an income approach using Level 3 assumptions which included discounting projected future net cash flows to their present value, with a discount rate of 17.9%.

The Company also determined a triggering event occurred, as the Company elected to stop the clinical trials for the ReShape Vest and was closing out the previous trial that occurred, as significant additional clinical work and cost would be required to achieve regulatory approval. Additionally, the Company currently does not plan to pursue the development of the ReShape Vest. As such, the Company determined the carrying value of the IPR&D asset and related trademarks were impaired and recognized non-cash impairment charge of approximately $6.9 million and $0.5 million, respectively, on the consolidated balance sheet as of December 31, 2022, which reduced the value of these assets to zero.

(8)	Leases

The Company had a noncancelable operating lease for office and warehouse space in San Clemente, which expired June 30, 2023. The Company also had an operating lease and warehouse space in Carlsbad, California, which expired June 30, 2022. On March 13, 2023, the Company entered into a lease for approximately 5,038 square feet of office and warehouse space at 18 Technology Drive, Suite 110, Irvine, California 92618 and relocated our principal executive offices from our former San Clemente, California location to the Irvine, California location. The Irvine, California lease has a term of 36 months commencing on May 1, 2023.

The Company does not have any short-term leases or financing lease arrangements and the effects of any lease modifications have not been material. Lease and non-lease components are accounted for separately.

The Company determines the lease term as the noncancelable period of the lease, and may include options to extend or terminated the lease when reasonably certain that the Company will exercise that option. Leases with a term of 12 months or less are not recognized on the balance sheet. The Company uses its incremental borrowing rate based on the information available at lease commencement in determining the present value of unpaid lease payments. Right-of-use assets also include any lease payments made at or before lease commencement and any initial direct costs incurred, and exclude any lease incentives received.

Operating lease costs for the years ended December 31, 2023 and 2022, were $0.3 million and $0.7 million, respectively. Variable lease costs were not material.

Supplemental information related to operating leases is as follows:

	December 31,	December 31,
Balance Sheet information	2023	2022
Operating lease ROU assets	$250	$171

Operating lease liabilities, current portion	$111	$171
Operating lease liabilities, long-term portion	151	—
Total operating lease liabilities	$262	$171

Cash flow information for the twelve months ended December 31,	2023	2022
Cash paid for amounts included in the measurement of operating leases liabilities	$228	$560

Maturities of operating lease liabilities at December 31, 2023 were as follows:

2024	111
2025	115
2026	59
Total lease payments	285
Less: imputed interest	23
Total lease liabilities	$262

Weighted-average remaining lease term at end of period (in years)	2.4
Weighted-average discount rate at end of period	6.9%

(9)	Equity

The Company may issue preferred stock, common stock, or both, in connection with underwritten public offerings, registered direct offerings, private placements or business acquisitions. Such issuances of equity typically include the issuance or sale of warrants to purchase common stock. Certain issuances of convertible preferred stock and warrants may contain anti-dilutive features apart from customary adjustments for splits and reverse splits of common stock (collectively, “down round features”). When a series of convertible preferred stock contains this non-standard down round feature, the Company is required to adjust the conversion price in the event of future stock sales at a lower unit price. When warrants issued in connection with an equity transaction contain, or are amended to contain, this non-standard down round feature, the Company is required to adjust the exercise price upon the issuance of any shares of common stock or securities convertible into shares of common stock below the then-existing exercise price and evaluate and account for the value attributable to the reduced warrant exercise price. In the event down round adjustments are triggered, the values attributable to the adjustment to the convertible preferred stock conversion price and warrant exercise price are recorded as an increase to additional paid-in capital and increase to accumulated deficit.

All series of the Company’s convertible preferred stock are classified in stockholders’ equity, including those with the down round feature, when applicable to the equity transaction.

Warrants to purchase common stock are classified in stockholders’ equity, including those issued with the down round feature, as they are both indexed to the Company’s own stock and meet the scope exception in ASC 815 “Derivatives and Hedging.”

The Company had the following equity transactions during the years ended December 31, 2023 and 2022:

November 2023 Exercise of Warrants for Common Stock

On November 21, 2023, the Company entered into a warrant exercise agreement with an existing accredited investor to exercise certain outstanding warrants to purchase up to an aggregate of 92,802 shares of the Company’s common stock (the “Existing Warrants”). In consideration for the immediate exercise of the Existing Warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 185,604 shares (equal to 200% of the shares of common stock issued in connection with the Exercise) of the Company’s common stock (the “New Warrants”) in a private placement. In connection with the Exercise, the Company also agreed to reduce the exercise price of the Existing Warrants from $14.52 to $13.34 and to reduce the exercise price of the remaining unexercised warrants from either $19.14 or $14.52 to $13.34 per share, which is equal to the most recent closing price of the Company’s common stock on The Nasdaq Capital Market prior to the execution of the warrant exercise agreement.

The New Warrants will become exercisable six months after issuance at an exercise price of $13.34 per share and have a term of exercise equal to five and one-half years. The Existing Warrants and the New Warrants each include a beneficial ownership limitation that prevents the investor from owning more than 9.99%, with respect to the Existing Warrants, and 4.99%, with respect to the New Warrants, of the Company’s outstanding common stock at any time.

The gross proceeds to the Company from the Exercise was approximately $1.2 million, prior to deducting warrant inducement agent fees and estimated offering expenses. The Company intends to use the remainder of the net proceeds for commercial growth, working capital and general corporate purposes.

Maxim Group LLC (“Maxim”) acted as the exclusive warrant inducement agent and financial advisor to the Company for the Exercise. The Company agreed to pay Maxim an aggregate cash fee equal to 6.5% of the gross proceeds received by the Company from the Exercise.

October 2023 Securities Offering

On October 3, 2023, the Company completed a Securities Purchase Agreement with certain investors pursuant to which the Company agreed to issue and sell to the investors (i) 30,518 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), (ii) warrants to purchase up to 235,345 shares of Common Stock at an initial exercise price of $19.14 per share (the “Common Warrants”) and (iii) pre-funded warrants to purchase 126,380 shares of Common Stock at an exercise price of $0.001 per share. The securities were sold as part of units at a price of $19.14 per unit or, with respect to the units including pre-funded warrants, $19.08 per unit. In connection with the offering, the Company also agreed that certain existing warrants to purchase up to an aggregate of 16,644 shares of Common Stock at an exercise price of $178.06 per share and warrants to purchase up to an aggregate of 6,595 shares of Common Stock at an exercise price of $464.00 per share that were previously issued to one of the investors, were amended effective upon the closing of the Offering so that the amended warrants have an exercise price of $19.14 per share. The net proceeds from the offering were approximately $2.8 million, after deducting the placement agent fees and before deducting offering expenses.

April 2023 Securities Offering

On April 20, 2023, the Company entered into a Securities Purchase Agreement with a certain institutional investor, pursuant to which the Company agreed to issue and sell to the Investor in a registered direct offering (i) 5,025 shares of the Company’s common stock, par value $0.001 per share, and (ii) pre-funded warrants to purchase an aggregate of 8,782 shares of Common Stock. Each share of common stock was sold at a price of $178.06 per share and each Pre-funded Warrant was sold at an offering price of $178.00 per share underlying such Pre-funded Warrants, for aggregate gross proceeds of approximately $2.5 million before deducting the placement agent’s fees and the offering expenses. The Company has been using the net proceeds of this offering to continue implementation of its growth strategies, for working capital and general corporate purposes. In addition, under the Purchase Agreement, the Company also agreed to issue and sell to the Investor in a concurrent private placement warrants to purchase an aggregate of 13,806 shares of common stock.

In connection with the Offering, the Company also agreed that certain existing warrants to purchase up to an aggregate of 2,839 shares of Common Stock that were issued to the Investor, at an exercise price of $870.00 per share, were amended effective upon the closing of the Offering so that the amended warrants have an exercise price of $178.06. The Company’s exclusive placement agent in connection with the Offering, Maxim Group LLC, received a cash fee equal to 7.0% of the gross proceeds received by the Company from the sale of the securities in Offering, as well as reimbursement for certain expenses, and warrants to purchase up to 691 shares of Common Stock, which is equal to 5.0% of the aggregate amount of shares of Common Stock issued in the Offering, at an exercise price of $196.04 per share.

February Public Offering of Common Stock and Warrants

On February 8, 2023, the Company closed a public offering of 21,983 units, with each consisting of one share of its common stock, or one pre-funded warrant to purchase one share of its common stock, and one warrant to purchase one and one-half shares of its common stock. Each unit was sold at public offering price of $464.00. The warrants in the units are immediately exercisable at a price of $464.00 per share and expire five years from the date of issuance. Alternatively, each warrant can be exercised pursuant to the “alternative cashless exercise” provision, to which the holders would receive an aggregate number of shares of common stock equal the product of (x) the aggregate number of shares of common stock that would be issuable upon a cash exercise and (y) 0.50. For purposes of clarity, one common warrant to purchase one and one-half shares would be exercisable for 0.75 shares under this alternative cashless exercise provision. The shares of common stock (or pre-funded warrants in lieu thereof) and accompanying warrants were only purchasable together in this offering but were issued separately and immediately separable upon issuance. As of December 31, 2023, warrants to purchase 28,869 shares of common stock have been exercised under the alternative cashless exercise for a total of 14,402 shares of common stock.

Gross proceeds, before deducting underwriting discounts and commissions and estimated offering expenses, are approximately $10.2 million. The Company has been using the net proceeds of this offering to continue implementation of its growth strategies, for working capital and general corporate purposes.

The Company also granted the underwriters an option to purchase an additional 3,298 shares of common stock and/or additional warrants to purchase up to 4,947 shares of common stock, to cover over-allotments, of which Maxim Group LLC exercised its option to purchase additional warrants to purchase 4,947 shares of common stock.

November 2022 Sale of Common Stock

On November 8, 2022, the Company entered into a securities purchase agreement with an existing accredited investor, to issue and sell 826 shares of common stock, 2,500 shares of Series D Mirroring Preferred stock for $0.001 per share, which automatically terminated subsequent to the shareholder meeting on December 14, 2022, and prefunded warrants to purchase an aggregate of 170 shares of common stock. Each share of common stock was sold at a price of $754.00 per share, and each pre-funded warrant was sold at an offering price of $751.00 per share underlying such pre-funded warrants, for aggregate gross proceeds of $750,000 before deducting the placement agent’s fees and offering expenses. Under the purchase agreement, the Company also agreed to issue and sell to the investor in a concurrent private placement warrants to purchase an aggregate of 995 shares of common stock. The Company intends to use the remainder of the net proceeds for commercial growth, working capital and general corporate purposes.

In connection with the offering, the Company also entered into a warrant amendment agreement with the investor. Under the warrant amendment agreement, the Company agreed to amend certain existing warrants to purchase up to 1,845 shares of common stock that were previously issued to the investor, with an exercise price of $1,933.14 per share and expiration dates of June 2026 and December 2029, in consideration of their purchase of securities in the offering as follows: (i) lower the exercise price of the existing warrants to $870 per share, (ii) provide the existing warrants as amended, will not be exercisable until six months following the closing date of the offering, and (iii) extend the expiration date of the existing warrants with an expiration date of June 2026 by five and one-half years following the close of the offering.

June 2022 Exercises of Warrants for Common Stock

On June 16, 2022, the Company entered into a warrant exercise agreement with an existing accredited investor to exercise certain outstanding warrants to purchase up to an aggregate of 1,290 shares of common stock. In consideration for the immediate exercise of the existing warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 1,290 shares (equal to 100% of the shares of common shares exercised) of the Company’s common stock (the “New Warrants”) in a private placement pursuant to Section (4)(2) of the Securities Act. In connection with the exercise, the Company also agreed to reduce the exercise price of the existing warrants and 555 remaining unexercised warrants from $17,400.00 to $1,933.14 per share, which is equal to the most recent closing price of the Company’s common stock on the Nasdaq prior to the execution of the warrant exercise agreement. For further details see Note 10 below.

The gross proceeds to the Company from the exercise was approximately $2.5 million, prior to deducting warrant inducement agent fees and estimated offering expenses. The Company intends to use the remainder of the net proceeds for commercial growth, working capital and general corporate purposes.

Common Stock Issued Related to Stock Awards and Options

Restricted Stock Units

The Company issued restricted stock units (“RSUs”) to certain members of the management and Board of Directors. During the year ended December 31, 2023, the Company issued 44 shares of common stock subject to the vesting of the awards.

During the year ended December 31, 2022, the Company issued 866 shares of common stock subject to the vesting of the awards, of which 496 shares of common stock were related to bonus in-leu of cash. For further details see Note 12.

Exercise of Stock Options

There were no exercises of stock options during the years ended December 31, 2023 and 2022.

Series C Convertible Preferred Stock

The Series C convertible stock has a liquidation preference of $274.88 per share. Holders of the Series C convertible preferred stock have the right to convert their shares into shares of common stock instead of receiving the liquidation preference. The Series C convertible preferred stock is entitled to dividends on an as-if-converted-to-common stock basis if such dividends are paid on shares of common stock. In general, the holders of the Series C convertible preferred stock do not have voting rights, except in connection with director elections.

(10)	Warrants

The Company’s grants of warrants to purchase common stock are primarily in connection with equity and debt financings. See Note 9 for additional information about equity financings and the related issuance of warrants. Warrant activity was as follows:

	Shares
Balance December 31, 2021	2,398
Issued	2,504	(1)
Exercised	(1,459)	(2)
Cancelled	(107)
Balance December 31, 2022	3,336
Issued	619,185	(3)
Exercised	(353,581)	(4)
Cancelled	(3)
Balance December 31, 2023	268,937
(1)	Warrants issued in 2022 includes: 1,289 reload warrants, 995 common stock purchase warrants, 50 representative’s warrants, and 170 pre-funded warrants.
(2)	Warrants exercised in 2022 includes: 1,289 reload warrants at an exercise price of $1,933.14 per share, and 170 pre-funded warrants at an exercise price of $2.90 per share.
(3)	Warrants issued in 2023 includes: 472,672 common stock purchase warrants, of which 37,921 are classifies as liability warrants, 136,713 pre-funded warrants, and 9,800 representative’s warrants.
(4)	Warrants exercised in 2023 includes: 188,000 common stock purchase warrants at an exercise price range of $19.14 per share and $13.34 per share, 28,869 common stock purchase warrants (liability warrants) exercised with the alternative cash less option, 136,712 pre-funded warrants at an exercise price range of $0.06 and $0.01 per share.

Warrant Assumptions – 2023 Warrants Issued

The following table provides the assumptions used to calculate the fair value of the new warrants issued during 2023, using a Black-Scholes model:

	Warrants	Strike Price	Volatility	Expected Term	Risk Free Rate
Pre-funded warrants - February 2023	1,552	$0.01	96.5%	5.0	3.78%
Representative’s warrants - February 2023	1,265	$510.40	96.5%	5.0	3.79%
Common stock warrants - April 2023	13,806	$178.06	88.4%	5.5	3.56%
Pre-funded warrants - April 2023	8,782	$0.01	88.4%	5.5	3.56%
Representative’s warrants - April 2023	691	$196.04	96.3%	5.0	3.57%
Common stock warrants - October 2023	235,345	$19.14	89.1%	5.0	4.74%
Pre-funded warrants - October 2023	126,380	$0.06	89.1%	5.0	4.74%
Representative’s warrants - October 2023	7,845	$21.05	89.2%	5.0	4.74%

The following table provides the assumptions used to calculate the fair value of the new warrants issued during 2023, using a Monte Carlo model:

	Warrants	Strike Price	Volatility	Expected Term	Risk Free Rate
Common stock warrants - November 2023	185,604	$13.34	86.9%	5.5	4.40%

The following table provides the assumptions used in the bifurcated Black-Scholes option pricing model for the common stock purchase warrants classified as a liability:

	Cash Exercise	Cashless Exercise
Stock Price	$342.49	$342.49
Exercise Price	$928.00	$0.00
Term (years)	5.00	5.00
Volatility	96.50%	96.50%
Risk Free Rate	3.784%	3.784%
Dividend Yield	0%	0%

The following table presents the changes in the fair value of the liability warrants:

Common Stock
Purchase Warrants
Fair value as of February 8, 2023 (issuance date)	$10,363
Fair value of liability warrants in excess of proceeds, at issuance	(164)
Exercises of liability warrants	(6,249)
Gain on changes in fair value of liability warrants	(3,878)
Fair value as of December 31, 2023	$72

Warrant Assumptions – 2022 Warrants Issued

The following table provides the assumptions used to calculate the fair value of the Series G warrants issued during 2022, using a Black-Scholes model:

	Warrants	Strike Price	Volatility	Expected Term	Risk Free Rate
Reload warrants - June 2022	1,290	$1,933.14	64.8%	7.5	3.32%
Reload warrants - November 2022	995	$870.00	84.3%	5.5	4.21%
Representative’s warrants	50	$870.00	84.3%	5.0	4.23%
Pre-funded warrants	170	$2.90	84.3%	5.5	4.21%

(11)	Revenue Disaggregation and Operating Segments

The following table presents the Company’s revenue disaggregated by geography:

	Year Ended
	December 31,
	2023	2022
United States	$7,134	$9,230
Australia	526	688
Europe	956	1,252
Rest of world	62	70
Total revenue	$8,678	$11,240

Operating Segments

The Company conducts operations worldwide and is managed in the following geographical regions: United States, Australia, Europe and Rest of World (primarily in the Middle East). All regions sell the Lap-Band product line, which consisted of nearly all our revenue and gross profit for the years ended December 31, 2023 and 2022. During the second half of 2020 the Company launched ReShapeCare, which had minimal revenue for the years ended December 31, 2023 and 2022. During the fourth quarter of 2023, the Company placed the continued development of ReShapeCare on hold indefinitely. There was no revenue or gross profit recorded for the DBSN device in 2023 or 2022 because this product is still in the development stage. During June 2021, the Company merged with Obalon, which had no revenues for the years ended December 31, 2023 and 2022.

The Company has one operating segment based on the financial information provided to the Chief Operating Decision Maker (the Chief Executive Officer, or “CODM”). The Company’s CODM evaluates segment performance based on revenue and gross profit at the consolidated level. The CODM does review revenue based on domestic and international. As such, the Company believes reporting revenue based on territory is useful to the user of the financial statements.

(12)	Stock-based Compensation

The ReShape Lifesciences Inc. 2022 Equity Incentive Plan (the “Plan”) became effective December 14, 2022, and provides for the grant of stock options or other stock-based awards to employees, officers, non-employee directors and outside consultants of the Company. The maximum number of shares of common stock that will be available for issuance under this Plan was originally 105,000 shares; provided however, that the aggregate number of shares that may be issued under all awards under the Plan will automatically increase on an annual basis on the first day of each year beginning in 2024 such that the aggregate number of shares that may be issued under all awards under this Plan equals 15% of the total number of shares of Common Stock, on a converted basis, on the last day of the immediately preceding fiscal year. Under the 2003 Stock Incentive Plan, as amended in 2018 (the “Prior Plan”), as of January 1, 2023, there were 110,798 shares available.

The Plan is administered by the committee, which determines the types of awards to be granted, including the number of shares subject to the awards, the exercise price and the vesting schedule. Options granted under the Plan expire no later than ten years from the date of grant. The exercise price of each option may not be less than 100% of the fair market value of the common stock at the date of grant, except if an incentive stock option is granted to a Plan participant possessing more than 10% of the Company’s common stock, as defined by the Plan, the exercise price may not be less than 110% of the fair value of the common stock at the date of grant. Employee stock options generally vest over four years.

Stock Options

A summary of the status of the Company’s stock options are as follows:

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise Price	Contractual	Value
	Shares	Per Share	Life (years)	(in thousands)
Outstanding at December 31, 2021	306	$23,117.06		$—
Options granted	194	3,422.00
Options exercised	—	—
Options cancelled	(130)	8,071.28
Outstanding at December 31, 2022	370	18,075.70		$—
Options granted	—	—
Options exercised	—	—
Options cancelled	(107)	8,661.72
Outstanding at December 31, 2023	263	21,909.50	6.4	$—
Exercisable at December 31, 2023	213	25,839.58	6.0	—
Vested and expected to vest at December 31, 2023	274	21,909.50	6.4	—

As of December 31, 2023, stock options under the Plan that were outstanding, exercisable and vested, and expected to vest, had no intrinsic value. The unrecognized share-based expense at December 31, 2023 was $0.1 million and will be recognized over a weighted average period of 1.8 years.

Stock option awards outstanding under the Company’s incentive plans have been granted at exercise prices that are equal to the market value of its common stock on the date of grant. Such options generally vest over a period of four years and expire at ten years after the grant date. The Company recognizes compensation expense ratably over the vesting period. The Company uses a Black-Scholes option-pricing model to estimate the fair value of stock options granted, which requires the input of both subjective and objective assumptions as follows:

Expected Term – The estimate of expected term is based on the historical exercise behavior of grantees, as well as the contractual life of the options granted.

Expected Volatility – The expected volatility factor is based on the volatility of the Company’s common stock.

Risk-free Interest Rate – The risk-free interest rate is determined using the implied yield for a traded zero-coupon U.S. Treasury bond with a term equal to the expected term of the stock options.

Expected Dividend Yield – The expected dividend yield is based on the Company’s historical practice of paying dividends on its common stock.

The Company did not issue any stock options during the year ended December 31, 2023. The Company’s weighted average assumptions used to estimate fair value of stock options granted during the year ended December 31, 2022 were as follows:

Risk-free interest rate	2.67%
Expected term (in years)	6.25
Expected dividend yield	0%
Expected volatility	80.40%

Restricted Stock Units

A summary of the status of the Company’s unvested RSUs are as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Unvested RSUs at December 31, 2021	591	$12,644.00
Granted	566	981.36
Vested(1)	(865)	(5,651.52)
Cancelled/Forfeited	(213)	(11,013.04)
Unvested RSUs at December 31, 2022	79	10,100.70
Granted	—	—
Vested(1)	(54)	(11,298.98)
Cancelled/Forfeited	—	—
Non-vested RSUs at December 31, 2023	25	$7,505.04
(1)	At December 31, 2023 and 2022, there were 2 and 5 shares of common stock, respectively, related to RSU awards that have vested and the shares were not released to the participants subsequently. Additionally, during the year ended December 31, 2023 due to a decline in our stock price 8 shares of common stock were not issued in order to cover employee taxes.

The fair value of each RSU is the closing price on the Nasdaq of the Company’s common stock on the date of grant. Upon vesting, a portion of the RSU award may be withheld to satisfy the statutory income tax withholding obligation. The remaining RSUs will be settled in shares of the Company’s common stock after the vesting period. The unrecognized compensation cost related to RSUs at December 31, 2023 was $0.6 million and is expected to be recognized over a period of 1.2 years.

Compensation expense related to stock options was recognized as follows:

	Year Ended
	December 31,
	2023	2022
Sales and marketing	$107	$280
General and administrative	451	1,494
Research and development	209	313
Total stock-based compensation expense	$767	$2,087

(13)	Income Taxes

Income tax expense (benefit) consists of the following:

	Year ended December 31,
	2023	2022
Deferred:
Federal	$—	$(293)
State	—	(76)
Foreign	28	(54)
Deferred income tax benefit	28	(423)
Current:
Federal	—	30
State	7	9
Foreign	17	4
Total income tax expense (benefit), net	$52	$(380)

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2023	2022
Income tax benefit at U.S. federal statutory rate	21.0%	21.0%
State income tax benefit, net of federal benefit	5.9%	3.8%
Stock warrant valuation	9.7%	—%
Other permanent differences	(2.2)%	(1.9)%
Change in state tax rate	4.3%	0.3%
Foreign rate differential	2.7%	(0.2)%
Net operating loss true up	(6.3)%	—%
Other adjustments	(0.8)%	2.8%
Change in valuation allowance	(34.8)%	(25.0)%
Effective income tax rate	(0.5)%	0.8%

A reconciliation of the beginning and ending amount of uncertain tax positions are as follows:

	2023	2022
Uncertain gross tax positions, January 1	$1,052	$1,052
Current year tax positions	—	—
Increase in prior year tax positions	—	—
Settlements	—	—
Lapse of statute of limitations	—	—
Uncertain gross tax positions, December 31	$1,052	$1,052

The components of deferred tax assets and liabilities are as follows:

	December 31,
	2023	2022
Deferred tax assets:
Start-up costs	$1,096	$1,137
Capitalized research and development costs	170	272
Reserves and accruals	751	1,157
Property and equipment	56	—
Intangible assets	4,420	4,597
Research and development credit	2,492	2,492
Lease liability	70	43
Net operating loss carryforwards	67,930	63,424
State and local taxes	2	2
Total gross deferred tax assets	76,987	73,124
Valuation allowance	(76,895)	(72,945)
Deferred tax assets, net of valuation allowance	92	179
Property and equipment	—	(80)
Intangible assets	—	—
Operating lease right-of-use assets	(64)	(43)
Total gross deferred tax liabilities	(64)	(123)
Deferred income taxes, net	$28	$56

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during periods in which those temporary differences become deductible. Based on the level of historical losses and projections of losses in future periods, the Company provided a valuation allowance at both December 31, 2023 and 2022. The remaining net deferred tax asset at December 31, 2023 is the remaining balance of the Netherlands net operating loss. A valuation allowance is not applicable to this entity, as they historically produce income and utilize their net operating loss carryforward. In 2022, the indefinite-lived intangible asset became fully impaired. The Company has a policy that NOL’s are shown gross with valuation allowances with respect to IRC 382 limitations.

As of December 31, 2023 and 2022, the Company had U.S. federal net operating loss carryforwards of $218.9 million and $207.9 million, respectively. Of the total U.S. federal net operating loss carryforwards at December 31, 2023. Losses generated beginning in 2018 will carryover indefinitely. The Company had state net operating loss carryforwards of $348.7 million and $329.1 million at December 31, 2023 and 2022, respectively and had foreign net operating loss carryforwards of $0.2 million at both December 31, 2023 and 2022. Net operating loss carryforwards of the Company are subject to review and possible adjustment by the taxing authorities. With certain exceptions (e.g. the net operating loss carryforwards), the Company is no longer subject to U.S. federal, state or local examinations by tax authorities for years prior to 2016. There are no tax examinations currently in progress.

The Company’s ability to utilize its net operating loss carryforwards, tax credits, and built-in items of deduction, including capitalized start-up costs and research and development costs, has been, and may continue to be substantially limited due to ownership changes. These ownership changes limit the amount of net operating loss carryforwards, credits and built-in items of deduction that can be utilized annually to offset future taxable income. In general, an ownership change, as defined in IRC Section 382, results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50% of the outstanding stock of a company by certain stockholders or public groups. Due to the valuation allowance against deferred tax assets at December 31, 2023, the net effect of any further limitation will have no impact on results of operations.

The Company is in the process of completing an IRC Section 382 analysis for the year ended December 31, 2023. The Company believes it experienced an ownership change during 2023 that will result in further limitations on the utilization of its net operating losses. The 2023 ownership change is expected to result in further net operating losses to expire unused. The Company reflected the estimated impact of the 2023 ownership change in the deferred tax table and gross net operating loss carryforwards within this footnote.

The Company has adopted accounting standards which prescribe a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company’s income tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company had no amounts of unrecognized tax benefits that, if recognized, would affect its effective income tax rate for the years ended December 31, 2023 and 2022. The Company’s policy is to classify interest and penalties related to income tax expense as tax expense. As of December 31, 2023, the Company had no amount accrued for the payment of interest and penalties related to unrecognized tax benefits.

The Inflation Reduction Act (IRA) was enacted on August 16, 2022 and includes a new corporate alternative minimum tax based on book income, an excise tax on stock buybacks, and other items such as tax incentives for energy and climate initiatives. There is no impact to the Company at this time, however this may change depending on each year’s differing facts and activities. The Company will continue to monitor this over time.

(14)	Commitments and Contingencies

Employee Arrangements and Other Compensation

Certain members of management are entitled to severance benefits payable upon termination following a change in control, which would approximate $0.8 million at December 31, 2023. The Company also has agreements with certain employees to pay bonuses based on targeted performance criteria. As of December 31, 2023 and 2022, approximately $15 thousand and $0.3 million, respectively, was accrued for performance bonuses, which is included in accrued liabilities in the consolidated balance sheets.

Purchase Commitments

The Company generally purchases its products and accessories from a limited group of third-party suppliers through purchase orders. The Company had $0.9 million of inventory open purchase orders as of December 31, 2023, for orders being issued to supplies for which the Company has not received the goods or services and which are expected to be fulfilled within one year. These purchase commitments were made to secure better pricing and to ensure the Company will have the necessary inventory to meet anticipated near term demand. Although open purchase orders are considered enforceable and legally binding, the Company may be able to cancel, reschedule, or adjust requirements prior to supplier fulfillment.

Litigation

On August 6, 2021, Cowen and Company, LLC filed a complaint against ReShape, as successor in interest to Obalon Therapeutics, in the Supreme Court of the State of New York based on an alleged breach of contract arising out of Cowen’s prior engagement as Obalon’s financial advisor. The complaint alleges that Cowen is entitled to be paid a $1.35 million fee in connection with ReShape’s merger with Obalon under the terms of Cowen’s engagement agreement with Obalon. The complaint also sought reimbursement of Cowen’s attorneys’ fees and interest in connection with its claim. On May 11, 2023, the Supreme Court of the State of New York issued the final judgement in favor of Cowen & Company in the amount of $1.35 million, plus interest at the statutory rate of 9% per annum from June 16, 2021 until judgement is paid in full, and reimbursement of $675,000 of Cowen’s attorneys’ fees, with $275,000 to be paid upfront, $200,000 paid after six months and $200,000 paid after 12 months. As of December 31, 2023, the Company has paid the $1.35 million judgement, including related interest, and first $275,000 installment of Cowen’s attorneys’ fees. At December 31, 2023, $200 thousand of attorneys’ fees were included as accrued expenses.

The Company is not aware of any pending or threatened litigation against it that could have a material adverse effect on the Company’s business, operating results or financial condition, other than what was disclosed above. The medical device industry in which the Company operates is characterized by frequent claims and litigation, including claims regarding patent and other intellectual property rights as well as improper hiring practices. As a result the Company may be involved in various legal proceedings from time to time.

Product Liability Claims

The Company is exposed to product liability claims that are inherent in the testing, production, marketing and sale of medical devices. Management believes any losses that may occur from these matters are adequately covered by insurance, and the ultimate outcome of these matters will not have a material effect on the Company’s financial position or results of operations. The Company is not currently a party to any product liability litigation and is not aware of any pending or threatened product liability litigation that could have a material adverse effect on the Company’s business, operating results or financial condition.

RESHAPE LIFESCIENCES INC.

PRELIMINARY PROSPECTUS

UP TO 2,112,072 SHARES OF COMMON STOCK

         , 2024

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of our common stock being registered. All the amounts shown are estimates except the SEC registration fee.

Amount to be paid
SEC registration fee	$	[•]
FINRA filing fee		[•]
Accounting fees and expenses		[•]
Legal fees and expenses		[•]
Miscellaneous fees and expenses		[•]
Total	$	[•]

Item 14. Indemnification of Directors and Officers

General Corporation Law of the State of Delaware

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock purchases or redemptions in the case of a director, for any transaction from which the director or officer derived an improper personal benefit, or in any action by or in the right of the corporation in the case of an officer.

Charter

As permitted by the DGCL, our charter contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
●	any transaction from which the director derived an improper personal benefit.

Bylaws

As permitted by the DGCL, our bylaws provide that:

●	we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions;
●	we may indemnify its other employees and agents as set forth in the DGCL;
●	we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and
●	the rights conferred in the restated bylaws are not exclusive.

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers to provide these directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our charter and bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving a director or executive officer of ReShape for which indemnification is sought. The indemnification provisions in our charter, bylaws and the indemnification agreements to be entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act.

Insurance Policies

We have director and officer insurance providing for indemnification for our directors and officers for certain liabilities, and such insurance provides for indemnification of our directors and officers for liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

Other Sales of Unregistered Securities

●	On January 19, 2021, ReShape and Armistice entered into an amendment to the Credit Agreement pursuant to which ReShape borrowed an additional $1.0 million. As an inducement to Armistice to enter into the amendment and make the additional loan contemplated thereby, ReShape issued to Armistice a warrant to purchase an aggregate of 345 shares of ReShape’s common stock, with an exercise price per share equal to $10,150.00. The warrant was issued in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as transactions by an issuer not involving any public offering.
●	On June 28, 2021, ReShape entered into a warrant exercise agreement with existing accredited investors to exercise certain outstanding warrants to purchase up to an aggregate of 2,735 shares of ReShape’s common stock. In consideration for the immediate exercise of the warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 2,051 shares (equal to 75% of the shares of common stock issued in connection with the exercise) of ReShape’s common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act. The investors paid a cash purchase price for the new warrants equal to $272.02 per share of common stock underlying the new warrants. In connection with the exercise, ReShape also agreed to reduce the exercise price of certain of the existing warrants to $17,400, which was equal to the most recent closing price of ReShape’s common stock on The Nasdaq Capital Market prior to the execution of the warrant exercise agreement.

The new warrants were exercisable immediately upon issuance at an exercise price of $17,400 per share and have a term of exercise equal to five years. ReShape agreed to file a resale registration statement on Form S-3 within 30 days with respect to the new warrants and the shares of common stock issuable upon exercise of the new warrants. The warrant exercise agreement and the new warrants each include a beneficial ownership limitation that prevents any of the investors from owning more than 9.99% of ReShape’s outstanding common stock at any time.

The gross proceeds to ReShape from the exercise and the sale of the new warrants was approximately $46 million, prior to deducting placement agent fees and estimated offering expenses. ReShape used approximately $10.8 million of the net proceeds to repay in full the outstanding principal and accrued interest under its secured credit agreement dated March 25, 2020, as amended. ReShape intends to use the remainder of the net proceeds for working capital and general corporate purposes.

Maxim Group LLC acted as the exclusive placement agent for the exercise. Pursuant to an amendment, dated June 28, 2021, to its existing engagement agreement with Maxim, ReShape has agreed to pay Maxim an aggregate cash fee equal to 7.0% of the gross proceeds received by ReShape from the exercise and the sale of the new warrants and certain other expenses.

●	On July 16, 2021, ReShape entered into an exchange agreement with existing institutional investors to exchange certain outstanding warrants for shares of common stock and new warrants to purchase common stock. The investors held common stock purchase warrants issued by ReShape prior to the merger of Obalon Therapeutics, Inc. and ReShape Lifesciences Inc. The merger constituted a fundamental transaction under the exchange warrants and, as a result thereof, pursuant to the terms and conditions of the exchange warrants, the investors were entitled to a cash payment equal to the Black Scholes value of the exchange warrants, calculated in accordance with the terms of the exchange warrants (the “Black Scholes Payment”).

Subject to the terms and conditions set forth in the exchange agreement and in reliance on Section 3(a)(9) of the Securities Act, in lieu of the Black Scholes Payment, ReShape and the investors agreed to exchange all of the exchange warrants for (a) a total of 202 shares of common stock, which was calculated by dividing the Black Scholes Payment by $11,710.2, which was equal to 95% of the closing market price of ReShape’s common stock on The Nasdaq Capital Market on July 16, 2021 and (b) new warrants to purchase up to a total of shares of common stock at an exercise price equal to $11,710.20 with a term of five years.

●	On June 16, 2022, ReShape entered into a warrant exercise agreement with an existing accredited investor to exercise certain outstanding warrants to purchase up to an aggregate of 1,290 million shares of ReShape’s common stock. In consideration for the immediate exercise of the existing warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 1,290 million shares (equal to 100% of the shares of common stock issued in connection with the exercise) of ReShape’s common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act. In connection with the exercise, ReShape also agreed to reduce the exercise price of the existing warrants and 555 remaining unexercised warrants from $17,400.00 to $1,933.14 per share, which is equal to the most recent closing price of ReShape’s common stock on The Nasdaq Capital Market prior to the execution of the warrant exercise agreement.

The new warrants were exercisable immediately upon issuance at an exercise price of $1,933.14 per share and have a term of exercise equal to seven and one-half years. ReShape agreed to file a resale registration statement on Form S-3 within 30 days with respect to the new warrants and the shares of common stock issuable upon exercise of the new warrants. The warrant exercise agreement and the new warrants each include a beneficial ownership limitation that prevents the investor from owning more than 4.99% of ReShape’s outstanding common stock at any time.

The gross proceeds to ReShape from the exercise was approximately $2.5 million, prior to deducting warrant inducement agent fees and estimated offering expenses. ReShape intends to use the remainder of the net proceeds for commercial growth, working capital and general corporate purposes.

Maxim acted as the exclusive warrant inducement agent and financial advisor to ReShape for the exercise. ReShape agreed to pay Maxim an aggregate cash fee equal to 7.0% of the gross proceeds received by ReShape from the exercise.

●	On November 8, 2022, ReShape entered into a securities purchase agreement with a certain institutional investor, pursuant to which ReShape agreed to issue and sell to the investor in a registered direct offering (the “Registered Offering”) (i) 826 shares of our common stock, (ii) 2,500 shares of the Company’s Series D Mirroring Preferred Stock, par value $0.001 per share and stated value of $0.001 per share (the “Series D Preferred Stock”), and (iii) pre-funded warrants to purchase an aggregate of 170 shares of common stock. Each share of common stock was sold at a price of $754.00 per share, each share of Series D Preferred Stock was sold a price of $0.001 per share, and each pre-funded warrant was sold at an offering price of $751.00 per share underlying such pre- funded warrants, for aggregate gross proceeds of $750,000 before deducting the placement agent’s fees and the offering expenses.

Under the securities purchase agreement, ReShape also agreed to issue and sell to the investor in a concurrent private placement warrants to purchase an aggregate of 1,845 shares of common stock. The warrants have an exercise price of $1,933.14 per share, will be exercisable six months following the date of issuance, and will expire five years following the initial exercise date.

Maxim acted as the exclusive placement agent in connection with the offering and received a cash fee equal to 7.0% of the gross proceeds received by ReShape from the sale of the securities in offering, as well as reimbursement for certain expenses, and warrants to purchase up to 50 shares of common stock, which is equal to 5.0% of the aggregate amount of shares of common stock (or common stock equivalents in the form of pre-funded warrants) issued in the offering, at an exercise price of $870.00 per share.

The warrants to purchase an aggregate of 995 shares of common stock were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder and, along with the shares of common stock issuable upon the exercise of such warrants, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.The securities were offered only to an accredited investor.

●	On April 20, 2023, ReShape entered into a Securities Purchase Agreement with a certain institutional investor, pursuant to which ReShape agreed to issue and sell to the investor in a registered direct offering (i) 5,025 shares of our common stock and (ii) pre-funded warrants to purchase an aggregate of 8,782 shares of common stock. Each share of common stock was sold at a price of $178.06 per share and each pre-funded warrant was sold at an offering price of $178.00 per share underlying such pre-funded warrants, for aggregate gross proceeds of approximately $2.46 million before deducting the placement agent’s fees and the offering expenses. Under the Securities Purchase Agreement, the Company also agreed to issue and sell to the investor in a concurrent private placement warrants to purchase an aggregate of 13,806 shares of common stock.

In connection with the offering, ReShape also agreed that certain existing warrants to purchase up to an aggregate of 2,839 shares of common stock that were issued to the Investor, at an exercise price of $870.00 per share, were amended effective upon the closing of the offering so that the amended warrants have an exercise price of $178.06. ReShape’s exclusive placement agent in connection with the offering, Maxim Group LLC, received a cash fee equal to 7.0% of the gross proceeds received by ReShape from the sale of the securities in offering, as well as reimbursement for certain expenses, and warrants to purchase up to 691 shares of common stock, which is equal to 5.0% of the aggregate amount of shares of common stock (or common stock equivalents in the form of pre-funded warrants) issued in the offering, at an exercise price of $196.04 per share. The offering closed on April 24, 2023.

●	On November 21, 2023, ReShape entered into a warrant exercise agreement with an existing accredited investor to exercise certain outstanding warrants to purchase up to an aggregate of 92,802 shares of our common stock. In consideration for the immediate exercise of the existing warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 185,604 shares (equal to 200% of the shares of common stock issued in connection with the exercise) of our common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act. In connection with the exercise, ReShape also agreed to reduce the exercise price of the existing warrants from $14.52 to $13.34 and to reduce the exercise price of the remaining unexercised warrants from either $19.14 or $14.52 to $13.34 per share, which was equal to the most recent closing price of our common stock on the Nasdaq Capital Market prior to the execution of the warrant exercise agreement.

The new warrants became exercisable six months after issuance at an exercise price of $13.34 per share and have a term of exercise equal to five and one-half year. ReShape agreed to file a resale registration statement on Form S-3 within 30 days with respect to the new warrants and the shares of our common stock issuable upon exercise of the new warrants and to hold a meeting of its stockholders to seek approval of the potential reduction of the exercise price of the new warrants on the terms set forth in the new warrants. The existing warrants and the new warrants each include a beneficial ownership limitation that prevents the investor from owning more than 9.99%, with respect to the existing warrants, and 4.99%, with respect to the new warrants, of our outstanding common stock at any time. Maxim Group LLC acted as the exclusive warrant inducement agent and financial advisor to the company for the exercise. ReShape agreed to pay Maxim an aggregate cash fee equal to 6.5% of the gross proceeds received from the exercise.

●	On July 8, 2024, simultaneously with the execution of the Merger Agreement, ReShape, Vyome and Vyome India entered into agreements with certain existing accredited investors, pursuant to which the investors have agreed to purchase up to $7.3 million in securities of ReShape, Vyome and Vyome India. ReShape and the investors are executing and delivering the subscription agreements in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and contemporaneously with the sale of the shares of common stock will execute and deliver a registration rights agreement in substantially the form attached to the subscription agreement.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit	Description

2.1

Agreement and Plan of Merger, dated as of January 19, 2021, by and among Obalon Therapeutics, Inc. Optimus Merger Sub, Inc., and the Company (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2021).

2.2

Agreement and Plan of Merger, dated as of July 8, 2024, by and among ReShape Lifesciences Inc., Vyome Therapeutics, Inc., and Raider Lifesciences Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2024).

2.3

Asset Purchase Agreement, dated as of July 8, 2024, by and between ReShape Lifesciences Inc. and Ninjour Health International Limited (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2024).

3.1	Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to Obalon’s Registration Statement on Form S-1, filed with the SEC on September 26, 2016).
3.2	Certificate of Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Obalon’s Current Report on Form 8-K, filed with the SEC on June 14, 2018).
3.3	Certificate of Second Amendment to the Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Obalon’s Current Report on Form 8-K, filed with the SEC on July 24, 2019).
3.4	Third Amendment to the Amended and Restated Certificate of Incorporation of ReShape (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on June 15, 2021).
3.5	Fourth Amendment to the Amended and Restated Certificate of Incorporation of ReShape (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on June 15, 2021).
3.6

Fifth Amendment to the Amended and Restated Certificate of Incorporation of ReShape (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on December 28, 2022).

3.7

Sixth Amendment to Restated Certificate of Incorporation, as amended, of ReShape Lifesciences Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the SEC on September 24, 2024).

3.8

Certificate of Designation of Preferences, Rights and Limitations of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 3.3 to the Current Report on Form 8-K filed with the SEC on June 15, 2021).

3.9	Amended and Restated Bylaws, effective as of January 16, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 18, 2024).
4.1	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 filed with the SEC on February 3, 2023).
4.2	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 27, 2023).
4.3	Form of Underwriters’ Warrant (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 27, 2023).
4.4

Form of Warrant Agency Agreement between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 27, 2023).

4.5	Form of Common Stock Purchase Warrant and form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on April 26, 2023).
4.6	Form of Common Stock Purchase Warrant and form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the SEC on April 26, 2023).
4.7	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 27, 2023).
4.8	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Company’s Registration Statement on Form S-1 filed with the SEC on September 27, 2023).
4.9

Form of Placement Agent’s Common Stock Purchase Warrant issued October 3, 2023 (incorporated by reference to Exhibit No. 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2023).

4.10	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2022).
4.11	Form of Pre-funded Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2022).
4.12	Form of New Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2022).

Exhibit	Description

4.13	Form of Series A Common Stock Purchase Warrant issued November 28, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2018).
4.14

Form of Pre-Funded Common Stock Purchase Warrant issued November 28, 2018 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2018).

4.15

Form of Placement Agent’s Common Stock Purchase Warrant issued November 28, 2018 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed with the SEC on November 28, 2018).

4.16	Form of Common Stock Purchase Warrant issued September 20, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018).
4.17

Form of Placement Agent’s Common Stock Purchase Warrant issued September 20, 2018 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on September 20, 2018).

4.18	Form of Common Stock Purchase Warrant issued August 3, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 2018).
4.19

Form of Placement Agent’s Common Stock Purchase Warrant issued August 3, 2018 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on August 2, 2018).

4.20	Form of Common Stock Purchase Warrant issued July 12, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2018).
4.21	Form of Placement Agent’s Common Stock Purchase Warrant issued July 12, 2018 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 12, 2018).
4.22	Form of Common Stock Purchase Warrant issued June 21, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2018).
4.23	Form of Placement Agent’s Common Stock Purchase Warrant issued June 21, 2018 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 21, 2018).
4.24	Form of Common Stock Purchase Warrant issued June 8, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2018).
4.25	Form of Placement Agent’s Common Stock Purchase Warrant issued June 8, 2018 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2018).
4.26	Form of Common Stock Purchase Warrant issued April 3, 2018 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 3, 2018).
4.27	Form of Warrant, dated August 16, 2017 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 16, 2017).
4.28

Form of Series C Warrant, dated as of July 8, 2015, by and between the Company and several accredited investors. (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 7, 2015 (File No. 1-33818)).

4.29	Form of Warrant (incorporated herein by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 5, 2015 (File No. 1-33818)).
4.30

Form of Warrant to purchase shares of Common Stock. (incorporated herein by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 filed with the SEC on January 11, 2017 (File No. 333-213704)).

4.31*	Form of Pre-Funded Warrant to purchase shares of Common Stock, dated December 19, 2024.
5.1*	Opinion of Fox Rothschild LLP as to the validity of the securities being registered.
10.1	2022 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 20, 2022).
10.2

Second Amended and Restated 2003 Stock Incentive Plan, as amended on May 23, 2018 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2018).

10.3

Form of Securities Purchase Agreement, dated April 20, 2023, by and between ReShape Lifesciences Inc. and the Investor (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 26, 2023).

10.4

Form of Stock Option Grant Notice and Stock Option Agreement under Second Amended and Restated 2003 Stock Incentive Plan (Incorporated herein by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2017).

10.5

Exclusive License Agreement, dated September 19, 2023, by and between ReShape Lifesciences Inc. and Biorad Medysis Pvt. Ltd. (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 22, 2023).

10.6

Form of Indemnification Agreement entered into by and between ReShape and each of its executive officers and directors. (Incorporated herein by reference to Exhibit 10.17 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed with the SEC on July 6, 2007 (File No. 333-143265)).

Exhibit	Description

10.7

Employment Agreement, dated November 1, 2022, by and between ReShape and Paul F. Hickey (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022).

10.8

Executive Employment Agreement, dated October 29, 2019, by and between ReShape and Thomas Stankovich (incorporated by reference to Exhibit 10.6 to the Annual Report on Form 10-K filed with the SEC on April 17, 2023).

10.9

Retention Bonus Agreement, dated August 2, 2022, between ReShape and Thomas Stankovich (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the SEC on August 2, 2022).

10.10

Lease Agreement, dated March 13, 2023, by and between The Irvine Company LLC and the Company (incorporated by reference to Exhibit 10.8 to the Annual Report on Form 10-K filed with the SEC on April 17, 2023).

10.11

Lease Agreement, entered into January 20, 2017, by and between ReShape Medical, Inc. and San Clemente Holdings, LLC (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K filed with the SEC on April 2, 2018).

10.12

Warrant Exercise Agreement, dated June 16, 2022, by and among ReShape Lifesciences Inc. and the investor party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 23, 2022).

10.13

Form of Securities Purchase Agreement, dated November 8, 2022, by and between ReShape Lifesciences Inc. and the investor party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2022).

10.14

Form of Warrant Amendment Agreement, dated November 8, 2022, by and between ReShape Lifesciences Inc. and the investor party thereto (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 14, 2022).

10.15

Agreement to Amend Series C Convertible Preferred Stock, dated as of July 8, 2024, by and among ReShape Lifesciences Inc. and holders of Series C Convertible Preferred Stock (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2024).

10.16

Form of Subscription Agreement by and between ReShape Lifesciences Inc. and the investors party thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2024).

10.17

Form of Voting and Support Agreement by and among ReShape Lifesciences Inc. and certain stockholders of Vyome Therapeutics, Inc. (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2024).

10.18

Amendment to Employment Agreement, dated July 8, 2024, by and between ReShape Lifesciences Inc. and Paul F. Hickey (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on July 9, 2024).

10.19

Form of Securities Purchase Agreement, dated as of October 16, 2024 by and between the Company and Ascent (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2024).

10.20	Form of Note, dated as of October 16, 2024 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2024).
10.21

Form of Registration Rights Agreement, dated as of October 16, 2024 by and between the Company and Ascent (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2024).

10.22	Form of Security Agreement, dated October 16, 2024 (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2024).
10.23	Form of Guaranty, dated October 16, 2024 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2024).
10.24	Form of Lock-Up Agreement, dated October 16, 2024 (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2024).
10.25	Form of Leak-Out Agreement, dated October 16, 2024 (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2024).
10.26*	Equity Purchase Agreement, dated as of December 19, 2024, by and between the Company and Ascent.
21.1	Subsidiaries of ReShape Lifesciences Inc. (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K filed with the SEC on April 1, 2024),
23.1*	Consent of Fox Rothschild LLP relating to opinion as to validity of the securities being registered (included in Exhibit 5.1 hereto).
23.2*	Consent of RSM US LLP.

Exhibit	Description

24.1*	Power of Attorney (included on the signature page to this registration statement)
107*	Calculation of Filing Fee Table

*Filed herewith.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (ii) and (iii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.
(4)

That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§ 230.430A of Title 17 of the Code of Federal Regulations), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(6)	The undersigned registrant hereby undertakes that:
(i)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the undersigned registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(ii)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on December 19, 2024.

RESHAPE LIFESCIENCES INC.

By:	/s/ Paul F. Hickey
Name: Paul F. Hickey
Title: President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ReShape Lifesciences Inc., a Delaware corporation, hereby constitute and appoint Paul F. Hickey and Thomas Stankovich, and each of them individually, as the true and lawful agent and attorney-in-fact of the undersigned with full power and authority in said agent and attorney-in-fact to sign for the undersigned and in their respective names as an officer/director of the company, any and all amendments (including post-effective amendments) to this registration statement on Form S-1 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Paul F. Hickey	President and Chief Executive Officer and Director (Principal Executive Officer)	December 19, 2024
Paul F. Hickey

	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 19, 2024
/s/ Thomas Stankovich
Thomas Stankovich

/s/ Dan W. Gladney	Director	December 19, 2024
Dan W. Gladney

/s/ Gary D. Blackford	Director	December 19, 2024
Gary D. Blackford

/s/ Lori C. McDougal	Director	December 19, 2024
Lori C. McDougal

/s/ Arda M.Minocherhomjee, Ph.D.	Director	December 19, 2024
Arda M. Minocherhomjee, Ph.D.